UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934

☒	Filed by the Registrant

☐	Filed by a party other than the Registrant

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12

REPUBLIC COMPANIES GROUP, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On behalf of the Board of Directors of Republic Companies Group, Inc. (“Republic”), you are cordially invited to attend a special meeting of stockholders of Republic to be held on December 4, 2006 at 9:00 a.m., local time, at The Alex Hotel, 205 East 45th Street, New York, New York 10017. At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 4, 2006, by and among Arrow Capital US Inc. (“Arrow”), Arrow Subsidiary Corporation, a direct wholly-owned subsidiary of Arrow, Delek Group Ltd., a corporation organized under the laws of Israel, and Republic. In this proxy statement we refer to the Agreement and Plan of Merger as the “merger agreement.” If the merger contemplated by the merger agreement is completed, Republic will become an indirect wholly-owned subsidiary of Delek Group Ltd. and cease to exist as a public company, and you will receive $20.40 in cash (without interest) for each share of Republic common stock that you own immediately prior to the effective time of the merger. This merger consideration represents a premium of approximately 34% over the closing price of $15.22 per share of Republic common stock on August 3, 2006, the last full trading day before the merger was publicly announced, and a premium of approximately 26% over the average closing price of a share of Republic common stock for the 30 trading days prior to August 4, 2006.

The receipt of cash in exchange for your shares of Republic common stock in the merger will constitute a taxable transaction for United States federal income tax purposes. Please read this proxy statement carefully regarding the United States federal income tax consequences of the merger.

Our board of directors has unanimously determined that the merger is fair to, and in the best interests of, Republic and its stockholders and recommends that you vote “FOR” the adoption of the merger agreement at the special meeting.

We cannot complete the merger unless holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting vote to adopt the merger agreement. In connection with the execution of the merger agreement, Greenhill Capital Partners, L.P. and certain affiliated investment funds, Brazos Equity Fund 2000, L.P. and Banc of America Capital Investors SBIC, L.P. entered into a stockholders agreement with Arrow pursuant to which they agreed to vote all of the shares of Republic common stock they have the power to vote, representing approximately 36% of the votes entitled to be cast, in favor of the adoption of the merger agreement. These stockholders also agreed not to sell or transfer any of their shares of Republic common stock prior to the earlier to occur of the effective time of the merger or the date upon which the merger agreement is terminated in accordance with its terms.

Whether or not you plan to be present at the special meeting, please sign and return your proxy as soon as possible in the enclosed self-addressed envelope or submit your proxy by telephone or over the Internet so that your vote will be recorded. Your vote is very important.

We encourage you to read the accompanying proxy statement carefully because it explains the proposed merger, the documents related to the merger and other related matters. You can also obtain other information about Republic from documents that we have filed with the Securities and Exchange Commission. If the merger agreement is adopted by the requisite holders of our common stock, the closing of the merger is expected to occur on the third business day following the date on which all of the conditions to the closing of the merger have been satisfied or waived.

Very truly yours,

Bruce W. Schnitzer

Chairman of the Board

This proxy statement is dated November 1, 2006 and is first being mailed to stockholders on or about November 1, 2006.

5525 LBJ Freeway	•	Dallas, Texas 75240-6241	•	www.RepublicGroup.com	•	“Insuring the Future Since 1903” SM

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD DECEMBER 4, 2006

PLEASE TAKE NOTICE THAT a special meeting of the stockholders of Republic Companies Group, Inc. (“Republic”) will be held on December 4, 2006 at 9:00 a.m., local time at The Alex Hotel, 205 East 45th Street, New York, New York 10017. The purpose of the meeting will be:

(1)	To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 4, 2006, by and among Arrow Capital US Inc. (“Arrow”), Arrow Subsidiary Corporation, a direct wholly-owned subsidiary of Arrow, Delek Group Ltd., a corporation organized under the laws of Israel, and Republic; and
(2)	To transact any other business as may properly come before the special meeting or any adjournment or postponement of the special meeting.

Only those persons who were holders of record of Republic common stock at the close of business on October 23, 2006, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment or postponement thereof. Each stockholder is entitled to one vote for each share of Republic common stock held on the record date. If you own shares through a broker or other nominee and you want to have your vote counted, you must instruct your broker or nominee to vote. The affirmative vote of the holders of a majority of the outstanding shares of Republic common stock entitled to vote is required to adopt the merger agreement. Holders of Republic common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger if they meet certain conditions. See “The Merger—Appraisal Rights” on page 38.

The Republic board of directors unanimously recommends that stockholders vote “FOR” the adoption of the merger agreement at the special meeting.

By Order of the Board of Directors,

Michael E. Ditto, Esq.

Secretary

Dallas, Texas

November 1, 2006

YOUR VOTE IS IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE PROMPTLY COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. YOU MAY ALSO SUBMIT YOUR PROXY BY TELEPHONE OR OVER THE INTERNET. IF YOU HOLD YOUR SHARES THROUGH A BROKER OR OTHER NOMINEE, YOU MAY BE ABLE TO VOTE THROUGH THE INTERNET OR BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS YOUR BROKER OR NOMINEE PROVIDES. RETURNING A SIGNED PROXY WILL NOT PREVENT YOU FROM ATTENDING THE SPECIAL MEETING AND VOTING IN PERSON, IF YOU WISH TO DO SO.

YOU SHOULD NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD.

5525 LBJ Freeway	•	Dallas, Texas 75240-6241	•	www.RepublicGroup.com	•	“Insuring the Future Since 1903” SM

i

PAGE
REPRESENTATIONS AND WARRANTIES	44

COVENANTS; CONDUCT OF OUR BUSINESS PRIOR TO THE MERGER	45

RESTRICTION ON PAYMENT OF DIVIDENDS	48

NO SOLICITATION OF ALTERNATIVE PROPOSALS	48

REGULATORY MATTERS; REASONABLE BEST EFFORTS	49

INDEMNIFICATION AND INSURANCE	50

EMPLOYEE BENEFIT MATTERS	50

OTHER COVENANTS	51

CONDITIONS TO COMPLETION OF THE MERGER	51

TERMINATION	53

TERMINATION FEE	53

DELEK GROUP LTD. GUARANTY	54

EXPENSES	54

AMENDMENT	54

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	55

STOCKHOLDER PROPOSALS	59

OTHER MATTERS	59

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION	59

ANNEXES

Annex A—Agreement and Plan of Merger, dated as of August 4, 2006, by and among Arrow Capital US Inc., Arrow Subsidiary Corporation, Delek Group Ltd. and Republic Companies Group, Inc.	A-1

Annex B—Stockholders Agreement, dated as of August 4, 2006, by among Arrow Capital US Inc. and each of Greenhill Capital Partners, L.P., Greenhill Capital Partners (Cayman), L.P., Greenhill Capital Partners (Executive), L.P., Greenhill Capital, L.P., Brazos Equity Fund 2000, L.P. and Banc of America Capital Investors SBIC, L.P.

B-1

Annex C—Fairness Opinion of Keefe, Bruyette & Woods, Inc.	C-1

Annex D—Section 262 of the Delaware General Corporation Law	D-1

ii

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all of the information that is important to you as a Republic stockholder or that you should consider before voting on the merger. To understand the merger more fully, you should carefully read this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A, before voting on whether to adopt the merger agreement. We prepared and supplied all information in this proxy statement, except for the descriptions of the businesses of Delek Group Ltd., Arrow Capital US Inc. and Arrow Subsidiary Corporation contained in this summary below under the headings “—The Companies” and “The Merger—The Companies,” which were supplied by Delek Group Ltd. We encourage you to carefully read this entire document and the documents to which we have referred you.

The Companies (Page 15)

Republic Companies Group, Inc.

Republic Companies Group, Inc. (“Republic,” “us,” “we” or “our”), through a group of insurance companies and related entities, provides personal and commercial property and casualty insurance products. In our Independent Agents segments, we distribute these products to individuals and small to medium-size businesses through a network of independent agents primarily in Texas, Louisiana, Oklahoma and New Mexico. In our Program Management and Insurance Services segments, we capitalize on our unique combination of charters and licenses to develop and manage target-niche insurance products that are distributed through managing general agents in those and many additional states. Our principal executive offices are located at 5525 LBJ Freeway, Dallas, Texas 75240 and our phone number is (972) 788-6001.

Delek Group Ltd.

Delek Group Ltd. (“Delek”) is the holding company of the Delek group of companies. Delek is incorporated under the laws of Israel and its common stock is traded on the Tel Aviv Stock Exchange under the symbol “DLEKG.” Delek is owned approximately 41% by the public and 59% by Mr. Yitshak Sharon (Tshuva), a resident of Israel, who owns approximately 59% of Delek through private holding companies incorporated in Israel which he beneficially owns. Delek is one of the largest corporations trading on the Tel Aviv Stock Exchange with investments in Israel, Europe and North America. As of December 31, 2005, Delek had approximately $4.4 billion in annual revenues. Delek was incorporated as a public company in October 1999 as part of a corporate reorganization whereby Delek’s activities were separated and divided into three main subsidiaries: Delek Investments and Properties Ltd. (“Delek Investments”); Delek Petroleum Ltd. (“Delek Petroleum”); and Delek Real Estate Ltd. (“Delek Real Estate”). Prior to the reorganization, Delek’s activities were conducted by Delek The Israeli Fuel Corporation Ltd., which was incorporated in December 1951. Delek Investments’ operations are concentrated in the automotive, chemical, infrastructure, energy and insurance sectors. Delek Petroleum’s operations concentrate on the sale of fuel and oil products in Israel and the United States. Delek Real Estate’s operations concentrate on long term real estate investments in western countries (primarily in England, Canada, Sweden, Germany, Switzerland and Finland). Delek’s principal executive offices are located at Bet Adar Building, 7 Giborei Israel St., P.O.B. 8464, New Industrial Park, Netanya (South) 42504, Israel, and Delek’s phone number is +972-9-8638744.

Arrow Capital US Inc.

Arrow Capital US Inc. (“Arrow”) (to be renamed Delek Capital US) was incorporated under the laws of Delaware in August 2006 to be the U.S. holding company for any U.S. insurance operations of Delek. Arrow’s principal executive offices are located at c/o Delek Group Ltd., Bet Adar Building, 7 Giborei Israel St., P.O.B. 8464, New Industrial Park, Netanya (South) 42504, Israel, and Arrow’s phone number is +972-9-8638744.

Arrow Subsidiary Corporation

Arrow Subsidiary Corporation (“Merger Sub”) is a direct wholly-owned subsidiary of Arrow. Merger Sub was incorporated under the laws of Delaware in August 2006 for the sole purpose of facilitating the merger transaction with Republic. Delek will acquire Republic by merging Merger Sub with and into Republic. Merger Sub’s principal executive offices are located at c/o Delek Group Ltd., Bet Adar Building, 7 Giborei Israel St., P.O.B. 8464, New Industrial Park, Netanya (South) 42504, Israel and Merger Sub’s phone number is +972-9-8638744.

The Merger Agreement (Page 42 and Annex A)

Structure and Effective Time; Merger Consideration; Payment Procedures; Treatment of Stock Options, Restricted Stock and Employee Stock Purchase Plan

Under the merger agreement, Merger Sub will merge with and into us, Merger Sub’s separate corporate existence will cease and we will continue as the surviving corporation and as an indirect, wholly-owned subsidiary of Delek. As a result of the merger, our stockholders will receive $20.40 in cash (without interest) for each share of our common stock they own immediately prior to the effective time of the merger, except for stockholders that submit a written demand for appraisal prior to the vote on the adoption of the merger agreement, do not vote or otherwise submit a proxy to adopt the merger agreement and otherwise comply with the appraisal rights procedures under the General Corporation Law of the State of Delaware described in this proxy statement.

Immediately following the effective time of the merger, all outstanding options and other rights to purchase our common stock, except to the limited extent provided in the merger agreement, will be terminated and cancelled in consideration for a cash payment equal to the product of:

•	the excess, if any, of $20.40 over the exercise price of the applicable option or other right, multiplied by

•	the number of shares subject to such option or other right to purchase our common stock.

Each outstanding share of restricted stock will be treated in the same manner as unrestricted stock. The vesting of all outstanding options and other rights to purchase our common stock, shares of restricted stock and deferred phantom investments of restricted stock will be accelerated in connection with the merger in accordance with the merger agreement. With respect to any outstanding offerings under our employee stock purchase plan in effect immediately prior to the effective time of the merger, each participant’s accumulated payroll deductions shall be used to purchase our common stock immediately prior to the effective time of the merger.

No Solicitation of Alternative Proposals

We have agreed that, prior to the termination of the merger agreement in accordance with its terms, we will not directly or indirectly initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, a merger, business combination or similar transaction, have any discussions with or provide confidential information or data to any person relating to a merger, business combination or similar transaction, engage in any negotiations concerning or knowingly facilitate any effort or attempt to make or implement a merger, business combination or similar transaction, or approve, adopt or recommend, or propose to approve, adopt or recommend, or execute or enter into, any letter of intent, reinsurance agreement or other agreement relating to a merger, business combination or similar transaction or propose or agree to do any of the foregoing. However, our board of directors is permitted to engage in discussions and negotiations with, and provide nonpublic information or data to, any person that has made a bona fide unsolicited written proposal regarding a merger, business combination or similar transaction that our board of directors has determined in good faith by majority vote, after consultation with its financial advisor and its outside legal counsel, is, or is reasonably likely to be, a superior proposal, if we and our board of directors comply with the applicable provisions of the merger agreement.

Conditions to Completion of the Merger

Our obligations and the obligations of Arrow and Merger Sub to complete the merger are subject to the satisfaction or waiver of specified conditions set forth in the merger agreement.

Termination of the Merger Agreement

Each of us and Arrow may terminate the merger agreement under specified circumstances set forth in the merger agreement.

Termination Fee if the Merger is Not Completed

The merger agreement requires us to pay Arrow a termination fee of $9.0 million if the merger agreement is terminated prior to the effective time of the merger under certain circumstances. We are required to reimburse Arrow for its documented out-of-pocket fees and expenses related to the merger agreement, in an amount up to $1.5 million, if the merger agreement is terminated as a result of our stockholders’ failure to approve the merger agreement at the special meeting if, at any time after August 4, 2006 and on or before the date of the special meeting, an acquisition proposal with respect to us shall have entered into the public domain or otherwise been communicated to our senior officers or board of directors.

Delek Group Ltd. Guaranty

In the merger agreement, Delek absolutely, unconditionally and irrevocably guaranteed, as principal and not as a surety, the prompt and complete payment in full as and when due and payable by Arrow and Merger Sub of any and all amounts payable by Arrow and Merger Sub under the merger agreement and the prompt and complete performance in full by Arrow and Merger Sub of their respective other obligations under the merger agreement.

The Special Meeting (Page 12)

General; Matters to be Considered

The special meeting of our stockholders will be held on December 4, 2006 at 9:00 a.m., at The Alex Hotel, 205 East 45th Street, New York, New York 10017. At the special meeting, you will be asked to consider and vote upon the adoption of the merger agreement. You may also be asked to transact any other business as may properly come before the special meeting.

Record Date and Quorum; Required Vote

If you owned shares of our common stock at the close of business on October 23, 2006, the record date for the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of our common stock owned on the record date. As of October 23, 2006, there were 14,099,303 shares of our common stock entitled to be voted. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock at the close of business on the record date. A failure to vote your shares of our common stock or an abstention will have the same effect as a vote against the merger.

You may vote by returning the enclosed proxy or submitting your proxy by telephone or over the Internet. If you hold your shares through a broker or other nominee, you must vote in accordance with instructions your broker or nominee provides.

Shares Owned by our Directors, Executive Officers and Certain Stockholders; Stockholders Agreement (Pages 12 and 37 and Annex B)

As of July 31, 2006, our directors and executive officers owned approximately 4.8% of the outstanding shares of our common stock, excluding options and warrants not exercisable within 60 days of such date. As of the date of this proxy statement, each of them has advised us that he or she intends to vote all of his or her shares in favor of adoption of the merger agreement. In connection with the execution of the merger agreement, Greenhill Capital Partners, L.P. (“Greenhill Capital”) and certain affiliated investment funds, Brazos Equity Fund 2000, L.P. and Banc of America Capital Investors SBIC, L.P. (“BACI”) entered into a stockholders agreement with Arrow pursuant to which they agreed to vote all of the shares of our common stock that they have the power to vote, representing approximately 36% of the votes entitled to be cast, in favor of the adoption of the merger agreement. These stockholders also agreed not to sell or transfer any of their shares of our common stock prior to the earlier to occur of the effective time of the merger or the date upon which the merger agreement is terminated in accordance with its terms.

Reasons for the Merger (Page 20)

In the course of reaching its decision to approve the merger and the merger agreement and to recommend that you adopt the merger agreement, our board of directors considered a number of factors in its deliberations. Those factors are described below in this proxy statement.

Recommendation of Our Board of Directors (Page 22)

Our board of directors has unanimously approved and adopted the merger agreement and recommends that our stockholders vote in favor of the adoption of the merger agreement.

Opinion of Keefe Bruyette & Woods, Inc. (Page 22 and Annex C)

In deciding to approve the merger and adopt and approve the merger agreement, our board was advised by our financial advisors, Greenhill & Co., LLC (“Greenhill”), an affiliate of which may be deemed to beneficially own approximately 20% of our outstanding common stock and, as of August 4, 2006, was part of a group that may be deemed to beneficially own approximately 44.7% of our common stock, and Keefe, Bruyette & Woods, Inc. (“KBW”). KBW delivered its oral opinion to our board of directors on August 4, 2006, which opinion was subsequently confirmed in writing by letter dated August 4, 2006, to the effect that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the cash consideration to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to our stockholders.

The full text of KBW’s written opinion is attached to this proxy statement as Annex C and is incorporated by reference into this proxy statement. We encourage you to read this opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion. KBW’s opinion is addressed to our board of directors and was among the many factors considered by our board of directors in deciding to approve the merger.

Delisting and Deregistration of our Common Stock (Page 28)

If the merger is completed, our common stock will be deregistered under the Securities Exchange Act of 1934 and will no longer be traded on The Nasdaq Global Market.

Material United States Federal Income Tax Consequences (Page 28)

If you are a United States Holder, as defined below, of our common stock, the merger will be a taxable transaction to you. For United States federal income tax purposes, your receipt of cash in exchange for your shares generally will cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted tax basis in your shares. If you are a Non-United States Holder of our common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States. See the discussion under “The Merger—Material United States Federal Income Tax Consequences.”

THE FOREGOING IS NOT TAX ADVICE AND DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER. TAX MATTERS ARE COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND UPON THE FACTS OF YOUR PARTICULAR SITUATION. BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, WE URGE YOU TO CONSULT WITH YOUR TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO YOU, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters (Page 31)

The completion of the merger is subject to the expiration or termination of the applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR Act”) and the rules and regulations promulgated thereunder. Pursuant to the HSR Act, on September 20, 2006, each of Republic and Delek filed a Notification and Report Form for Certain Mergers and Acquisitions in connection with the merger with the Antitrust Division of the Department of Justice and the Federal Trade Commission. The filings were subject to a 30-day initial waiting period, for which early termination was granted on October 2, 2006. There is no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

The merger is also subject to state statutes and regulations regarding the insurance industry. State insurance laws generally require that prior to the acquisition of an insurance company, the acquiring party must obtain approval from the insurance commissioner of the insurance company’s state of domicile. Accordingly, Delek has made the necessary applications with the insurance commissioners in Arizona, Oklahoma and Texas, the states of domicile of Republic’s U.S. insurance company subsidiaries. Delek and its affiliates made their Form A filings in Arizona, Oklahoma and Texas on September 5, 2006.

Interests of Certain Persons in the Merger (Page 32)

Our executive officers and directors have interests in the merger that are different from, or in addition to, their interests as Republic stockholders. These interests include:

•	unvested options and restricted stock awards held by executive officers and directors under our stock incentive plans will vest upon completion of the merger and will be cancelled in exchange for cash payments based on the $20.40 per share merger price, as specified in the merger agreement (with the exception of outstanding stock options held by Parker W. Rush that would have an aggregate value equal to $500,000 if they were deemed exercised pursuant to the terms of the merger agreement and converted into the right to receive the merger consideration, which options will remain outstanding after the effective time of the merger);

•	for certain of our executive officers, new employment agreements with Republic Underwriters Insurance Company, our principal insurance subsidiary, to become effective upon the completion of the merger;

•	for all past and present officers and directors, continued indemnification and insurance coverage; and

•	for certain of our officers, the right to vesting pursuant to our nonqualified deferred compensation plan.

Merger Financing; Source and Amount of Funds (Page 38)

Delek intends to finance the merger consideration through a combination of sources. Delek currently anticipates that it will pay up to approximately $245 million of the merger consideration through a combination of one or more of the following: cash on hand; sale of selected traded securities in its securities portfolio; existing credit facilities; and/or new bank loans or proceeds from issuing debt and/or equity. Delek currently anticipates funding the balance of the merger consideration from either (i) the proceeds of debt/bank loan and/or a trust preferred offering by Arrow, Merger Sub, us or Republic Companies, Inc., one of our direct, wholly-owned subsidiaries (“Republic Companies”), or (ii) the proceeds of a bridge loan entered into prior to the effective time of the merger that would be repaid from the proceeds of a debt/bank loan and/or trust preferred offering by Arrow, us or Republic Companies shortly following the effective time of the merger. The final breakdown of any combination of these financing options will depend on decisions to be made by Delek based on market conditions, including interest rates, stock prices and currency exchange rates, the outcome of discussions with rating agencies and a variety of tax considerations.

Appraisal Rights (Page 38 and Annex D)

Under Delaware law, if you do not vote to adopt the merger agreement and you comply with the other statutory requirements of the Delaware General Corporation Law, you may elect to receive, in cash, the judicially determined fair value of your shares of our common stock in lieu of the merger consideration. The judicially determined fair value of your shares could be greater than, the same as, or less than the $20.40 per share merger consideration. The full text of Section 262 of the Delaware General Corporation Law, which addresses appraisal rights, is attached as Annex D to this proxy statement and is incorporated herein by reference.

QUESTIONS AND ANSWERS

Q.	Why am I receiving this proxy statement?

A.	You are being asked to consider and adopt the merger agreement. Under the merger agreement, we will become an indirect wholly-owned subsidiary of Delek and holders of our common stock immediately prior to the effective time of the merger will be entitled to receive $20.40 in cash per share, without interest, for each share of our common stock they own immediately prior to the effective time of the merger. A copy of the merger agreement is attached to this proxy statement as Annex A.

Q.	What will I receive in the merger?

A.	You will receive $20.40 in cash, without interest, for each share of our common stock that you own immediately prior to the effective time of the merger. For example, if you own 100 shares of our common stock immediately prior to the effective time of the merger, you will receive $2,040 in cash in exchange for your shares of common stock.

Q.	Will I own any shares of Republic or Arrow common stock after the merger?

A.	No. You will be paid cash for your shares of our common stock. Our stockholders will not have the option to receive Republic or Arrow common stock in exchange for their shares.

Q.	What happens to stock options and other rights to acquire our common stock in the merger?

A.	All stock options and other rights to acquire our common stock will vest in full at the effective time of the merger, and each vested stock option that is then outstanding will be automatically converted into an amount in cash equal to, for each share of our common stock underlying such option or right, the excess (if any) of $20.40 over the exercise price per share of such option or right, without interest and subject to any applicable withholding taxes (with the exception of outstanding stock options held by Parker W. Rush that would have an aggregate value equal to $500,000 if they were deemed exercised pursuant to the terms of the merger agreement and converted into the right to receive the merger consideration, which options will remain outstanding after the effective time of the merger).

Q.	What do I need to do now?

A.	We urge you to read this proxy statement carefully, including its annexes, and to consider how the merger affects you. After carefully reading and considering the information contained in this proxy statement, please vote your shares of common stock as soon as possible. You may vote your shares by returning the enclosed proxy or submitting your proxy by telephone or over the Internet. In addition, if you hold your shares through a broker or other nominee, you may be able to vote through the Internet or by telephone in accordance with instructions your broker or nominee provides. Your proxy materials include detailed information on how to vote.

Q.	What happens if I do not vote?

A.	The failure to return your proxy card, submit a proxy by telephone or over the Internet or vote in person at the special meeting will have the same effect as voting against adoption of the merger agreement.

Q.	May I vote in person?

A.	Yes. You may vote in person at the special meeting, rather than signing and returning your proxy card, if you own shares in your own name. However, we encourage you to return your signed proxy card or submit your proxy by telephone or over the Internet to ensure that your shares are voted. You may also vote in person at the special meeting if your shares are held in “street name” through a broker or bank provided that you bring a legal proxy from your broker or bank and present it at the special meeting. You may also be asked to present photo identification for admittance.

Q.	How does the Republic board of directors recommend that I vote?

A.	Our board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the merger agreement. You should read “The Merger—Reasons for the Merger” for a discussion of the factors that our board of directors considered in deciding to recommend the adoption of the merger agreement.

Q.	Will I have the right to have my shares appraised if I dissent from the merger?

A.	Yes, you will have appraisal rights. If you wish to exercise your appraisal rights, you must not vote in favor of the adoption of the merger agreement and you must strictly follow other requirements of Delaware law summarized in the section entitled “The Merger—Appraisal Rights” beginning on page 38 of this proxy statement. The full text of Section 262 of the Delaware General Corporate Law, which addresses appraisal rights, is attached as Annex D to this proxy statement and is incorporated herein by reference.

Q.	Where and when is the special meeting?

A.	The special meeting will take place at The Alex Hotel, 205 East 45th Street, New York, New York 10017, on December 4, 2006 at 9:00 a.m. local time.

Q.	What vote of our stockholders is required to adopt the merger agreement?

A.	For us to complete the merger, among other closing conditions, stockholders holding at least a majority of the shares of our common stock outstanding at the close of business on the record date must vote “FOR” the adoption of the merger agreement. A failure to vote or an abstention will have the same effect as a vote against the adoption of the merger agreement.

Q.	Have any of our stockholders, executive officers or directors agreed to vote in favor of the adoption of the merger agreement as stockholders?

A.	As of the date of this proxy statement, all of our executive officers and directors have advised us that they intend to vote “FOR” the adoption of the merger agreement as stockholders. In connection with the execution of the merger agreement, Greenhill Capital and certain affiliated investment funds, Brazos Equity Fund 2000, L.P. and BACI entered into a stockholders agreement with Arrow pursuant to which they agreed to vote all of the shares of our common stock that they have the power to vote, representing approximately 36% of the votes entitled to be cast, in favor of the adoption of the merger agreement. These stockholders also agreed not to sell or transfer any of their shares of our common stock prior to the earlier to occur of the effective time of the merger or the date upon which the merger agreement is terminated in accordance with its terms.

Q.	Is the merger expected to be taxable to me?

A.	The receipt of cash in exchange for shares of our common stock pursuant to the merger agreement will be a taxable transaction for United States federal income tax purposes. Generally, if you are a United States Holder (as defined below), you will recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash received in exchange for shares of our common stock pursuant to the merger agreement and your adjusted tax basis in such shares. If you are a Non-United States Holder (as defined below) of our common stock, the merger generally will not be a taxable transaction to you under U.S. federal income tax laws unless you have certain connections to the United States.

You should read “The Merger—Material United States Federal Income Tax Consequences” beginning on page 28 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters are complicated and the tax consequences of the merger to you will depend upon the facts of your particular situation. Because individual circumstances may differ, we urge you to consult with your tax advisor as to the specific tax consequences of the merger to you, including the applicability of United States federal, state, local, foreign and other tax laws.

Q.	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A.	Yes, but only if you provide instruction to your broker on how to vote. You should follow the directions provided by your broker to vote your shares. If you do not instruct your broker on how to vote, your shares will not be voted, which will have the same effect as voting against the adoption of the merger agreement.

Q.	What do I do if I want to change my vote?

A.	If you want to change your vote, notify our Secretary in writing or submit a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being changed. Allow enough time for your notice or proxy to be delivered prior to the special meeting. You may alternatively attend the meeting and vote in person. If you have instructed a broker to vote your shares, however, you must follow the directions received from your broker to change your vote.

Q.	When is the merger expected to be completed?

A.	In order to complete the merger, we must obtain stockholder approval and satisfy the other closing conditions under the merger agreement. We and Delek anticipate that we will obtain all regulatory approvals and close the merger in 2006. However, no assurances can be given that we will obtain all regulatory approvals (whether in 2006 or next year), obtain stockholder approval or close the merger. See “The Merger Agreement—Conditions to Completion of the Merger.”

Q.	Should I send in my stock certificates now?

A.	No. After the merger is completed, you will receive written instructions for exchanging your Republic stock certificates for the merger consideration. You must return your Republic stock certificates as described in the instructions. DO NOT SEND ANY STOCK CERTIFICATES WITH YOUR PROXY.

Q.	When will I receive the cash consideration for my shares of Republic common stock?

A.	After the effective time of the merger you will receive written instructions, including a letter of transmittal, that explain how to exchange your shares for the cash consideration paid in the merger. When you properly complete and return the required documentation described in the written instructions (including any stock certificates representing your shares), you will promptly receive from the exchange agent payment of the cash consideration for your shares.

Q.	Where can I find more information about Republic?

A.	We file periodic reports and other information with the Securities and Exchange Commission (“SEC”). This information is available at the SEC’s public reference facilities and the Internet site maintained by the SEC at http://www.sec.gov. For a more detailed description of the information available, please see the section entitled “Where You Can Obtain Additional Information” on page 59.

Q.	Who can help answer my questions?

A.	If you have questions about the special meeting or the merger, need assistance submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, you should contact our corporate secretary in writing at Republic Companies Group, Inc., 5525 LBJ Freeway, Dallas, Texas 75240, or by phone at (972) 788-6100. If your broker holds your shares, you should also contact your broker for additional information.

RISK FACTORS

If the merger is not completed, our business could be materially and adversely affected and our stock price could decline.

The merger is subject to customary closing conditions, including the approval by the holders of a majority of our outstanding common stock and certain regulatory agencies, that our financial strength rating by The A.M. Best Company, Inc. is not lower than A- and other closing conditions. Therefore, the merger may not be completed or may not be completed in the expected time period and the merger agreement may be terminated. In that event, if the merger agreement is terminated, the market price of our common stock would likely decline, as we believe that our market price reflects an assumption that the merger will be completed. In addition, our stock price may be adversely affected because we have incurred and will continue to incur significant expenses related to the merger prior to its closing that will not be recovered if the merger is not completed. If the merger agreement is terminated under certain circumstances, we may be obligated to pay Arrow a termination fee of $9.0 million or reimburse Arrow for its expenses in connection with the merger, up to a maximum of $1.5 million. As a consequence of the failure of the merger to be completed, as well as of some or all of these potential effects of the termination of the merger agreement, our business could be materially and adversely affected, making it more difficult to retain employees and existing customers and to generate new business.

The fact that there is a merger pending could have an adverse effect on our business, revenue and results of operations.

While the merger proposal is pending, we are subject to a number of risks that may adversely affect our business, revenue and results of operations, including:

•	the diversion of management and employee attention and the unavoidable disruption to our relationships with our partners and customers may detract from our ability to grow revenues and minimize costs;

•	an unfavorable change in our financial strength rating by The A.M. Best Company, Inc. could cause our revenues and earnings to decrease;

•	significant restrictions in the merger agreement on the conduct of our business prior to completion of the merger, including requiring us to conduct our business only in the ordinary course, may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	some of our employees may choose to terminate their employment with us during this period of uncertainty, thereby disrupting the quality of our service;

•	we may be unable to respond effectively to competitive pressures, industry developments and future opportunities; and

•	we have and will continue to incur significant expenses related to the merger prior to its closing.

The “no solicitation” restrictions and the termination fee provisions in the merger agreement may discourage other companies from trying to acquire us.

While the merger agreement is in effect, subject to specified exceptions, we are prohibited from entering into or soliciting, initiating or encouraging any inquiries or proposals that may lead to a proposal or offer for a merger or other business combination transaction with any person other than Arrow. In addition, pursuant to the merger agreement, we agreed to pay a termination fee to Arrow in specified circumstances. These provisions could discourage other parties from trying to acquire us even though those other parties might be willing to offer greater value to our stockholders than Arrow has offered in the merger agreement. The merger agreement does not, however, prohibit us or our board of directors from considering and potentially approving a bona fide unsolicited written superior proposal from a third party, if we and our board of directors comply with the applicable provisions of the merger agreement.

The merger agreement contains restrictions on our ability to pay future dividends.

Historically, we have paid a dividend of $0.12 per share of our outstanding common stock each fiscal quarter. While the merger proposal is pending, we are restricted in our ability to pay dividends, as more fully described in the section entitled “The Merger Agreement—Restrictions on Payment of Dividends,” and we may not be able to pay dividends with the same frequency or in the same amounts as we have in the past, or at all.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information contained in this proxy statement contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Some of the statements in this proxy statement may include forward-looking statements that reflect our current views with respect to future events and performance. These forward-looking statements may apply to us specifically or the insurance industry in general. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “estimate,” “may,” “should,” “anticipate,” “will” and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to those described under “Risk Factors” and the following:

•	risks that the merger will not be completed;

•	risks that regulatory or stockholder approval may not be obtained for the merger;

•	that the merger is subject to the closing condition that our financial strength rating by The A.M Best Company, Inc. is not lower than A-;

•	legislative or regulatory developments that could have the effect of delaying or preventing the merger;

•	uncertainty as to the timing of obtaining regulatory approvals and clearance;

•	the reaction of our customers, partners and employees to the proposed merger and the consequent effect on our business;

•	risks associated with the industry in which we operate, including competitive and other factors;

•	costs and other effects associated with ongoing litigation; and

•	costs related to the merger, as well as other risks detailed from time to time in the reports we file with the SEC.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee completion of the merger, future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in the forward-looking statements. We disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The forward-looking statements should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and our subsequent Quarterly Reports on Form 10-Q. Our reports on Form 10-K and Form 10-Q are on file with the SEC. Please see “Where You Can Obtain Additional Information” for further information on how to obtain copies of such documents.

All information contained in this proxy statement specifically relating to Delek, Arrow and Merger Sub has been supplied by Delek.

THE SPECIAL MEETING

General

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held at 9:00 a.m., local time, on December 4, 2006, at The Alex Hotel, 205 East 45th Street, New York, New York 10017.

Matters to be Considered

The purpose of the special meeting will be to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of August 4, 2006, by and among Arrow, Merger Sub, Delek and us, which we refer to in this proxy statement as the “merger agreement.” We do not currently expect that any matter other than the proposal to adopt the merger agreement will be brought before the special meeting other than possible postponements or adjournments of the special meeting.

Record Date and Quorum

The holders of record of our common stock as of the close of business on October 23, 2006, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were 14,099,303 shares of our common stock outstanding.

The holders of a majority of the outstanding shares of our common stock on the record date, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. Any shares of our common stock held in treasury are not considered to be outstanding for purposes of determining a quorum. Abstentions and “broker non-votes” will be treated as present for purposes of determining the presence of a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement thereof, unless the holder is present solely to object to the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established.

Required Vote

Each outstanding share of our common stock held of record as of the close of business on the record date entitles the holder to one vote at the special meeting. In order for your shares of our common stock to be included in the vote, you must vote your shares by submitting your proxy by telephone or over the Internet, returning the enclosed proxy card by mail, or voting in person at the special meeting. If you hold your shares through a broker or other nominee, you may receive separate voting instructions from your broker or other nominee with the proxy statement. Your broker or nominee may provide voting through the Internet or by telephone. Please contact your broker to determine how to vote. Votes cast by proxy or in person at the special meeting will be counted by the person appointed by us to act as Inspector of Election for the special meeting.

Completion of the merger requires the adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Because the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting is needed to adopt the merger agreement, the failure to vote by proxy or in person will have the same effect as a vote against the merger agreement. Accordingly, our board of directors urges stockholders to complete, date, sign and return the accompanying proxy card or to submit a proxy by telephone or over the Internet.

Shares Owned by Our Directors, Executive Officers and Certain Stockholders

As of the record date, our directors and executive officers owned, in the aggregate, 654,562 shares of our common stock (excluding options and other rights to acquire our common stock), or approximately 4.6% of the outstanding shares of our common stock. As of the date of this proxy, our directors and executive officers have advised us that they intend to vote all of their shares in favor of the merger agreement as stockholders.

In addition, in connection with the execution of the merger agreement, Greenhill Capital and certain affiliated investment funds, Brazos Equity Fund 2000, L.P. and BACI entered into a stockholders agreement with Arrow pursuant to which they agreed to vote all of the shares of our common stock that they have the power to vote, representing approximately 36% of the votes entitled to be cast, in favor of the adoption of the merger agreement. These stockholders also agreed not to sell or transfer any of their shares of our common stock prior to the earlier to occur of the effective time of the merger or the date upon which the merger agreement is terminated in accordance with its terms.

Proxies; Revocation

Each copy of this document mailed to our stockholders is accompanied by a form of proxy and a self-addressed envelope. You should complete and return the proxy card accompanying this document, or follow the instructions on the proxy card with regard to telephone or Internet voting, to ensure that your vote is counted at the special meeting, or at any adjournment or postponement thereof, regardless of whether you plan to attend the special meeting.

You can revoke your proxy at any time before the vote is taken at the special meeting. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to our Secretary prior to the voting of the proxy, which is dated a later date than the proxy;

•	submitting a properly executed later-dated proxy; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

Written notices of revocation and other communications about revoking your proxy should be addressed to:

Republic Companies Group, Inc.

5525 LBJ Freeway

Dallas, Texas 75240

Attention: Michael E. Ditto, Esq.,

Vice President, General Counsel and Secretary

If your shares are held in street name, you should follow the instructions of your broker or nominee regarding the revocation of proxies. If your broker or nominee allows you to vote by telephone or over the Internet, you may be able to change your vote by voting again by telephone or over the Internet.

All shares represented by valid proxies we receive through this solicitation which are not revoked will be voted in accordance with your instructions on the proxy card. If you make no specification on your proxy card as to how you want your shares voted before signing and returning it, your proxy will be voted “FOR” adoption of the merger agreement. If you vote your shares of our common stock by telephone or over the Internet, your shares will be voted at the special meeting as instructed.

Republic Stock Certificates; Holders of Stock Options and Other Rights to Acquire Our Common Stock

PLEASE DO NOT SEND YOUR COMMON STOCK CERTIFICATES TO US NOW. AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER, THE EXCHANGE AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU. YOU SHOULD SEND YOUR COMMON STOCK CERTIFICATES ONLY IN COMPLIANCE WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

FOR HOLDERS OF STOCK OPTIONS AND OTHER RIGHTS TO ACQUIRE OUR COMMON STOCK, THE EXCHANGE AGENT WILL MAIL A LETTER OF TRANSMITTAL TO YOU AS SOON AS REASONABLY PRACTICABLE AFTER THE EFFECTIVE TIME OF THE MERGER. YOU SHOULD COMPLY WITH THE INSTRUCTIONS THAT WILL BE PROVIDED IN THE LETTER OF TRANSMITTAL.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. Any adjournment may be made without notice, other than by an announcement made at the special meeting. A majority in interest of the stockholders present at the special meeting may adjourn the special meeting. Any signed proxies we receive will be voted in favor of an adjournment in these circumstances, although a proxy voted “AGAINST” the adoption of the merger agreement will not be voted in favor of an adjournment for the purpose of soliciting additional proxies. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Effect of Abstentions and Broker Non-Votes

Absent specific instructions from the beneficial owner of shares of our common stock, brokers may not vote shares with respect to the adoption of the merger agreement. Because the required vote is based upon the number of shares of our common stock outstanding rather than the number of votes cast at the special meeting, failure to vote your shares (including as a result of broker non-votes) and abstentions will have the same effect as a vote against adoption of the merger agreement.

Solicitation of Proxies

We will pay for the costs associated with printing and filing this proxy statement and soliciting proxies for the special meeting. Our officers and employees may solicit proxies by telephone or in person, but will not be paid for soliciting proxies. We also will request that persons and entities holding shares in their names, or in the names of their nominees that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and we will reimburse those holders for their reasonable expenses in performing those services.

THE MERGER

The following discussion contains material information pertaining to the merger. This discussion is subject and qualified in its entirety by reference to the merger agreement and the related documents attached as annexes to this proxy statement. We urge you to read the entirety of those documents as well as the discussion in this proxy statement.

The Companies

Republic Companies Group, Inc.

We provide personal and commercial property and casualty insurance products through a group of insurance companies and related entities. In our Independent Agents segments, we distribute these products to individuals and small to medium-size businesses through a network of independent agents primarily in Texas, Louisiana, Oklahoma and New Mexico. In our Program Management and Insurance Services segments, we capitalize on our unique combination of charters and licenses to develop and manage target-niche insurance products that are distributed through managing general agents in those and many additional states.

Our common stock is traded on The Nasdaq Global Market under the symbol “RUTX.”

Delek Group Ltd.

Delek is the holding company of the Delek group of companies. Delek is incorporated under the laws of Israel and its common stock is traded on the Tel Aviv Stock Exchange under the symbol “DLEKG.” Delek is owned approximately 41% by the public and 59% by Mr. Yitshak Sharon (Tshuva), a resident of Israel, who owns approximately 59% of Delek through private holding companies incorporated in Israel which he beneficially owns. Delek is one of the largest corporations trading on the Tel Aviv Stock Exchange with investments in Israel, Europe and North America. As of December 31, 2005, Delek had approximately $4.4 billion in annual revenues. Delek was incorporated as a public company in October 1999 as part of a corporate reorganization whereby Delek’s activities were separated and divided into three main subsidiaries: Delek Investments; Delek Petroleum; and Delek Real Estate. Prior to the reorganization, Delek’s activities were conducted by Delek The Israeli Fuel Corporation Ltd., which was incorporated in December 1951. Delek Investments’ operations are concentrated in the automotive, chemical, infrastructure, energy and insurance sectors. Delek Petroleum’s operations concentrate on the sale of fuel and oil products in Israel and the United States. Delek Real Estate’s operations concentrate on long term real estate investments in western countries (primarily in England, Canada, Sweden, Germany, Switzerland and Finland).

Arrow Capital US Inc.

Arrow was incorporated under the laws of Delaware in August 2006 to be the U.S. holding company for any U.S. insurance operations of Delek.

Arrow Subsidiary Corporation

Merger Sub is a direct wholly-owned subsidiary of Arrow. Merger Sub was incorporated under the laws of Delaware in August 2006 for the sole purpose of facilitating the merger transaction with Republic. Delek will acquire Republic by merging Merger Sub with and into Republic.

Background of the Merger

Our board and senior management periodically have reviewed and assessed our business strategy, the various trends and conditions affecting our business generally and a variety of strategic and business alternatives available to us, including the possibility of selling our company if an attractive offer was forthcoming.

On or about April 28, 2006, Alejandro Przygoda of UBS Securities LLC (“UBS”) called Scott L. Bok, a member of our board and a representative of Greenhill Capital, the beneficial owner of approximately 20% of our common stock, to indicate that UBS’ client, Delek, had surveyed a range of U.S. insurance companies and was interested in exploring an acquisition of our stock.

Subsequent to UBS’ initial call to Mr. Bok, several telephone conversations occurred between Mr. Bok and Mr. Przygoda to discuss Delek and the nature of its interest in us.

On May 4, 2006, Mr. Bok informed Bruce W. Schnitzer, chairman of our board, and Parker W. Rush, our president and chief executive officer and a member of our board, of his calls with UBS.

On May 16, 2006, Danny Guttman, chief executive officer of Delek Capital Ltd. (“Delek Capital”), a subsidiary of Delek, Mr. Przygoda and other representatives of Delek and UBS met with Mr. Rush and Mr. Bok at the offices of Greenhill in New York. At the meeting, Mr. Guttman described Delek and its interest in making an investment in an insurance company based in the U.S. No terms of any potential transaction were discussed at the meeting. Mr. Bok left the meeting and during the ensuing discussion, Mr. Guttman informed Mr. Rush that Delek would only be interested in purchasing the shares held by our largest stockholders.

At a dinner attended by the board in New York on May 16, 2006, Mr. Bok informed our directors that Delek had approached him and that Mr. Bok and Mr. Rush had attended an introductory meeting with Delek. Mr. Rush informed our directors that Delek had expressed an interest only in the purchase of shares held by our largest stockholders. The directors indicated they would not be receptive to such an approach.

On May 17, 2006, at our annual board meeting held in New York, the board met in executive session to consider Delek’s contact with us.

On May 22, 2006, Mr. Guttman and Steven Friedman of UBS called Mr. Rush and Martin B. Cummings, our chief financial officer and vice president, to ask follow-up questions about us.

On May 31, 2006, Mr. Guttman called Mr. Bok to confirm that Delek was only interested in buying a majority of our common stock from our largest stockholders, leaving the stock owned by our other stockholders in place. In the first mention of price, Mr. Guttman indicated that Delek would be willing to pay approximately $18.00 to $20.00 per share for the stock. Mr. Bok responded that in his view our largest stockholders would only be interested in a transaction in which Delek purchased all of our common stock. Mr. Bok also expressed dissatisfaction with Delek’s indicated price range.

On June 1, 2006, Mr. Bok informed the board of his call with Mr. Guttman and stated his belief that a transaction was unlikely to occur.

Mr. Guttman sent Mr. Rush an e-mail on June 4, 2006 expressing disappointment with Mr. Bok’s reaction to Delek’s offer.

On June 20, 2006, Mr. Rush and Mr. Guttman continued to discuss a possible price for our stock. The conversations were inconclusive.

Later that day, Mr. Rush informed Mr. Bok of his conversation with Mr. Guttman. Subsequently, Mr. Bok contacted Mr. Przygoda to inquire if Delek would increase its price range.

On July 4, 2006, Mr. Guttman called Mr. Bok and indicated Delek’s willingness to pay $20.00 per share for all of our outstanding shares of common stock. Mr. Bok pressed Mr. Guttman for an offer of $21.00 per share.

On July 7, 2006, Messrs. Bok, Rush and board member Robert H. Sheridan, III, a representative of one of our largest stockholders, BACI, held a telephone conference to discuss Delek’s offer. Following the telephone conference, Mr. Rush called Mr. Przygoda to assess Delek’s interest in pursuing an offer.

On or about July 9, 2006, Mr. Bok had further conversations with Mr. Guttman, Mr. Friedman and Mr. Przygoda with respect to a potential purchase price. In the course of these conversations, Delek indicated that it would under certain circumstances offer $20.50 per share for all of our common stock. On the basis of these conversations, on July 13, 2006, Messrs. Guttman, Przygoda, Rush, Bok, Cummings and other representatives and advisors of the parties met at the offices of Greenhill in New York. During the meeting, Mr. Guttman requested that we, together with Greenhill Capital and BACI, enter into an exclusivity agreement under which we and those stockholders would agree not to solicit offers from, provide information to, or enter into discussions with other potential acquirers of any significant portion of our business or a majority of our outstanding common stock for 45 days, a period that was subsequently negotiated to 37 days. Mr. Guttman insisted on such an exclusivity agreement before Delek would conduct due diligence or further negotiations to acquire our common stock. He also stated that Delek would not participate in an auction of our common stock.

Later on July 13, 2006, an informal telephone conference was held to inform our board of developments with Delek.

On July 17, 2006, Mr. Guttman indicated to Mr. Bok that Delek would be willing to pay $20.50 per share for all of our common stock, subject to a two-week due diligence review and negotiation of (i) exclusivity agreements with Greenhill Capital, BACI and us, (ii) a merger agreement and (iii) an agreement with our largest stockholders, which we call the “stockholders agreement,” under which they would agree, among other things, to vote in favor of the adoption of the merger agreement.

On July 18, 2006, we provided drafts of a confidentiality agreement and an exclusivity agreement to Delek.

On July 19, 2006, the audit committee of the board, comprised of Robert H. Kullas, Patrick K. McGee and John L. Ware, met telephonically with Mr. Rush and other members of our senior management to consider issues related to Delek, including the retention of financial advisors for the proposed transaction. Mr. Rush proposed that we retain Greenhill as financial advisor and KBW to render a fairness opinion. Mr. Rush proposed Greenhill based on its familiarity with us, its experience in transactions of this nature, its willingness to perform the financial advisory services for us at a competitive rate and the favorable results of Mr. Bok’s negotiations up to that point. Because an affiliate of Greenhill beneficially owned approximately 20% of our common stock and had one of its executives (Mr. Bok) serving on our board, Mr. Rush and the audit committee believed that we should retain a non-affiliated advisory firm, rather than Greenhill, to render a fairness opinion. Mr. Rush suggested KBW for this purpose based on its familiarity with us, its experience in transactions of this nature and its willingness to render the fairness opinion to us at a competitive rate. After considering all these factors, the audit committee unanimously agreed to recommend to the board that Greenhill be retained as our financial advisor and KBW be retained to render a fairness opinion, upon the condition that the directors receive confirmation from external sources that the fees to be paid to Greenhill in connection with the proposed transaction, when aggregated with the fees to be paid to KBW for it to render a fairness opinion, were at or below the market range for a transaction of this size and nature.

Following the audit committee meeting on July 19, 2006, the board convened a special telephonic meeting to consider discussions with Delek. Following the board’s approval to retain Vinson & Elkins, L.L.P. (“Vinson & Elkins”) as outside legal counsel in connection with the proposed transaction with Delek, attorneys from Vinson & Elkins joined the meeting telephonically and described the board’s fiduciary duties in considering our strategic alternatives, including the possibility of selling the company.

The board also discussed Delek’s requirement that we and certain of our stockholders enter into exclusivity agreements with Delek. After a discussion of a number of factors, including the premium being proposed by Delek, the board unanimously authorized our officers to negotiate the terms of an exclusivity agreement. The board also authorized our senior management to continue discussions and negotiations with Delek to determine whether a merger was possible on satisfactory terms and conditions.

At the meeting, the board also considered the audit committee’s recommendation that we retain KBW to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock in connection with the proposed transaction. The board discussed the qualifications and experience of KBW and determined that KBW was qualified to render such an opinion. The board then authorized Mr. Rush to negotiate an engagement agreement with KBW to retain KBW to render a fairness opinion in connection with the proposed transaction.

Also at the July 19th board meeting, the board considered the audit committee’s recommendation that we retain Greenhill as our financial advisor in connection with the proposed transaction. The board approved the retention of Greenhill to act as our financial advisor upon the condition that the directors receive confirmation from external sources that the fees to be paid to Greenhill in connection with the proposed transaction, when aggregated with the fees to be paid KBW for it to render a fairness opinion, were at or below the market range for a transaction of this size and nature. The board delegated to the audit committee the determination of whether the aggregate fees proposed by Greenhill and KBW were at or below market. The board also authorized Mr. Rush to finalize the terms of the engagement agreement with Greenhill. Mr. Bok was not present during discussions of the retention of Greenhill.

Subsequent to the July 19th board meeting, the audit committee reviewed information from external sources confirming that the fees to be paid to Greenhill in connection with the proposed transaction, when aggregated with the fees to be paid to KBW for it to render a fairness opinion, were at the low end, or below, the market range for a transaction of this size and nature.

During the week of July 17th, we entered into a confidentiality agreement with Delek Capital and we, Greenhill Capital and BACI entered into exclusivity agreements with Delek Capital. The exclusivity period under those agreements was to terminate on the earlier of 37 days from the date of the agreement or the date we entered into a definitive acquisition agreement.

On July 25, 2006, we gave Delek and its advisors access to a virtual online data room for purposes of conducting due diligence, and from July 26 until July 28, 2006, Delek and its advisors attended management presentations at the offices of Vinson & Elkins in Dallas, Texas.

On July 28, 2006, Mr. Rush and Greenhill finalized the terms of an agreement to retain Greenhill as our financial advisor in connection with the proposed transaction, subject to the determination by the audit committee that the proposed fees to be paid to Greenhill in connection with the proposed transaction, when aggregated with the fees to be paid KBW for it to render a fairness opinion, were at or below market.

On August 1, 2006, we and KBW entered into an engagement agreement for KBW to render a fairness opinion in connection with the proposed transaction.

Between July 31, 2006 and August 4, 2006, our senior management, together with attorneys from Vinson & Elkins and representatives of Greenhill, negotiated the terms of the merger and stockholders agreements with Delek, UBS and LeBoeuf, Lamb, Greene & MacRae LLP, Delek’s legal counsel. During these negotiations, Mr. Bok told representatives of Delek that the termination fee of $15.0 million proposed by Delek was unacceptable and proposed reducing the fee to $6.0 million. Ultimately, the parties agreed to a $9.0 million termination fee. Delek also emphasized that obtaining a stockholders agreement from Greenhill Capital, its affiliates, BACI and Brazos Equity Fund 2000, L.P. to vote in favor of the proposed merger, was a condition to Delek’s signing a definitive merger agreement.

On August 2, 2006, the board held a meeting at the offices of Greenhill in New York. Representatives of Vinson & Elkins attended the meeting and gave a presentation regarding the fiduciary duties of the board in considering our strategic alternatives, including the possibility of selling the company. Attorneys from Vinson & Elkins also described the material terms of the proposed merger agreement.

Representatives of Greenhill then joined the meeting and gave a valuation analysis of our company, including various valuation methodologies and valuation ranges implied by each of the methodologies. Greenhill also presented an analysis of key industry data, precedent transactions and historical merger and acquisition activity. After the presentation, Greenhill’s representatives, other than Mr. Bok, left the meeting.

Representatives of KBW then joined the meeting and reviewed certain quantitative valuation methodologies applied by KBW, including comparing of the terms and pricing of the proposed transaction with Delek with those of business combination transactions of similar size and nature. KBW analyzed the valuation of our common stock and described the factors that it considered in assessing the fairness of the merger consideration to our stockholders. After their presentation, KBW’s representatives left the meeting.

Next, the board discussed our strategic alternatives, including, among other alternatives, seeking other possible bidders. Mr. Bok confirmed that Mr. Guttman had informed him that Delek would not engage in a competitive bidding process. Our board also considered, among other factors discussed in “—Reasons for the Merger,” that Delek’s proposed offer price represented a premium in excess of 35% to our then current market price. Following additional discussion, our board determined not to initiate a competitive bidding process based in part on the attractive price proposed by Delek, Delek’s representation and the board’s belief that the pursuit of such a process would cause Delek to cease efforts to acquire us and the inclusion in the merger agreement of provisions enabling us, under specified conditions, to consider and accept a superior proposal to sell the company. Our board also directed our senior management to continue negotiations with Delek, subject to satisfactory resolution of certain deal protection provisions.

The board then met in executive session during which Mr. Bok informed the board that Delek had conditioned its signing of the proposed merger agreement upon Mr. Rush and certain other members of our management entering into employment agreements with a subsidiary of the surviving corporation in the proposed transaction. After discussion, the board authorized the negotiation of the employment agreements with Delek.

The board reconvened and, after deliberation and consideration of various issues related to the merger, authorized our management and representatives to continue to negotiate, and to finalize the terms of, the merger agreement and the stockholders agreement. The board also authorized Mr. Rush to finalize the terms of the employment agreements with certain members of our management, including Mr. Rush.

Following the board meeting, we continued discussions with Delek. On August 3, 2006, Mr. Guttman informed Mr. Bok that, as a result of its due diligence review, Delek was now prepared to pay only $20.30 per share for our common stock. After negotiations, our and Delek’s representatives agreed, subject to approval of our board, upon a price of $20.40 per share of our common stock.

On August 4, 2006, our board met to discuss the per share price and the other terms and conditions of the proposed merger. Attorneys from Vinson & Elkins participated in the meeting and described the material terms of the proposed merger agreement.

Representatives of Greenhill then joined the meeting and discussed certain information regarding our valuation and the per share price of $20.40.

A representative of KBW then joined the meeting and gave an updated presentation to the board regarding KBW’s analysis of our company and the proposed transaction with Delek. At the meeting, KBW delivered its oral opinion to the board, which was subsequently confirmed in writing, as of August 4, 2006, to the effect that, as of such date and based upon and subject to the assumptions and limitations set forth in the opinion, the merger consideration of $20.40 per share in cash to be received by our stockholders in the merger was fair, from a financial point of view, to our stockholders.

After further discussion, the board determined that the proposed transaction with Delek, including the merger agreement and the merger consideration of $20.40 per share, was advisable and should be approved. The board also discussed the terms of the employment agreements offered to Messrs. Rush, Cummings, Ditto, Robert S. Howey and Frank A. Vaccaro, and determined that such terms were fair and reasonable and should be entered into by a subsidiary of the surviving corporation in the proposed merger conditioned upon the consummation of the merger. The board unanimously approved the merger agreement and the employment agreements.

Later on August 4, 2006, the parties executed the merger agreement, Arrow Capital US Inc. entered into the stockholders agreement with each of Greenhill Capital, Greenhill Capital Partners (Cayman), L.P., Greenhill Capital Partners (Executives), L.P., Greenhill Capital, L.P., Brazos Equity Fund 2000, L.P. and BACI, and we issued a press release announcing the proposed merger.

Reasons for the Merger

In considering the merger with Arrow, our board of directors consulted with Greenhill and KBW regarding the financial aspects of the merger and sought and received KBW’s written opinion as to the fairness, as of the date of such opinion, from a financial point of view, of the merger consideration to be received by our stockholders in the merger, which opinion is described below under “—Opinion of Keefe, Bruyette & Woods, Inc.” Our board of directors also consulted with representatives of Vinson & Elkins, our outside legal counsel, regarding the fiduciary duties of the members of our board of directors and the terms of the merger agreement and related agreements. Based on these consultations and opinions, and the factors discussed below, our board of directors determined that the merger and the merger agreement are fair to, and in the best interests of, our stockholders, and that the merger agreement and the merger are advisable, and recommended that our stockholders vote to adopt the merger agreement.

In the course of reaching that determination and recommendation, our board of directors considered a number of potentially positive factors in its deliberations, including the following:

•	the current and historical market prices of our common stock and the fact that the $20.40 per share to be paid in the merger represents a premium of approximately 34% to the closing price on August 3, 2006, the last trading day before we signed the merger agreement, a premium of approximately 26% to the average closing price for the 30 trading days ended August 3, 2006, a premium of 27% to the average closing price for the 90 trading days ended August 3, 2006, a premium of 13% to the 52-week high closing price for the 12-month period ended August 3, 2006, and a premium of 71% to the 52-week low closing price for the 12-month period ended August 3, 2006;

•	the possible alternatives to the sale of the company, including continuing to operate the company on a stand-alone, independent basis, pursuing strategic acquisitions, engaging in a leveraged recapitalization or pursuing a leveraged growth strategy and the risks associated with such alternatives, each of which the board determined not to pursue in light of its belief that the merger was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders;

•	the fact that the final $20.40 per share price represented an increase of $2.40 per share over the initial price orally proposed by Arrow;

•	the board’s belief that we obtained the highest price per share that Arrow is willing to pay;

•	the board’s assessment as to the low likelihood that a third party would offer a higher price than Arrow;

•	the fact that there are no financing conditions to Arrow’s obligation to complete the merger;

•	the fact that the merger would be subject to the approval of our stockholders;

•	the fact that the merger consideration is all cash, so that the transaction will allow our stockholders to immediately realize what the board believes is a fair value, in cash, for their investment and will provide our stockholders certainty of value for their shares;

•	the board’s belief that a sale of the company would provide an efficient alternative for value realization for our stockholders and eliminate the need for us to focus on short term earnings targets to maintain our valuation;

•	the financial advice of Greenhill and KBW, including KBW’s opinion, dated August 4, 2006, to the board as to the fairness from a financial point of view, to our stockholders of the consideration to be received by the holders of our common stock, as more fully described below under “—Opinion of Keefe, Bruyette & Woods, Inc.”;

•	the board’s concern that future adverse changes in law or the regulatory environment could adversely affect our business;

•	the financial and other terms and conditions of the merger agreement as reviewed by the board with its legal and financial advisors and the fact that they were the product of arm’s-length negotiations between the parties;

•	the terms of the merger agreement, including without limitation:

•	the limited number and nature of the conditions to our obligation to consummate the merger and the limited risk of non-satisfaction of such conditions, including that for purposes of the merger agreement the condition regarding the accuracy of our representations and warranties will be deemed satisfied as long as any inaccuracies, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect with respect to us;

•	the provisions of the merger agreement that allow the board, under certain limited circumstances, to withdraw its recommendation that our stockholders vote in favor of the adoption of the merger agreement if the board concludes in good faith (after consultation with its outside legal advisors) that the failure of the board to do so would cause it to violate its fiduciary duties under applicable law;

•	the provisions of the merger agreement that allow us to terminate the merger agreement in order to accept a financially superior proposal (subject to certain conditions contained in the merger agreement and paying Arrow a termination fee of $9.0 million);

•	the conclusion of the board that the termination fee of $9.0 million, payable in the event that the merger agreement is terminated under certain circumstances, and the circumstances under which such fee is payable, were reasonable in light of the benefits of the merger and customary levels for termination fees;

•	the conclusion of the board that our obligation to reimburse Arrow for its documented out-of-pocket expenses of up to $1.5 million, payable in the event that the merger agreement is terminated under certain circumstances, and the circumstances under which such amount is payable, were reasonable in light of the benefits of the merger;

•	Delek’s guaranty to us of the prompt and complete payment in full by Arrow and Merger Sub of any and all amounts payable by Arrow and Merger Sub under the merger agreement and the prompt and complete performance in full by Arrow and Merger Sub of their other obligations under the merger agreement; and

•	the availability of appraisal rights to holders of our common stock who comply with all of the required procedures under Delaware law, which allow such holders to seek appraisal of the fair value of their shares.

Our board of directors also considered a number of potentially countervailing factors in its deliberations concerning the merger, including the following:

•	we did not contact additional potential buyers as part of a sale process prior to signing the merger agreement;

•	the merger might not be completed in a timely manner or at all;

•	the merger is subject to the closing condition that our financial strength rating by The A.M Best Company, Inc. not be lower than A-;

•	the interests of certain of our executive officers and directors in the merger (see “—Interests of Certain Persons in the Merger”);

•	we will no longer exist as an independent, publicly traded company, and our stockholders will not participate in any of our future earnings or growth and will not benefit from any further appreciation in our value;

•	the restrictions on the conduct of our business prior to completion of the merger, including requiring us to conduct our business only in the ordinary course, subject to specific limitations or Arrow’s consent, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	the merger consideration consists of cash and will, therefore, be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on our ability to solicit or engage in discussions or negotiations with a third party regarding specified transactions and the requirement that we pay Arrow a termination fee of $9.0 million or reimburse Arrow for its documented out-of-pocket expenses up to $1.5 million if the merger agreement is terminated under certain circumstances;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters while working to implement the merger; and

•	the possibility of management and employee disruption associated with the merger and the potential effect on our business and customer relationships.

The preceding discussion is not meant to be an exhaustive description of the information and factors considered by our board of directors but is believed to address the material information and factors considered. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, our board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination. In considering the factors described above, individual members of our board of directors may have given different weight to different factors.

Recommendation of Our Board of Directors

At a meeting on August 4, 2006, our board of directors unanimously determined that the merger is fair to, and in the best interest of, our stockholders and that the merger is advisable, and approved the merger agreement and recommended that our stockholders vote in favor of the adoption of the merger agreement.

Opinion of Keefe, Bruyette & Woods, Inc.

Greenhill and KBW serve as our financial advisors. We engaged KBW to render an opinion as to the fairness, from a financial point of view, of the consideration to be received by the holders of our common stock in connection with the proposed transaction. We selected KBW because KBW is a nationally-recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with us and our business. As part of its investment banking business, KBW is continually engaged in the valuation of insurance businesses and their securities in connection with mergers and acquisitions.

On August 2, 2006, our board of directors held a meeting to evaluate the merger with Delek. At this meeting, KBW reviewed the financial aspects of the proposed merger with our board of directors. On August 4, 2006, our board of directors held another meeting to evaluate, and to vote upon, the merger. At this meeting, KBW updated its analysis and delivered its oral opinion (subsequently confirmed in writing) that the consideration to be received by our stockholders in the merger was fair to our stockholders from a financial point of view. Our board of directors approved the merger agreement at this meeting.

The full text of KBW’s opinion, dated August 4, 2006, is attached as Annex C to this proxy statement. Holders of our common stock are encouraged to read KBW’s opinion carefully in its entirety for a discussion of the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by KBW in connection with rendering its opinion. KBW’s opinion speaks only as of the date of the opinion. The opinion is directed to our board of directors and addresses only the fairness, from a financial point of view, of the merger consideration to our stockholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to our stockholders as to how the stockholders should vote on the merger agreement or any related matter.

In connection with its opinion, KBW reviewed and analyzed the merger and the financial and operating condition of us and Delek, including among other things, the following:

•	the merger agreement;

•	the stockholders agreement, dated as of August 4, 2006, by and among Arrow, Greenhill Capital, Greenhill Capital Partners (Cayman), L.P., Greenhill Capital Partners (Executive), L.P., Greenhill Capital, L.P., Brazos Equity Fund 2000, L.P. and BACI;

•	our annual report to stockholders and our annual report on Form 10-K for the year ended December 31, 2005;

•	the definitive final prospectus filed pursuant to Rule 424(b) of the Securities Act of 1933 dated August 3, 2005 relating to our initial public offering;

•	certain interim reports and other communications from us to our stockholders and our quarterly reports on Form 10-Q;

•	the English translation of Delek’s annual report for the year ended December 31, 2005;

•	Delek’s board of directors report on the state of company affairs for the first three months of 2006;

•	the historical stock prices and trading volumes of our common stock; and

•	other financial information concerning our businesses and operations and those of Delek furnished to KBW by us and Delek for purposes of KBW’s analysis.

KBW also held discussions with our senior management regarding our past and current business operations, regulatory relations, financial condition and future prospects and such other matters as KBW deemed relevant to its inquiry. In addition, KBW considered such financial and other factors as it deemed appropriate under the circumstances, including, among others, the following:

•	the historical and current financial position and results of operations of us and Delek;

•	the assets and liabilities of us and Delek;

•	the nature and terms of certain other merger transactions involving insurance and insurance holding companies; and

•	such other studies and analyses as it considered appropriate.

KBW also took into account its assessment of general economic, market and financial conditions and its experience in other transactions, as well as its experience in securities valuation and knowledge of the insurance industry generally. KBW’s opinion was necessarily based upon conditions as they existed and could be evaluated at the time of delivery of its opinion.

In conducting its review and arriving at its opinion, KBW relied upon the accuracy and completeness of all of the financial and other information provided to it or publicly available and did not assume any responsibility for independently verifying the accuracy or completeness of any such information. KBW relied upon our management as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefore) provided to it, and KBW assumed that such forecasts and projections reflected the best currently available estimates and judgment of our management and that such forecasts and projections would be realized in the amounts and in the time periods estimated by our management. KBW is not an expert in the independent verification of the adequacy of reserves for loss and loss adjustment expenses and assumed that our aggregate reserves for loss and loss adjustment expenses were adequate to cover such losses.

For purposes of rendering its opinion, KBW assumed, in all material respects:

•	that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification or amendment of any material term, condition or agreement;

•	that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Arrow or us; and

•	that the final terms of the merger agreement did not vary materially from those set forth in the draft reviewed by KBW.

KBW’s opinion does not address the relative merits of the merger as compared to any alternative transactions that might exist for us or the effect of any other transaction in which we might engage. In addition, KBW’s opinion was among several factors taken into consideration by our board of directors in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of our board of directors with respect to the fairness of the merger consideration.

The following is a summary of the material analyses presented by KBW to our board of directors on August 2, 2006 in connection with its review of the financial considerations of the merger, and updated on August 4, 2006 when the opinion was delivered orally and confirmed in writing. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to our board of directors, but summarizes the analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. KBW did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion; rather KBW made its determination as to the fairness of the per share consideration on the basis of its experience and professional judgment, after considering the results of all of its analyses taken as a whole. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone do not constitute a complete description of KBW’s financial analyses.

Summary of Proposal. KBW reviewed the financial terms of the proposed transaction. Pursuant to the merger agreement, each share of our common stock will be converted into the right to receive $20.40 in cash. Assuming our current levels of profitability, each share of common stock will continue to receive quarterly dividends through the closing of the transaction. Delek unconditionally guaranteed payment of the merger consideration and there is no financing contingency in the agreement.

Historical Stock Trading Analysis. KBW reviewed the historical trading prices and volumes for the shares of our common stock for the period from August 3, 2005 through August 3, 2006. KBW’s analysis showed the following concerning the offer price relative to historical prices of our common stock:

	Republic	Offer Price Premium
Prior day price	$15.22	34.0%
20 day average price	$16.10	26.7%
52 week high	$18.03	13.1%
52 week low	$11.90	71.4%
Initial public offering price	$14.00	45.7%

Selected Peer Group Analysis. Using publicly available information, KBW compared our financial performance, financial condition and market valuation to those of a group of comparable, property-casualty companies.

Companies included in the group of property-casualty companies were:

•	Hanover Insurance Group, Inc.

•	Ohio Casualty Corporation

•	Selective Insurance Group, Inc.

•	Alfa Corporation

•	State Auto Financial Corporation

•	Harleysville Group Inc.

•	United Fire & Casualty Company

•	Donegal Group Inc.

•	EMC Insurance Group Inc.

To perform this analysis, KBW used financial information as of and for the quarter ended June 30, 2006, with the exception of Alfa Corporation, which information was as of and for the quarter ended March 31, 2006. Market price information was as of August 3, 2006, and 2006 and 2007 earnings per share estimates were mean estimates taken from First Call, a nationally recognized earnings per share estimate consolidator.

KBW’s analysis showed the following concerning our financial performance and financial condition:

	Republic	Group Average	Group Median
2006 to 2007 estimated earnings per share growth	11.0%	3.8%	4.2%
2006 estimated return on equity (excluding FAS 115) (1)	14.5%	13.3%	13.1%
2007 estimated return on equity (excluding FAS 115)	14.4%	12.3%	12.1%
Debt and preferred to total capital ratio	23.5%	14.8%	13.1%

(1)	Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” is referred to herein as “FAS 115.” KBW used this measurement because, under Generally Accepted Accounting Principles (“GAAP”), unlike fixed income assets available for sale, liabilities are not marked to market. This difference in treatment can distort certain operating measures.

KBW’s analysis showed the following concerning our market valuation:

	Republic At Market		Merger Proposal		Group Average		Group Median
Stock price to GAAP book value per share (excluding FAS 115)	1.25	x	1.68	x	1.48	x	1.52	x
Stock price to last twelve months operating earnings per share (1)	10.7	x	14.4	x	11.2	x	10.8	x
Stock price to 2006 estimated earnings per share	8.4	x	11.2	x	11.2	x	10.7	x
Stock price to 2007 estimated earnings per share	7.5	x	10.1	x	10.9	x	10.3	x
Dividend yield	3.2%		NA		1.7%		1.7%

(1)	Operating earnings per share exclude realized gains and losses tax-effected at 35% because, in general, insurance companies do not consider the generation of realized gains from their investment portfolios as part of their core operations.

KBW also performed a regression analysis comparing the 2007 estimated return on equity for the comparable companies to the price to book value per share multiple excluding FAS 115. This analysis indicated that based on our estimated return on equity of 14.4% for 2007, our implied book value multiple was 1.71x.

Comparable Transactions Analysis. KBW reviewed publicly available information for selected transactions involving mergers and acquisitions of property and casualty insurance companies since January 1, 2000. The selected transactions were not intended to represent the complete list of property and casualty insurance company transactions that have occurred during that time period. Rather, such transactions included only selected recent transactions involving property and casualty insurance companies. The selected transactions were used in this analysis because the companies involved were deemed by KBW to operate in similar businesses or have similar financial characteristics to us. The selected transactions consisted of the following acquisitions:

Acquirer	Acquired Entity
General Motors Corporation	MEEMIC Insurance Company
New Affirmative LLC	Affirmative Insurance Holdings, Inc.
Mercer Insurance Group, Inc.	Financial Pacific Insurance Company
United National Group, Ltd.	Penn-America Group, Inc.
Investor Group	Republic Insurance Group
Alleghany Corporation	Capitol Transamerica Corp.
Argonaut Group, Inc.	Front Royal, Inc.
American National Insurance	Farm Family Holdings, Inc.
State Automobile Mutual Insurance Company	Meridian Insurance Group, Inc.

For each precedent transaction, KBW derived and compared, among other things, the implied ratio of the price per common share paid for the acquired company to:

•	the operating earnings per share of the acquired company for the latest twelve months of results publicly available prior to the time the transaction was announced; and

•	the book value per share of the acquired company based on the latest publicly available financial statements of the company available prior to the announcement of the acquisition.

Transaction multiples for the merger were derived from the $20.40 per share price for our common stock. KBW compared these results with announced multiples. The results of the analysis are set forth in the following table.

	Republic Transaction		Comparable Transaction Average		Comparable Transaction Median
Deal Price / Trailing 12 Months Operating Earnings (1)	14.4	x	11.7	x	12.3	x
Deal Price / Book Value per Share	1.75	x	1.40	x	1.36	x

(1)	Operating earnings per share exclude realized gains and losses tax-effected at 35% because, in general, insurance companies do not consider the generation of realized gains from their investment portfolios as part of their core operations.

No company or transaction used as a comparison in the above analysis is identical to us or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the various companies surveyed.

Discounted Cash Flow Analysis. KBW performed a discounted cash flow analysis to generate a range for the implied present value per share of our common stock assuming we continued to operate as a stand-alone entity.

This range was determined by adding (i) the present value of our estimated future dividend stream for the years 2006 through 2010 and (ii) the present value of the terminal value of our common stock. Terminal values for our common stock were calculated based on a range of terminal multiples applied to the 2010 earnings per share estimate.

The earnings per share assumptions that formed the basis of the analysis were based on projections developed in conjunction with management based on internal forecasts for 2006 and 2007 and certain assumptions regarding premium growth, loss and loss adjustment expense ratios and expense ratios for 2008, 2009 and 2010. For a projected dividend stream, KBW assumed we would maintain our dividend rate constant at $0.48 per share annually.

KBW estimated the range for the implied present value per share of our common stock by varying the following assumptions:

•	a range of terminal multiples applied to year 2010 earnings per share of 10.0x to 12.0x; and

•	a range of discount rates of 15.0% to 17.0%.

This analysis resulted in a range for the implied present value per share of our common stock of $15.45 to $19.70.

KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology but noted that it relies on numerous assumptions, including earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of our common stock.

Historical Transaction Premium Analysis. KBW reviewed and compared premiums to stock price paid in selected public acquisitions from January 1, 2003 to July 31, 2006 in transactions with equity value between $100 million and $500 million and in selected acquisitions of financial institutions during the same period and in the same value range, to the implied premium in the merger to the closing stock price for our common stock on August 3, 2006.

The following table presents the results of this analysis:

	One Day Premium	One Week Premium	One Month Premium
Republic transaction	34%	34%	15%
All precedent transactions (mean)	26%	27%	32%
All precedent transactions (median)	20%	22%	26%
Financial institution transactions (mean)	25%	25%	29%
Financial institution transactions (median)	20%	21%	23%

Other Analysis. KBW calculated our weighted average cost of capital based on market information and information for the group of comparable companies. KBW reviewed historical financial results and selected financial and operating ratios for us and our predecessor companies.

Miscellaneous. Our board of directors retained KBW as an independent contractor to deliver a fairness opinion. As part of its investment banking business, KBW is continually engaged in the valuation of insurance company and insurance holding company securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of insurance companies, KBW has experience in, and knowledge of, the valuation of insurance enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, us. As an active trader in securities, KBW may from time to time have a long or short position in, and buy or sell, our debt or equity securities for KBW’s own account and for the accounts of its customers.

KBW has provided certain other investment banking services to us in the past and has received compensation for such services.

Subsequent to the delivery of its fairness opinion and the announcement of the merger, KBW entered into discussions with us and Delek regarding KBW’s participation in Delek’s financing of the merger. At this time, it is a possibility that KBW will participate in the financing by acting as placement agent, and potentially as an investor, in an offering by Arrow, Merger Sub, us or Republic Companies, Inc. of trust preferred securities or subordinated notes in an aggregate amount of $20.0 million. Please see “—Merger Financing; Source and Amount of Funds” for additional information.

We entered into an agreement with KBW relating to the services to be provided by KBW in connection with the merger. We agreed to pay KBW a cash fee of $50,000 promptly after execution of the engagement letter. We also agreed to pay KBW a cash fee of $575,000 at the time of delivery of the fairness opinion. Pursuant to the KBW engagement agreement, we also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify KBW and certain related parties against certain expenses and liabilities, including liabilities under the federal securities laws.

Delisting and Deregistration of Our Common Stock

If the merger is completed, our common stock will be deregistered under the Securities Exchange Act of 1934 and will no longer be traded on The Nasdaq Global Market.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common stock whose shares are converted into the right to receive cash in the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). It does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other holders that are subject to special treatment under the U.S. federal income tax laws, including, without limitation:

•	banks, insurance companies, mutual funds or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates and certain former citizens or long-term residents of the United States;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons who hold their shares of common stock as part of an integrated investment, including as part of a “straddle” or as part of a “hedging,” “conversion” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	controlled foreign corporations, passive foreign investment companies, or corporations subject to anti-inversion rules;

•	persons who own 5% or more of our common stock;

•	persons that are S-corporations, partnerships or other pass-through entities;

•	persons that are United States Holders, as defined below, and have a functional currency other than the United States dollar;

•	persons whose common stock is “qualified small-business stock” for purposes of Section 1202 of the Code; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address the United States federal income tax considerations applicable to holders of options or warrants, if any, to purchase our common stock, or any state, local or foreign tax consequences of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.

We urge each holder of our common stock to consult his or her own tax advisor regarding the United States federal income and other tax consequences of the merger to such holder.

For purposes of this discussion, a “United States Holder” means a holder that is:

•	an individual citizen or resident of the United States for U.S. federal income tax purposes;

•	a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control and (b) certain other trusts considered United States Holders for federal income tax purposes.

A “Non-United States Holder” is a holder (other than an entity treated as a partnership or other pass-through entity for United States federal income tax purposes) that is not a United States Holder.

If a holder of our common stock is an entity treated as a partnership or other pass-through entity for United States federal income tax purposes, the tax treatment of an investor in such entity will generally depend upon the status of such investor and the activities of the partnership or other entity. Partnerships or other pass-through entities holding our common stock, and investors in such partnerships or members in such other entities, should consult their tax advisors regarding the tax consequences of the merger. The discussion that follows is based upon and subject to the limitations and assumptions stated above.

United States Holders

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. Any such gain or loss will be long-term capital gain or loss if the holding period for the shares of our common stock exchanged in the merger is more than one year as of the date of the merger. If a United States Holder acquired different blocks of our common stock at different times and different prices, such United States Holder must determine its adjusted tax basis and holding period separately with respect to each block of our common stock. Long-term capital gain of individual taxpayers is generally taxable at a maximum rate of 15%. Capital gain of corporate stockholders is generally taxable at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

Non-United States Holders

Any gain realized on the receipt of cash in the merger by a Non-United States Holder generally will not be subject to United States federal income tax unless:

•	such Non-United States Holder is an individual who is present in the United States for 183 days or more during the taxable year of the merger and certain other conditions are satisfied;

•	the gain is effectively connected with the Non-United States Holder’s conduct of a trade or business in the United States; or

•	we are or have been a “United States real property holding corporation” as defined in Section 897 of the Code and the Treasury Regulations promulgated thereunder at any time during the five year period preceding the merger unless (i) our common stock is “regularly traded on an established securities market” as defined in Section 897(c)(3) of the Code and the Treasury Regulations promulgated thereunder and (ii) the Non-United States Holder has not owned more than 5% of our common stock at any time during the five years preceding the merger.

A Non-United States Holder who is an individual described in the first bullet point above will be subject to a flat 30% United States federal income tax (or such lower rate as may be prescribed under an applicable United States income tax treaty) on any gain realized from the merger, which may be offset by United States source capital losses. An individual Non-United States Holder described in the second bullet point above will be subject to tax on the net gain derived from the merger under regular graduated U.S. federal income tax rates. If a Non-United States Holder that is a foreign corporation falls under the second bullet point above, it will be subject to tax on its net gain in the same manner as if it were a United States person as defined under the Code and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If we are, or have been, a United States real property holding corporation at any time during the five years preceding the merger, a Non-United States Holder will be subject to United States federal income tax under regular graduated federal income tax rates with respect to gain realized pursuant to the merger unless (i) our common stock is regularly traded on an established securities market within the meaning of Section 897(c)(3) of the Code and (ii) the Non-United States Holder has not owned more than 5% of our common stock (directly or constructively) at any time during the five years preceding the merger. In addition, a Non-United States Holder will be subject to income tax withholding at a rate of 10% on the consideration received in the merger if our common stock is not regularly traded on an established securities market for purposes of Section 897(c)(3), and we are, or have been at any time during the five years preceding the merger, a United States real property holding corporation. Such a Non-United States Holder may be entitled to a refund or credit against its United States tax liability, if any, with respect to the amount withheld, provided that the required information is furnished to the IRS on a timely basis. We believe that we are not, have not been, and do not anticipate becoming a United States real property holding corporation for U.S. federal income tax purposes, and we believe that our common stock is regularly traded on an established securities market for purposes of Section 897(c)(3) of the Code.

Each Non-United States Holder should consult with its own tax advisors regarding whether it will be subject to United States federal income tax as a result of the merger and whether any applicable income tax treaty may provide for rules different from those set forth above.

Backup Withholding

Backup withholding may apply (currently at a rate of 28%) to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (a) in the case of a United States Holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the IRS Form W-9 or substitute successor form, (b) in the case of a Non-United States Holder, furnishes an applicable IRS W-8 or successor form, or (c) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided that the required information is furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters

Antitrust

Transactions such as the merger are reviewed by the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the HSR Act applicable to the merger, the merger may not be completed until the expiration of a 30-day waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by us and Mr. Yitshak Sharon (Tshuva) as Delek’s controlling person, unless early termination of the waiting period is granted. Pursuant to the HSR Act, on September 20, 2006, each of Republic and Delek filed a Notification and Report Form for Certain Mergers and Acquisitions in connection with the merger with the Department of Justice and the Federal Trade Commission. The Federal Trade Commission granted early termination of the waiting period initiated by these filings on October 2, 2006.

In addition, at any time before or after the completion of the merger, the Antitrust Division of the Department of Justice, the Federal Trade Commission or others could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture by us or Arrow of substantial assets. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the merger, before or after it is completed.

Insurance Regulations

The merger is also subject to state statutes and regulations regarding the insurance industry. The insurance laws and regulations of all 50 U.S. states and the District of Columbia generally require that prior to the acquisition of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring company must obtain approval from the insurance commissioner of the insurance company’s state of domicile. Accordingly, Delek has made the necessary applications with the insurance commissioners in Arizona, Oklahoma and Texas, the states of domicile of Republic’s U.S. insurance company subsidiaries. Delek and its affiliates made their Form A filings in Arizona, Oklahoma and Texas on September 5, 2006.

While we do not believe that the transaction requires foreign regulatory approvals, we and Arrow have agreed to cooperate to obtain any foreign approvals that they reasonably agree is required. Delek has informed us that the transaction does not require Israeli or other foreign approvals.

Obtaining Regulatory Approvals

While we expect to obtain all of these regulatory approvals, there can be no assurance that we and Delek will obtain the regulatory approvals necessary or that the granting of these regulatory approvals will not involve the imposition of conditions on the completion of the merger or require changes to the terms of the merger. Other than the filings described above, neither we nor Delek is aware of any regulatory approvals required to be obtained to complete the merger. If we or Delek discover that other regulatory approvals are necessary, we or Delek will seek to comply with them. If any additional approvals or actions are needed, however, we or Delek may not be able to obtain them, as is the case with the other necessary approvals. Even if we and Delek do obtain all necessary approvals, conditions may be placed on any such approval that could cause either us or Delek to abandon the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, our stockholders should be aware that some of our executive officers and directors have interests in the merger and have arrangements that are different from, or in addition to, those of our stockholders generally. These interests and arrangements may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Greenhill Engagement Letter

On July 28, 2006, we entered into an agreement with Greenhill to engage Greenhill as one of our financial advisors in connection with the proposed merger. Greenhill is an affiliate of Greenhill Capital and its affiliated investment funds, which own approximately 20% of our outstanding common stock. Scott Bok, one of our directors, is the Co-President of Greenhill. Under the terms of the engagement agreement, we agreed to pay Greenhill a transaction fee of $1.5 million if we enter into a business combination or similar transaction during, or within a year following, the term of the engagement agreement. We also agreed to reimburse Greenhill for its reasonable out-of-pocket expenses and to indemnify Greenhill on customary terms.

Employment Agreements

Mr. Rush’s Employment Agreement

On August 4, 2006, Parker W. Rush entered into an employment agreement with our principal insurance subsidiary, Republic Underwriters Insurance Company (“Republic Underwriters”), which was subsequently amended and restated on September 14, 2006 to make certain modifications, to be effective as of the effective time of the merger. The employment agreement provides that Mr. Rush will serve as Republic Underwriters’ Chief Executive Officer and President. In addition, the agreement provides that prior to an initial public offering of the surviving corporation’s shares of common stock, Mr. Rush will be a member of the board of directors of Republic Underwriters and the surviving corporation. The term of the agreement extends five years from the effective time of the merger, at which time it terminates unless the parties agree to extend the agreement on a year-to-year basis, a new agreement is executed or the agreement is terminated by either party upon 90 days’ written notice. The agreement provides for an annual base salary of $350,000, which is subject to increase by Republic Underwriters’ board of directors (the “Republic Underwriters Board”), and further provides that Mr. Rush will be eligible to participate in an annual bonus plan providing for a performance bonus consistent with the bonus opportunities as in effect for the period immediately prior to the consummation of the merger and subject to such terms, conditions and goals as may be established by the Republic Underwriters Board following consultation with Mr. Rush. Mr. Rush may also participate in present and future benefit plans and programs that Republic Underwriters may provide to other senior executives. In addition, Republic Underwriters will pay or reimburse Mr. Rush in an amount not to exceed $15,000 for reasonable legal fees incurred or paid by him in connection with the negotiation and execution of the employment agreement. If Mr. Rush’s employment is terminated without cause or if he leaves for good reason (as such terms are defined in the employment agreement), or due to his death or disability, he will be entitled to receive his then current salary for a period of 18 months after the date of such termination, his performance bonus for the preceding fiscal year if such performance bonus has not been paid, a pro-rated portion of the performance bonus for the year in which the termination occurs if such termination occurs after June 30th of any fiscal year and applicable COBRA coverage premiums for Mr. Rush and his dependents for a period of 18 months, subject to Mr. Rush’s compliance with his obligations under his confidentiality and non-competition agreement. Mr. Rush will be granted stock options and restricted stock under the Republic Underwriters’ equity incentive plan representing, in the aggregate, 0.85% and 0.5%, respectively, of the outstanding shares of the common stock of the surviving corporation immediately following the merger. Furthermore, if Mr. Rush reinvests an amount equal to 50% of his after-tax proceeds from his merger consideration in common stock of the surviving corporation, then the grant of options will be increased by 20%. If Mr. Rush reinvests less than 50%, the increase in the amount of grant shall be adjusted proportionately. Mr. Rush may receive additional shares of restricted stock in the event that Delek or any of its affiliates invest in Republic at a lower price per share than the merger value, such that he will be in the same economic position as if such investment had been at the merger value, subject to the terms and conditions set forth in the employment agreement. All shares of stock received upon his exercise of stock options (“Option Shares”) and his restricted shares are subject to a call right of Republic Underwriters following termination of Mr. Rush’s employment on terms and conditions set forth in the employment agreement. Alternatively, Mr. Rush has the right to sell his Option Shares and vested restricted shares to Republic Underwriters (i) in the case of termination of employment without cause or for good reason or (ii) if after five years from the effective time of the merger, the surviving corporation is not then a publicly traded company on terms and conditions set forth in the employment agreement. The agreement is conditional on the consummation of the merger. If the merger is not consummated, the terms of the agreement will be null, void and of no effect.

Mr. Cummings’ Employment Agreement

On August 4, 2006, Martin B. Cummings entered into an employment agreement with Republic Underwriters, which was subsequently amended and restated on September 14, 2006 to make certain modifications, to be effective as of the effective time of the merger, that provides that he will serve as Republic Underwriters’ Chief Financial Officer and Vice President. The term of the agreement extends three years from the effective time of the merger, at which time it terminates unless the parties agree to extend the agreement on a year-to-year basis, a new agreement is executed or the agreement is terminated by either party upon 90 days’ written notice. The agreement provides for an annual base salary of $240,000, which is subject to increase by the Republic Underwriters Board, and provides that Mr. Cummings will be eligible to participate in an annual bonus plan providing for a performance bonus consistent with the bonus opportunities as in effect for the period immediately prior to the consummation of the merger and subject to such terms, conditions and goals as may be established by the Republic Underwriters Board. Mr. Cummings may also participate in present and future benefit plans and programs that Republic Underwriters may provide to other senior executives. If Mr. Cummings’ employment is terminated for reasons other than a breach of his confidentiality or non-competition agreement, his breach of any material term of the employment agreement, cause or voluntary termination, or if he leaves for good reason (as defined in the employment agreement), he will be entitled to receive a severance payment in an amount equal to six months of his base salary, his performance bonus for the preceding fiscal year if such performance bonus has not been paid, a pro-rated portion of the performance bonus for the year in which the termination occurs if such termination occurs after June 30th of any fiscal year and accrued but unpaid vacation time to the extent Republic Underwriters’ policy or applicable law requires such payment. Mr. Cummings will be granted stock options and restricted stock pursuant to the Republic Underwriters’ equity incentive plan representing, in the aggregate, 0.255% and 0.3%, respectively, of the outstanding shares of the common stock of the surviving corporation immediately following the merger. However, if Mr. Cummings reinvests an amount equal to 50% of his after-tax proceeds from his merger consideration in common stock of the surviving corporation, then the grant of options will be increased by 20%. If Mr. Cummings reinvests less than 50%, the increase in the amount of grant shall be adjusted proportionately. Mr. Cummings may receive additional shares of restricted stock in the event that Delek or any of its affiliates invest in Republic at a lower price per share than the merger value, such that he will be in the same economic position as if such investment had been at the merger value, subject to the terms and conditions set forth in the employment agreement. All of his Option Shares and restricted shares are subject to a call right of Republic

Underwriters following termination of Mr. Cummings’ employment on terms and conditions set forth in the employment agreement. Alternatively, Mr. Cummings has the right to sell his Option Shares and vested restricted shares to Republic Underwriters (i) in the case of termination of employment without cause or for good reason or (ii) if after five years from the effective time of the merger, the surviving corporation is not then a publicly traded company on terms and conditions set forth in the employment agreement. The agreement is conditional on the consummation of the merger. If the merger is not consummated, the terms of the agreement will be null, void and of no effect.

Mr. Ditto’s Employment Agreement

On August 4, 2006, Michael E. Ditto entered into an employment agreement with Republic Underwriters, which was subsequently amended and restated on September 14, 2006 to make certain modifications, to be effective as of the effective time of the merger, that provides that he will serve as Republic Underwriters’ Vice President, General Counsel and Secretary. The term of the agreement extends three years from the effective time of the merger, at which time it terminates unless the parties agree to extend the agreement on a year-to-year basis, a new agreement is executed or the agreement is terminated by either party upon 90 days’ written notice. The agreement provides for an annual base salary of $210,000, which is subject to increase by the Republic Underwriters Board, and provides that Mr. Ditto will be eligible to participate in an annual bonus plan providing for a performance bonus consistent with the bonus opportunities as in effect for the period immediately prior to the consummation of the merger and subject to such terms, conditions and goals as may be established by the Republic Underwriters Board. Mr. Ditto may also participate in present and future benefit plans and programs that Republic Underwriters may provide to other senior executives. If Mr. Ditto’s employment is terminated for reasons other than a breach of his confidentiality or non-competition agreement, his breach of any material term of the employment agreement, cause or voluntary termination, or if he leaves for good reason (as defined in the employment agreement), he will be entitled to receive a severance payment in an amount equal to six months of his base salary, his performance bonus for the preceding fiscal year if such performance bonus has not been paid, a pro-rated portion of the performance bonus for the year in which the termination occurs if such termination occurs after June 30th of any fiscal year and accrued but unpaid vacation time to the extent Republic Underwriters’ policy or applicable law requires such payment. Mr. Ditto will be granted stock options and restricted stock pursuant to the Republic Underwriters’ equity incentive plan representing, in the aggregate, 0.17% and 0.1%, respectively, of the outstanding shares of common stock of the surviving corporation immediately following the merger. However, if Mr. Ditto reinvests an amount equal to 50% of his after-tax proceeds from his merger consideration in common stock of the surviving corporation, then the grant of options will be increased by 20%. If Mr. Ditto reinvests less than 50%, the increase in the amount of grant shall be adjusted proportionately. Mr. Ditto may receive additional shares of restricted stock in the event that Delek or any of its affiliates invest in Republic at a lower price per share than the merger value, such that he will be in the same economic position as if such investment had been at the merger value subject to the terms and conditions set forth in the employment agreement. All of his Option Shares and restricted shares are subject to a call right of Republic Underwriters following termination of Mr. Ditto’s employment on terms and conditions set forth in the employment agreement. Alternatively, Mr. Ditto has the right to sell his Option Shares and vested restricted shares to Republic Underwriters (i) in the case of termination of employment without cause or for good reason or (ii) if after five years from the effective time of the merger, the surviving corporation is not then a publicly traded company on terms and conditions set forth in the employment agreement. The agreement is conditional on the consummation of the merger. If the merger is not consummated, the terms of the agreement will be null, void and of no effect.

Mr. Howey’s Employment Agreement

On September 14, 2006, Robert S. Howey entered into an employment agreement with Republic Underwriters, to be effective as of the effective time of the merger, that provides that he will serve as Republic Underwriters’ Vice President. The term of the agreement extends three years from the effective time of the merger, at which time it terminates unless the parties agree to extend the agreement on a year-to-year basis, a new agreement is executed or the agreement is terminated by either party upon 90 days’ written notice. The agreement provides for an annual base salary of $210,000, which is subject to increase by the Republic Underwriters Board, and provides that Mr. Howey will be eligible to participate in an annual bonus plan providing for a performance bonus consistent with the bonus opportunities as in effect for the period immediately prior to the consummation of the merger and subject to such terms, conditions and goals as may be established by the Republic Underwriters Board. Mr. Howey may also participate in present and future benefit plans and programs that Republic Underwriters may provide to other senior executives. If Mr. Howey’s employment is terminated for reasons other than a breach of his confidentiality or non-competition agreement, his breach of any material term of the employment agreement, cause or voluntary termination, or if he leaves for good reason (as defined in the employment agreement), he will be entitled to receive a severance payment in an amount equal to six months of his base salary, his performance bonus for the preceding fiscal year if such performance bonus has not been paid, a pro-rated portion of the performance bonus for the year in which the termination occurs if such termination occurs after June 30th of any fiscal year and accrued but unpaid vacation time to the extent Republic Underwriters’ policy or applicable law requires such payment. Mr. Howey will be granted stock options and restricted stock pursuant to the Republic Underwriters’ equity incentive plan representing, in the aggregate, 0.255% and 0.15%, respectively, of the outstanding shares of common stock of the surviving corporation immediately following the merger. However, if Mr. Howey reinvests an amount equal to 50% of his after-tax proceeds from his merger consideration in common stock of the surviving corporation, then the grant of options will be increased by 20%. If Mr. Howey reinvests less than 50%, the increase in the amount of grant shall be adjusted proportionately. Mr. Howey may receive additional shares of restricted stock in the event that Delek or any of its affiliates invest in Republic at a lower price per share than the merger value, such that he will be in the same economic position as if such investment had been at the merger value subject to the terms and conditions set forth in the employment agreement. All of his Option Shares and restricted shares are subject to a call right of Republic Underwriters following termination of Mr. Howey’s employment on terms and conditions set forth in the employment agreement. Alternatively, Mr. Howey has the right to sell his Option Shares and vested restricted shares to Republic Underwriters (i) in the case of termination of employment without cause or for good reason or (ii) if after five years from the effective time of the merger, the surviving corporation is not then a publicly traded company on terms and conditions set forth in the employment agreement. The agreement is conditional on the consummation of the merger. If the merger is not consummated, the terms of the agreement will be null, void and of no effect.

Mr. Vaccaro’s Employment Agreement

On September 14, 2006, Frank A. Vaccaro entered into an employment agreement with Republic Underwriters, to be effective as of the effective time of the merger, that provides that he will serve as Republic Underwriters’ Vice President-Information Services. The term of the agreement extends three years from the effective time of the merger, at which time it terminates unless the parties agree to extend the agreement on a year-to-year basis, a new agreement is executed or the agreement is terminated by either party upon 90 days’ written notice. The agreement provides for an annual base salary of $185,000, which is subject to increase by the Republic Underwriters Board, and provides that Mr. Vaccaro will be eligible to participate in an annual bonus plan providing for a performance bonus consistent with the bonus opportunities as in effect for the period immediately prior to the consummation of the merger and subject to such terms, conditions and goals as may be established by the Republic Underwriters Board. Mr. Vaccaro may also participate in present and future benefit plans and programs that Republic Underwriters may provide to other senior executives. If Mr. Vaccaro’s employment is terminated for reasons other than a breach of his confidentiality or non-competition agreement, his breach of any material term of the employment agreement, cause or voluntary termination, or if he leaves for good reason (as defined in the employment agreement), he will be entitled to receive a severance payment in an amount equal to six months of his base salary, his performance bonus for the preceding fiscal year if such performance bonus has not been paid, a pro-rated portion of the performance bonus for the year in which the termination occurs if such termination occurs after June 30th of any fiscal year and accrued but unpaid vacation time to the extent Republic Underwriters’ policy or applicable law requires such payment. Mr. Vaccaro will be granted stock options and restricted stock pursuant to the Republic Underwriters’ equity incentive plan representing, in the aggregate, 0.17% and 0.1%, respectively, of the outstanding shares of common stock of the surviving corporation immediately following the merger. However, if Mr. Vaccaro reinvests an amount equal to 50% of his after-tax proceeds from his merger consideration in common stock of the surviving corporation, then the grant of options will be increased by 20%. If Mr. Vaccaro reinvests less than 50%, the increase in the amount of grant shall be adjusted proportionately. Mr. Vaccaro may receive additional shares of restricted stock in the event that Delek or any of its affiliates invest in Republic at a lower price per share than the merger value, such that he will be in the same economic position as if such investment had been at the merger value subject to the terms and conditions set forth in the employment agreement. All of his Option Shares and restricted shares are subject to a call right of Republic Underwriters following termination of Mr. Vaccaro’s employment on terms and conditions set forth in the employment agreement. Alternatively, Mr. Vaccaro has the right to sell his Option Shares and vested restricted shares to Republic Underwriters (i) in the case of termination of employment without cause or for good reason or (ii) if after five years from the effective time of the merger, the surviving corporation is not then a publicly traded company on terms and conditions set forth in the employment agreement. The agreement is conditional on the consummation of the merger. If the merger is not consummated, the terms of the agreement will be null, void and of no effect.

Indemnification and Insurance

Our past and present officers and directors are entitled to continued indemnification and insurance coverage under the merger agreement. See “The Merger Agreement—Indemnification and Insurance.”

Stock Options and Restricted Stock

The vesting of all outstanding options and rights to purchase our common stock, shares of restricted stock and deferred phantom investments of restricted stock will be accelerated in connection with the merger in accordance with the merger agreement. The merger agreement provides that, upon completion of the merger, all outstanding options and rights to purchase our common stock, with the exception of outstanding stock options held by Parker W. Rush that would have an aggregate value equal to $500,000 if they were deemed exercised pursuant to the terms of the merger agreement and converted into the right to receive the merger consideration, which options shall remain outstanding after the effective time of the merger, will be terminated and exchanged for the right to receive cash following the completion of the merger in an amount determined by multiplying the excess, if any, of $20.40 over the applicable per share exercise price of each such option or right by the number of shares subject to each such option or right, reduced by any applicable tax withholding obligations. Each outstanding share of restricted stock, whether vested or unvested, will be treated in the same manner as provided for unrestricted shares of our common stock.

Based on the option, right and deferred and restricted stock holdings of our executive officers and directors that will be outstanding as of October 1, 2006 (and assuming that none of the directors or executive officers exercise or forfeit any of these options prior to the completion of the merger), upon completion of the merger, our executive officers and directors, as a group, would become entitled to receive cash payments in amounts equal to approximately $4,726,853 in the aggregate with respect to their unvested stock options, deferred and restricted stock.

The following table sets forth the cash payments that certain of our executive officers and directors would receive individually with respect to their outstanding, unvested stock options and deferred and restricted stock as of October 1, 2006, the vesting of which will be accelerated in connection with the merger, as described above.

Executive Officers and Directors	Cash Payments Attributable to Stock Options and Restricted Stock Vesting in Connection with the Merger
Bruce W. Schnitzer, Chairman of the Board of Directors	$—
Scott L. Bok, Director	$—
Patrick K. McGee, Director	$—
Robert H. Sheridan, III, Director	$—
John L. Ware, Director	$—
Parker W. Rush, Director, President and Chief Executive Officer	$2,117,123
Martin B. Cummings, Vice President and Chief Financial Officer	$720,515
Robert S. Howey, Vice President and Chief Marketing Officer	$700,255
Michael E. Ditto, Vice President and General Counsel	$430,182
James G. Drawert, Vice President and Chief Underwriting Officer	$726,709
Robert H. Kullas, Director (1)	$32,069

(1)	Reflects the vesting of a phantom investment in Mr. Kullas’ Stock Account under the Director DCP of 1,572 shares of restricted common stock.

Deferred Compensation Plan

Our contributions to our nonqualified deferred compensation plan vest ratably over a period of two to six years. However, if a participant’s employment is terminated as a result of a “Change in Control” (as defined in the nonqualified deferred compensation plan, which definition would include the merger) such participant’s accounts will become fully vested. Messrs. Rush and Howey are currently only 20% vested in our contributions held in their nonqualified deferred compensation plan accounts. Although it is not contemplated that Messrs. Rush and Howey will be terminated in connection with the merger, $14,594.02 in unvested contributions made by us and held in Mr. Rush’s nonqualified deferred compensation plan account would become vested if Mr. Rush were terminated as a result of the merger and $6,620.53 of unvested contributions made by us and held in Mr. Howey’s nonqualified deferred compensation plan account would become vested if Mr. Howey were terminated as a result of the merger.

Stockholders Agreement

As an inducement to Arrow’s entering into the merger agreement, concurrently with the execution of the merger agreement, Greenhill Capital, Greenhill Capital Partners (Cayman), L.P., Greenhill Capital Partners (Executive), L.P., Greenhill Capital, L.P. and Brazos Equity Fund 2000, L.P. entered into a stockholders agreement with Arrow pursuant to which they agreed to vote all of their shares of our common stock beneficially owned by them, representing approximately 26.7% of the votes entitled to be cast, in favor of the adoption of the merger agreement. BACI also entered into the stockholders agreement pursuant to which it agreed to vote an aggregate of 1,262,016 shares of our common stock it beneficially owns, representing approximately 9.0% of the votes entitled to be cast, in favor of the adoption of the merger agreement. At the closing of our initial public offering, BACI entered into a voting trust agreement with an independent, unaffiliated trust company pursuant to which BACI deposited 1,270,745 shares of our common stock into a voting trust. Generally, the voting trustee will vote such shares in proportion to, or with the majority of, the non-BACI votes cast or abstained from voting. In connection with the merger, the voting trustee will be required to vote such shares on a pro rata basis proportionate to all other non-BACI votes actually cast. Therefore, as a result of the voting obligations set forth in the stockholders agreement and the intention of our directors and executive officers to vote their shares for the adoption of the merger agreement, the voting trustee will be required under the voting trust agreement to vote a minimum of 486,237 of our shares held in the voting trust, or approximately 3.5% of the votes entitled to be cast, in favor of the adoption of the merger agreement. The following is a summary of the material terms and conditions of the stockholders agreement, a copy of which is attached to this proxy statement as Annex B and is incorporated by reference. We encourage you to read the stockholders agreement in its entirety.

Pursuant to the stockholders agreement, the above named stockholders agreed to, among other things, vote all of their shares of our common stock that they have the power to vote:

•	for the adoption of the merger agreement and the approval of the merger and the other transactions contemplated by the merger agreement;

•	against any acquisition proposal or any other action or agreement that would result in a breach of any of our covenants, representations or warranties or any other of our obligations or agreements under the merger agreement or which would result in any of the conditions to our or Arrow’s obligations under the merger agreement not being fulfilled; and

•	in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the merger agreement.

Under the stockholders agreement, such stockholders have given Arrow their proxy to vote their shares of our common stock with respect to the above mentioned matters. These stockholders are also restricted from transferring their shares of our common stock, including the 1,270,745 shares BACI deposited into the voting trust, to any party, subject to specified exceptions, and have agreed to certain restrictions on their ability to solicit a business combination or similar transaction regarding our company. The stockholders agreement terminates on the earlier of the date upon which the merger agreement is terminated in accordance with its terms or the effective time of the merger.

Merger Financing; Source and Amount of Funds

Delek intends to finance the merger consideration through a combination of sources. Delek currently anticipates that it will pay up to approximately $245 million of the merger consideration through one or more of the following: cash on hand; the sale of selected traded securities in its securities portfolio; existing credit facilities and/or new bank loans or proceeds from issuing debt and/or equity. Delek currently anticipates funding the balance of the merger consideration from either (i) the proceeds of a debt/bank loan and/or a trust preferred offering by Arrow, Merger Sub, us or Republic Companies or (ii) the proceeds of a bridge loan entered into prior to the closing that would be repaid from the proceeds of a debt/bank loan and/or a trust preferred offering by Arrow, us or Republic Companies shortly following the effective time of the merger. The final breakdown of any combination of these financing options will depend on decisions to be made by Delek based on market conditions, including interest rates, stock prices and currency exchange rates, the outcome of discussions with rating agencies and a variety of tax considerations.

Appraisal Rights

Pursuant to Section 262 of the Delaware General Corporation Law (the “DGCL”), any holder of our common stock who does not wish to accept the merger consideration may dissent from the merger and elect to have the fair value of the holder’s shares of our common stock (exclusive of any element of value arising from the accomplishment or expectation of the merger) judicially determined by the Delaware Court of Chancery and paid to the stockholder in cash, together with a fair rate of interest, if any, provided that the stockholder complies with the provisions of Section 262 of the DGCL. The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL, which is attached to this proxy statement as Annex D.

All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of our common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly and in a timely manner the steps summarized below to perfect appraisal rights. Because of the complexity of the appraisal procedures, we believe that stockholders who consider exercising these rights should seek the advice of counsel.

Under Section 262 of the DGCL, where a merger is to be submitted for approval at a special meeting of stockholders, as in the case of the adoption of the merger agreement by our stockholders, the corporation must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL not less than 20 days before the special meeting. This proxy statement shall constitute the notice, and the applicable statutory provisions are attached to this proxy statement as Annex D. Any holder of our common stock who wishes to exercise appraisal rights or who wishes to preserve such holder’s right to do so, should carefully review the following discussion and Annex D because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under Delaware law.

Stockholders wishing to exercise the right to dissent from the merger and seek an appraisal of their shares must do ALL of the following:

•	The stockholder must not vote in favor of the adoption of the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of adoption of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against adoption of the merger agreement.

•	The stockholder must deliver to us a written demand for appraisal before the vote on the adoption of the merger agreement is taken at the special meeting.

•	The stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger since appraisal rights will be lost if the shares are transferred before the effective time of the merger.

•	The stockholder must file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares within 120 days after the effective time of the merger.

If the stockholder fails to comply with these conditions and the merger is completed, the stockholder will be entitled to receive the cash payment per share of our common stock owned as provided for in the merger agreement, but the stockholder will have no appraisal rights.

Neither voting (in person or by proxy) against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will constitute a written demand for appraisal within the meaning of Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of our common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of our common stock registered in that holder’s name. A demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates, should specify the stockholder’s name and mailing address, the number of shares of our common stock owned and that the stockholder intends to demand appraisal of his or her common stock. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by that nominee.

A stockholder who elects to exercise appraisal rights pursuant to Section 262 of the DGCL should, before the vote on the merger agreement is taken at the special meeting, mail or deliver a written demand to Michael E. Ditto, Vice President, General Counsel and Secretary, Republic Companies Group, Inc., 5525 LBJ Freeway, Dallas, Texas, 75240.

If the merger agreement is adopted, we will give written notice of the effective time of the merger within ten days after the effective time of the merger to each former stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving corporation or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of our common stock held by all dissenting stockholders entitled to appraisal. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL. Failure to do so could nullify the stockholder’s previously written demand for appraisal. Under the merger agreement, we have agreed to give Arrow (i) prompt notice of any demands for appraisal received by us, any other instrument served or delivered in connection with such demand and withdrawals of those demands and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal.

Within 120 days after the effective time of the merger, any stockholder who has complied with the provisions of Section 262 of the DGCL to that point in time will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of those shares. The surviving corporation must mail this statement to the stockholder within ten days of receipt of the request or within ten days after expiration of the period for delivery of demands for appraisals under Section 262 of the DGCL, whichever is later.

If a petition for appraisal is timely filed, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the court for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the court may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal, the Delaware Court of Chancery will determine the fair value of the shares of our common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger, but together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining the fair value, the Delaware Court of Chancery will take into account all relevant factors. The Delaware Supreme Court has stated that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, in cases of unfair dealing, may or may not be a dissenter’s exclusive remedy. The Delaware Court of Chancery may determine the fair value to be more than, less than or equal to the consideration that the dissenting stockholder would otherwise be entitled to receive under the merger agreement. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the appraisal proceeding will be determined by the Delaware Court of Chancery and taxed against the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

STOCKHOLDERS SHOULD BE AWARE THAT THE FAIR VALUE OF THEIR SHARES AS DETERMINED UNDER SECTION 262 OF THE DGCL COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE MERGER CONSIDERATION. THE OPINION OF KEEFE, BRUYETTE & WOODS, INC. IS NOT AN OPINION AS TO FAIR VALUE UNDER SECTION 262 OF THE DGCL.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time of the merger, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares (except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time of the merger).

Any stockholder may withdraw a demand for appraisal and accept the merger consideration by delivering to the surviving corporation a written withdrawal of the demand for appraisal, except that (1) any attempt to withdraw made more than 60 days after the effective time of the merger will require written approval of the surviving corporation and (2) no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and the approval may be conditioned upon terms the Delaware Court of Chancery deems just. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

THE MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. We encourage you to read carefully the merger agreement in its entirety.

The merger agreement, the stockholders agreement and related documents have been described in and included with this proxy statement to provide you with information regarding their terms. They are not intended to provide any factual, business or operational information about us or our subsidiaries. Such information can be found elsewhere in this proxy statement and in the other public filings we make with the SEC, which are available without charge at www.sec.gov.

Structure and Effective Time

The merger agreement provides for the merger of Merger Sub with and into us. At that time, the separate corporate existence of Merger Sub will cease and we will continue as the surviving corporation and as an indirect wholly-owned subsidiary of Delek.

The merger will become effective when a certificate of merger is filed with the Delaware Secretary of State (or at a later date or time if agreed in writing by Arrow and us and specified in the certificate of merger). We will file the certificate of merger as soon as practicable following the satisfaction of the parties’ conditions to completion of the merger. We and Delek anticipate that we will obtain all regulatory approvals and close the merger in 2006. However, no assurances can be given that we will obtain all regulatory approvals (whether in 2006 or next year), obtain stockholder approval or close the merger. See “—Conditions to Completion of the Merger.”

Merger Consideration

The merger agreement provides that each share of our common stock issued and outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $20.40 in cash, without interest. All treasury shares and shares owned by us or our subsidiaries will be cancelled at the effective time of the merger and no payment will be made for those shares. If appraisal rights for any of our shares are perfected by any of our stockholders, then those shares will be treated as described under “The Merger—Appraisal Rights.”

After the merger is effective, each holder of a certificate representing shares of our common stock will no longer have any rights as a stockholder of Republic with respect to the shares, except for the right to receive the merger consideration.

Payment Procedures

Effective automatically upon completion of the merger, you will have the right to receive the per share merger consideration in cash, without interest. Prior to the effective time of the merger, Arrow will enter into an agreement with a bank or trust company to act as exchange agent under the merger agreement. At the effective time of the merger, Arrow will deposit, or cause to be deposited, in trust with the exchange agent for the benefit of holders of our common stock cash in an amount sufficient to enable the exchange agent to pay the aggregate merger consideration to the holders of shares of our common stock and to pay the aggregate consideration under the merger agreement to the holders of our stock options, restricted stock or other rights to acquire our common stock.

Promptly after the effective time of the merger, the exchange agent will mail to each record holder of shares a letter of transmittal and instructions for use in surrendering certificates (for certificated shares) in exchange for the merger consideration. No stockholder should surrender any certificates until the stockholder receives the letter of transmittal and other materials for such surrender. Upon surrender of a stock certificate (for certificated shares) for cancellation to the exchange agent, together with a letter of transmittal, duly completed and executed in accordance with the instructions, and such other customary documents as the exchange agent may require, the holder of such shares will be entitled to receive the merger consideration into which the number of such shares will have been converted pursuant to the merger agreement, without any interest thereon. The certificates so surrendered will be cancelled.

If payment of the merger consideration is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it will be a condition to such payment that the certificate or instrument so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the person requesting such payment will have paid all taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or will have established to the satisfaction of Arrow or the exchange agent that such tax is not payable.

In the event any certificates representing shares of our common stock have been lost, stolen or destroyed, the exchange agent will issue the merger consideration to such stockholder upon the making of an affidavit of that fact by the holder thereof; provided that Arrow may, in its discretion require such stockholder to deliver a bond in a sum as it may reasonably direct as indemnity against any claim that may be made against Arrow or the exchange agent with respect to the certificates alleged to have been lost, stolen or destroyed.

You should not send your certificates now and should send them only pursuant to instructions set forth in the letter of transmittal to be mailed to stockholders promptly after the effective time of the merger. In all cases, the merger consideration will be provided only in accordance with the procedures set forth in this proxy statement and such letters of transmittal.

Six months after the effective time of the merger, the exchange agent will deliver to the surviving corporation any funds made available to the exchange agent which have not been disbursed to holders of our stock certificates. Any holders of certificates who have not complied with the above-described procedures to receive payment of the merger consideration during such period may thereafter look only to the surviving corporation for payment of the merger consideration to which they are entitled.

Treatment of Stock Options, Restricted Stock and Employee Stock Purchase Plan

Except for certain stock options held by Parker W. Rush, which options will remain outstanding after the effective time of the merger, immediately following the effective time of the merger, all outstanding options and other rights to purchase our common stock will be terminated and cancelled in consideration for a cash payment equal to the product of (1) the excess, if any, of $20.40 over the applicable option exercise price by (2) the number of shares subject to such option or right, reduced by any applicable tax withholding obligation. Each outstanding share of our restricted stock will be treated in the same manner as provided for unrestricted shares of our common stock. The vesting of all outstanding options to purchase our common stock, shares of restricted stock and deferred phantom investments of restricted stock will be accelerated in connection with the merger in accordance with the merger agreement. With respect to any outstanding offerings under the our employee stock purchase plan in effect immediately prior to the effective time of the merger, each participant’s accumulated payroll deductions will be used to purchase our common stock immediately prior to the effective time of the merger.

Certificate of Incorporation and Bylaws

At the effective time of the merger, our amended and restated certificate of incorporation will be amended and restated in the form of the certificate of incorporation of Merger Sub as in effect immediately prior to the effective time. The bylaws of Merger Sub as in effect immediately prior to the effective time will become the bylaws of the surviving corporation.

Directors and Officers

The merger agreement provides that the directors of Merger Sub immediately prior to the effective time of the merger will be the directors of the surviving corporation until their respective successors are appointed. In addition, our officers immediately prior to the effective time will be the initial officers of the surviving corporation until their respective successors are appointed.

Representations and Warranties

The merger agreement contains representations and warranties of each party to the agreement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of Republic” and “Representations and Warranties of Arrow” in Annex A to this proxy statement. However, the assertions embodied in these representations and warranties are qualified by information in a confidential disclosure letter that we provided to Arrow in connection with the signing of the merger agreement. While we do not believe that it contains information securities laws require us to publicly disclose other than information that has already been so disclosed, the disclosure letter does contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. The disclosure letter contains information that has been included in our general prior public disclosures, as well as additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement, which subsequent information may or may not be fully reflected in our public disclosures. In addition, these representations and warranties are subject to contractual standards of materiality that may be different from those generally applicable to disclosures to stockholders, and in some cases these representations and warranties may have been made solely for the purpose of allocating risk between the parties and to provide contractual rights and remedies rather than to establish matters as facts. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs.

The merger agreement contains representations and warranties of us as to, among other things:

•	our organization, good standing and corporate power;

•	our capitalization;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	our SEC filings, regulatory reports and undisclosed liabilities;

•	our compliance with applicable laws and reporting requirements;

•	our compliance with the Sarbanes-Oxley Act of 2002;

•	legal proceedings;

•	tax matters;

•	certain agreements to which we or our subsidiaries are a party or by which we or our subsidiaries are bound;

•	employee benefit plans and labor matters;

•	our subsidiaries;

•	agreements with regulators;

•	conduct of our business consistent with past practice, the absence of a Republic Material Adverse Effect (as defined below under “—Conditions to Completion of the Merger”) and certain other changes or events concerning us since December 31, 2005;

•	the recommendation of our board of directors;

•	stockholder vote requirement;

•	real property;

•	intellectual property;

•	brokers and other advisors;

•	the opinion of KBW;

•	state takeover statutes;

•	information in this proxy statement;

•	our underwriting and claims handling;

•	our insurance reports;

•	certain matters relating to our insurance business;

•	our risk management instruments;

•	producer sales and marketing;

•	reinsurance;

•	affiliate transactions;

•	our investment company status;

•	environmental matters;

•	the sufficiency of our assets; and

•	our investments.

In addition, the merger agreement contains representations and warranties by Arrow and Merger Sub as to:

•	organization, good standing and corporate power;

•	authorization, execution, delivery and performance and the enforceability of the merger agreement and related matters;

•	information supplied by Arrow and Merger Sub and included in this proxy statement;

•	adequacy of capital resources to consummate the merger;

•	absence of operations of Merger Sub; and

•	legal proceedings.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Covenants; Conduct of Our Business Prior to the Merger

We have agreed in the merger agreement as to ourselves and our subsidiaries that, subject to certain exceptions or to the extent Arrow gives prior written consent, between the date of merger agreement and the effective time of the merger, we will carry on our business in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact our business organizations, maintain their rights, franchises, licenses and other authorizations issued by governmental entities and preserve their relationships with employers, customers, suppliers and others having business relationships with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the effective time of the merger.

In addition, we have agreed that, subject to specified exceptions, neither we nor any of our subsidiaries may, without Arrow’s prior written consent:

•	enter into any new material line of business;

•	other than in respect of certain actions, suits or other litigation referred to in the merger agreement, pay, discharge, settle or satisfy any claim, liability or obligation, whether absolute, accrued, asserted or unasserted, contingent or otherwise, other than in the ordinary course of business consistent with past practice or for amounts not in excess of $250,000 in the aggregate;

•	enter into, amend in any material respect or terminate, in each case outside the ordinary course of business consistent with past practice, any material reinsurance or any similar contract, whether as reinsurer or reinsured, so as to materially change our existing reinsurance profile;

•	alter or amend in any material respect our or our subsidiaries’ existing underwriting, claim handling, loss control, investment, actuarial, reserving, financial reporting or accounting principles, practices, procedures, guidelines, policies or methods or any material assumption underlying an actuarial practice or policy, except as may be required by generally accepted accounting principles or applicable statutory accounting principles;

•	incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice;

•	except as otherwise contemplated by the merger agreement, hire any new employee with a base salary or guaranteed monetary compensation in excess of $100,000 per year;

•	declare or pay any dividends on or make other distributions in respect of any of our capital stock except for dividends paid by our wholly-owned subsidiaries, regular, quarterly cash dividends paid by us in accordance with the merger agreement and required distributions on our trust preferred securities;

•	split, combine or reclassify any of our capital stock, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of our capital stock;

•	purchase, redeem or otherwise acquire, or permit any subsidiary to purchase, redeem or otherwise acquire, any shares of our or our subsidiaries’ capital stock or any securities convertible into or exercisable for any shares of our or our subsidiaries’ capital stock;

•	issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or pledge or otherwise encumber any shares of our capital stock of any class, any voting debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or voting debt, or enter into any agreement with respect to any of the foregoing;

•	amend or propose to amend our or our subsidiaries’ organizational documents;

•	acquire or agree to acquire, or dispose of or agree to dispose of, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by entering into an extraordinary reinsurance transaction, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets;

•	sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of our or our subsidiaries’ assets;

•	incur, create or assume any indebtedness (or modify any of the material terms of any such outstanding indebtedness) or guarantee any such indebtedness, except with respect to intercompany indebtedness;

•	issue or sell any debt securities or rights to acquire any debt securities or guarantee any debt securities of others;

•	enter into any “keep-well” or other agreement to maintain the financial condition of any other person or any arrangement having a similar economic effect;

•	enter into any material contract other than in the ordinary course of business consistent with past practice;

•	terminate or materially modify or amend any material contract;

•	enter into any agreements that limit or otherwise restrict us or our subsidiaries or any successor thereto from engaging or competing in any material respect in any line of business or in any geographic area;

•	terminate or materially modify or amend any risk management arrangements;

•	enter into, adopt, amend (except for such amendments as may be required by law) or terminate any equity incentive plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between us or one of our subsidiaries and their directors or officers;

•	issue any new or additional awards or grants, or pay any new or additional compensation or benefits, enter into any severance or change-in-control agreements, or increase in any manner the current compensation or benefits, contingent or otherwise, of any director, officer, agent, independent contractor or employee;

•	adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation or a dissolution, restructuring, recapitalization or reorganization;

•	make, amend or change any material income tax election, make a request for a tax ruling or enter into any agreement with a taxing authority, settle or compromise any material tax liability or tax claim (except as otherwise mandated by applicable law), file any amendments to any previously filed tax returns, surrender any right to claim a refund of any taxes, make any distributions or enter into any transactions that are not within the ordinary course of business that could materially increase the taxes of us or our subsidiaries or affect any amounts that could be carried forward or carried back to reduce our taxes or file any tax return in a manner that could be materially inconsistent with past custom and practice;

•	change our or our subsidiaries’ method of tax accounting;

•	settle or compromise any material action, suit or other litigation or legal proceeding;

•	take any action intended to result in any of our representations and warranties set forth in the merger agreement being or becoming untrue, or in any of the conditions to the merger, as described below, not being satisfied or in a violation of any provision of the merger agreement, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any of the requisite regulatory approvals without imposition of certain burdensome conditions as described in the merger agreement; and

•	agree to, or make any commitment to, take or authorize, any of the actions prohibited by the foregoing.

The merger agreement further provides that we and Arrow will promptly advise each other of any change or event having, or which would reasonably be expected to have, a Republic Material Adverse Effect (as defined below) or a material adverse effect on the ability of Arrow or Merger Sub to perform its obligations under the merger agreement, as the case may be, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained in the merger agreement, and we will promptly advise Arrow orally and in writing of any material deficiency asserted by any governmental entity with respect to any quarterly and annual statement, or other document, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which each of our subsidiaries that are authorized to transact an insurance or reinsurance business is domiciled or commercially domiciled.

The covenants in the merger agreement relating to the conduct of our business are complicated and not easily summarized. You are urged to read carefully and in its entirety the section of the merger agreement entitled “Covenants Relating to Conduct of Business” in Annex A to this proxy statement.

Restriction on Payment of Dividends

As described under “—Covenants; Conduct of Our Business Prior to the Merger,” we have agreed under the merger agreement not to declare or pay any dividends on or make other distributions in respect of any of our capital stock except for, among other things, regular, quarterly cash dividends not to exceed the lesser of (x) $0.12 per share and (y) 100% of our consolidated net income per share calculated in accordance with generally accepted accounting principles (“Net Income Per Share”) for the calendar quarter immediately preceding the calendar quarter in which any dividend is proposed to be declared, provided that a dividend may be declared in the third calendar quarter of 2006 of up to $0.12 per share notwithstanding the fact that such per share dividend may exceed 100% of the Net Income Per Share earned by us for the three month period ending June 30, 2006 (the amount expressed on a per share basis by which any such dividend exceeds the Net Income Per Share for such three month period being referred to herein as the “Q2 Dividend Deficit”). Further, no quarterly cash dividends may be declared in any calendar quarter subsequent to the third calendar quarter unless the excess of (i) the Trailing Dividend Amount (as defined below) over (ii) the Q2 Dividend Deficit is equal to or greater than the lesser of (a) the dividend per share proposed to be declared in such quarter and (b) $0.12 per share, in which case such dividend may only be paid in an amount not to exceed the lesser of (c) the dividend per share proposed to be declared in such quarter and (d) $0.12.

Under the merger agreement “Trailing Dividend Amount” means, for any calendar quarter, the amount by which the aggregate Net Income Per Share earned by us during the third calendar quarter of 2006 and each subsequent calendar quarter that immediately precedes the calendar quarter in which a dividend is proposed to be declared exceeds the sum of (1) the aggregate dividends proposed to be declared during the fourth calendar quarter and subsequent calendar quarters and (2) the absolute value of our aggregate net loss per share, if any, calculated in accordance with generally accepted accounting principles for the third calendar quarter of 2006 and subsequent calendar quarters prior to the calendar quarter in which a dividend is proposed to be declared.

No Solicitation of Alternative Proposals

We have agreed, prior to the termination of the merger agreement in accordance with its terms, to certain limitations on our ability to take action with respect to other acquisition transactions. Except as set forth below, we have agreed to not directly or indirectly:

•	initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Acquisition Proposal (as defined below);

•	have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal;

•	engage in any negotiations concerning an Acquisition Proposal;

•	knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal; or

•	approve, adopt or recommend, or propose to approve, adopt or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, reinsurance agreement, option agreement or other agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

Notwithstanding these limitations, we are permitted directly or indirectly, prior to the special meeting and subject to compliance with the terms of the merger agreement, to engage in discussions and negotiations with, and provide nonpublic information or data to, any person that has made a bona fide unsolicited written Acquisition Proposal that our board of directors has determined in good faith, after consultation with its financial advisors and its outside legal counsel, is, or is reasonably likely to be, a Superior Proposal (as defined below), provided that our board of directors has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action in connection therewith would cause it to violate its fiduciary duties under applicable law and provided further that we have delivered written notice to Arrow at least three business days in advance of taking any such action.

Under the merger agreement, “Acquisition Proposal” means the making of any proposal or offer with respect to, or a transaction to effect:

•	a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or any of our subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of us and our subsidiaries, taken as a whole;

•	any purchase or sale of 15% or more of the consolidated assets of us and our subsidiaries, taken as a whole; or

•	any purchase or sale of, or tender or exchange offer for, our voting securities that, if consummated, would result in any person beneficially owning securities representing 15% or more of our total voting power (or of the surviving parent entity in such transaction) or the voting power of any of our subsidiaries or any reinsurance transaction outside the ordinary course of business.

Under the merger agreement, “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal not attributable to a breach of the merger agreement which our board of directors determines, after consultation with its financial advisors and outside legal counsel, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, is:

•	more favorable to our stockholders, from a financial point of view, than the merger and the other transactions contemplated by the merger agreement; and

•	fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed.

For purposes of the definition of “Superior Proposal,” the term Acquisition Proposal will have the meaning assigned to such term above, except that the reference to “15% or more of our total voting power” in the definition of “Acquisition Proposal” will be deemed to be a reference to “a majority of our total voting power” and each reference to “15% or more of the consolidated assets” will be deemed to be a reference to “a majority of the consolidated assets.”

Under the terms of the merger agreement, we are required to notify Arrow promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to us or our subsidiaries by any person that informs us or any of our subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with us relating to a possible Acquisition Proposal. Such notice must indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers. We must also promptly, and in any event within 24 hours, notify Arrow if we enter into discussions or negotiations concerning any Acquisition Proposal or provide nonpublic information or data to any person in accordance with the merger agreement and keep Arrow informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation relating thereto.

Regulatory Matters; Reasonable Best Efforts

The merger agreement provides that we, Arrow and Merger Sub must, and must cause our respective subsidiaries to, use reasonable best efforts to:

•	take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its subsidiaries with respect to the merger and to consummate the transactions contemplated by the merger agreement as promptly as practicable;

•	obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries in connection with the merger and the transactions contemplated by the merger agreement; and

•	cooperate in connection with any financing transaction undertaken by Arrow to fund the merger consideration.

Indemnification and Insurance

We and Arrow have agreed that, to the fullest extent permitted under applicable law, after the merger has become effective, the surviving corporation will indemnify our past and present officers and directors to the same extent as such persons are indemnified under our charter and bylaws as in effect on the signing of the merger agreement for acts prior to the effective time of the merger and will provide advancement of expenses related to such actions to these individuals.

We and Arrow have also agreed that after the merger has become effective, the surviving corporation will, for a period of six years after the effective time of the merger, maintain in effect (i) in the certificate of incorporation and bylaws of the surviving corporation (or any successor to the surviving corporation), provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in our current certificate of incorporation and bylaws, and (ii) the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by us with respect to claims arising from facts or events which occurred at or before the effective time of the merger. However, the surviving corporation will not be required to pay any annual premium for such insurance in excess of 200% of the annual premium paid for directors and officers coverage that was in effect at the time we entered into the merger agreement. These rights are in addition to indemnification agreements in existence at the closing of the transaction, which can only be amended with the agreement of the specified officers and directors.

Employee Benefit Matters

Arrow has agreed that the employees of us or any of our subsidiaries immediately prior to the effective time of the merger will continue to be employees of the surviving corporation or its subsidiaries as of the effective time of the merger (an “Affected Employee”). However, the applicable employer will have the right to terminate the employment of any such employee at any time.

Arrow has also agreed to cause the surviving corporation to give the Affected Employees full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained for the benefit of Affected Employees by the surviving corporation in effect as of the effective time of the merger for such Affected Employees’ service with us or any of our subsidiaries to the same extent recognized by us or such subsidiary immediately prior to the effective time of the merger, except to the extent it results in the duplication of benefits. With respect to any employee benefit plan or arrangement established by Arrow or the surviving corporation after the effective time of the merger (the “Post Closing Plans”) for the benefit of Affected Employees, service must be credited in accordance with the terms of the Post Closing Plans. During the one year period following the effective time of the merger, the Post Closing Plans will provide benefits to the Affected Employees that are substantially comparable in the aggregate to the benefits provided to the Affected Employees under our employee benefit plans.

Further, Arrow has agreed to cause the surviving corporation to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plan established to replace any of our welfare benefit plans in which such Affected Employees may be eligible to participate after the effective time of the merger, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the effective time of the merger under any welfare plan maintained for the Affected Employees immediately prior to the effective time of the merger, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the effective time of the merger in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which the Affected Employees are eligible to participate after the effective time of the merger.

Arrow has also agreed to cause the surviving corporation and its subsidiaries to honor and assume all employment, severance, consulting and retention agreements or arrangements and all of our employee benefit plans as in effect as of the date of the merger agreement, as provided in the merger agreement.

Other Covenants

The merger agreement contains a number of other covenants, including covenants relating to:

•	preparation of this proxy statement and holding of the special meeting;

•	access to information;

•	public announcements;

•	actions with respect to delisting our common stock from The Nasdaq Global Market; and

•	executive employment arrangements.

Conditions to Completion of the Merger

The obligations of us, Arrow and Merger Sub to complete the merger are subject to the satisfaction of the following conditions:

•	adoption of the merger agreement by our stockholders;

•	expiration or termination of the applicable waiting period under the HSR Act;

•	other than with respect to the filing of the certificate of merger and compliance with the HSR Act, obtaining all authorizations, consents, orders, permits or approvals of or declarations or filings with, and the expiration of all waiting periods required from, any governmental entity which are necessary for the consummation of the merger or those the failure of which to be obtained would reasonably be expected to have, either individually or in the aggregate, a Republic Material Adverse Effect (as defined below) or a material adverse effect on the ability of Arrow or Merger Sub to perform its obligations under the merger agreement;

•	the absence of any temporary restraining order, preliminary or permanent injunction or other order, legal restraint or prohibition preventing the consummation of the merger and the absence of any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the merger, by any governmental entity of competent jurisdiction which makes the consummation of the merger illegal; and

•	the absence of any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the merger by any governmental entity of competent jurisdiction which, in connection with the grant of a regulatory approval or otherwise, imposes any condition or restriction upon us or Arrow or any of our respective subsidiaries which could reasonably be expected to have a Republic Material Adverse Effect or a material adverse effect on the condition of Delek and its subsidiaries taken as a whole after the effective time of the merger.

Arrow’s and Merger Sub’s obligations to complete the merger are also subject to the following conditions:

•

our representations and warranties as set forth in the merger agreement, disregarding all qualifications and exceptions relating to materiality or a Republic Material Adverse Effect, must be true and correct as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time of the merger, subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a Republic Material Adverse Effect;

•	we will have performed or complied with all agreements and covenants required to be performed or complied with by us under the merger agreement at or prior to the effective time of the merger that are qualified as to materiality and will have performed or complied in all material respects with all other agreements and covenants required to be performed or complied with by us under the merger agreement at or prior to the effective time of the merger;

•	the absence of a Republic Material Adverse Effect since March 31, 2006;

•	the number of shares of common stock that are owned by our stockholders who have properly perfected their appraisal rights must not exceed ten percent of the number of shares of our common stock outstanding immediately prior to the effective time of the merger; and

•	our financial strength rating by The A.M. Best Company, Inc. must be no lower than A-.

Our obligation to complete the merger is also subject to the following conditions:

•	Arrow’s and Merger Sub’s representations and warranties set forth in the merger agreement, disregarding all qualifications and exceptions therein relating to materiality or material adverse effect, must be true and correct as of the date of the merger agreement and as of the effective time of the merger as though made on and as of the effective time of the merger, subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Arrow or Merger Sub to perform their obligations under the merger agreement; and

•	Arrow and Merger Sub will have performed or complied with all agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the effective time of the merger that are qualified as to materiality and will have performed or complied in all material respects with all other agreements and covenants required to be performed or complied with by them under the merger agreement at or prior to the effective time of the merger.

As used in this proxy statement, the term “Republic Material Adverse Effect” means any event, change, circumstance, state of facts or effect that has had or is reasonably likely to have a material adverse effect on the condition (financial or otherwise), assets, liabilities, businesses or results of operations of us and our subsidiaries taken as a whole or on our ability to perform our obligations under the merger agreement, excluding any such event, change or effect to the extent resulting from or arising in connection with:

•	the transactions contemplated by the merger agreement or any other transaction document referred to in the merger agreement or the announcement or pendency thereof;

•	changes or conditions generally affecting the industries or segments in which we or our subsidiaries operate;

•	changes in general economic, market or political conditions;

•	changes in any applicable laws, statutes, ordinances, regulations, rules, principles of law and orders of any governmental entity after the date hereof, including any changes in generally accepted accounting principles or statutory accounting practices prescribed or permitted by the applicable insurance regulatory authority; and

•	acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof occurring after the date of the merger agreement which, in the case of the second, third, fourth and fifth bullet points above, are not specifically related to, or do not have a materially disproportionate effect (relative to comparable industry participants) on, us or our subsidiaries, taken as a whole.

Termination

The merger agreement may be terminated and the merger abandoned at any time prior to the effective time of the merger:

•	by the mutual written consent of us and Arrow;

•	by either us or Arrow upon notice of the other party if:

•	a governmental entity of competent jurisdiction which must grant a required regulatory approval has denied approval of the merger and such denial has become final and unappealable or any governmental entity of competent jurisdiction has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the merger, and such order, decree, ruling or other action has become final and unappealable; provided that the right to terminate under this provision will not be available to any party whose failure to comply has been the cause of, or resulted in, such action;

•	the merger has not been consummated on or before February 6, 2007 or, if the only conditions precedent to the obligations of the parties under the merger agreement that have not been satisfied or waived on or before such date are the receipt of requisite regulatory approvals or the absence of certain other burdensome conditions as described in the merger agreement, May 4, 2007; provided that the right to terminate under this provision will not be available to any party whose failure to comply has been the cause of, or resulted in, the failure of the effective date of the merger to occur on or before such date;

•	there has been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of such other party, which breach, either individually or in the aggregate, would result in the failure of certain conditions to closing of the merger and which breach has not been cured within 60 days following written notice or, by its nature, cannot be cured within such time period; or

•	our stockholders do not approve the merger agreement at the special meeting or any adjournment or postponement thereof;

•	by Arrow if:

•	our board of directors fails to recommend approval of the merger agreement at the special meeting or directly or indirectly withdraws, modifies or qualifies (or proposes to withdraw, modify or qualify) such recommendation in any manner adverse to Arrow or to the consummation of the merger or resolves to take any such action, subject to certain terms of the merger agreement; or

•	we breach our obligations under the merger agreement by reason of a failure to call the special meeting, prepare and mail to our stockholders this proxy statement or provide notice of the special meeting, subject to the terms of the merger agreement; or

•	by us if:

•	prior to adoption of the merger agreement by our stockholders, in order to enter into an agreement for an Acquisition Proposal that our board of directors determines in good faith, in the exercise of its fiduciary duties, constitutes a Superior Proposal, subject to the terms of the merger agreement.

Termination Fee

We are obligated to pay Arrow a fee of $9.0 million in connection with the termination of the merger agreement under the following circumstances:

•

(i) Arrow terminates the merger agreement as a result of the merger not being consummated on or before February 6, 2007 or, if the only conditions precedent to the obligations of the parties under the merger agreement that have not been satisfied or waived on or before such date are the receipt of requisite regulatory approvals or the absence of certain other burdensome conditions as described in the merger agreement, May 4, 2007, or if we have breached any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement, which breach, either individually or in the aggregate, would result in the failure of certain conditions to closing of the merger and which breach has not been cured within 60 days following written notice or, by its nature, cannot be cured within such time period, (ii) at any time after August 4, 2006 and before such termination an Acquisition Proposal with respect to us has entered into the public domain or has been communicated to our senior officers or board of directors (a “Republic Proposal”) and (iii) within 12 months after the date of such termination, we or any of our subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal;

•	Arrow terminates the merger agreement because (i) our board of directors fails to recommend approval of the merger agreement at the special meeting or directly or indirectly withdraws, modifies or qualifies (or proposes to withdraw, modify or qualify) such recommendation in any manner adverse to Arrow or to the consummation of the merger or resolves to take any such action, subject to certain terms of the merger agreement, or (ii) we breach our obligations under the merger agreement by reason of a failure to call the special meeting, prepare and mail to our stockholders this proxy statement or provide notice of the special meeting, subject to the terms of the merger agreement;

•	we terminate the merger agreement prior to adoption of the merger agreement by our stockholders in order to enter into an agreement for a Superior Proposal; or

•	Arrow terminates the merger agreement as a result of a breach by us of our covenant not to initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal, as more fully described above under “—No Solicitation of Alternative Proposals.”

If either party terminates the merger agreement because our stockholders fail to approve the merger agreement at the special meeting and at any time after August 4, 2006 and at or before the date of the special meeting there has been a Republic Proposal, then we must reimburse Arrow for all documented out-of-pocket fees and expenses incurred by Arrow arising out of, in connection with or related to the merger, not to exceed $1.5 million.

Delek Group Ltd. Guaranty

Under the terms of the merger agreement, Delek has agreed to absolutely, unconditionally and irrevocably guarantee, as principal and not as a surety, to us the prompt and complete payment in full as and when due and payable by Arrow and Merger Sub of any and all amounts payable by Arrow and Merger Sub pursuant to the terms of the merger agreement and the prompt and complete performance in full by Arrow and Merger Sub of their respective other obligations under the terms of the merger agreement.

Expenses

Pursuant to the merger agreement, whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement will be paid by the party incurring such fees or expenses. However, we are required to reimburse Arrow in certain circumstances for its expenses related to the merger agreement, in an amount up to $1.5 million, as described above under “—Termination.”

Amendment

The merger agreement may be amended by the parties at any time before or after any approval of the merger agreement by our stockholders, but after stockholder approval, no amendment may be made for which the law requires stockholder approval without such stockholder approval.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding ownership of our common stock as of July 31, 2006, except as otherwise noted, by:

•	each of those persons owning of record or known by us to be the beneficial owner of more than five percent of our outstanding common stock;

•	each of our directors;

•	each of our executive officers; and

•	all of our directors and executive officers as a group.

The number of shares of our common stock outstanding on July 31, 2006 was 14,099,390. Except as noted, all information with respect to beneficial ownership has been furnished by each director or officer or is based on filings with the SEC. Unless otherwise indicated below and other than the voting trust agreement entered into with BACI, as defined below, voting and investment power of shares reported in this table is not shared with others. Beneficial ownership of our common stock has been determined according to Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, which provide that a person is deemed to be the beneficial owner of shares of stock if the person, directly or indirectly, has or shares the voting or investment power of that stock, or has the right to acquire ownership of the stock within 60 days. The address for those individuals for whom an address is not otherwise indicated is c/o Republic Companies Group, Inc., 5525 LBJ Freeway, Dallas, TX 75240.

	Beneficial Ownership
Name of Beneficial Owner	Number	Number of Shares Underlying Options or Warrants	%
Greenhill Capital Partners, L.P. and affiliated investment funds (1) 300 Park Avenue, 23rd Floor New York, NY 10022	2,819,639	—	20.0%

Brazos Equity Fund 2000, L.P. (2) 100 Crescent Court, Suite 1777 Dallas, TX 75201	949,795	—	6.7

Banc of America Capital Investors SBIC, L.P. (3) Bank of America Corporate Center 100 N. Tryon St., 25th Floor Charlotte, NC 28255-0001	2,532,761	—	18.0

21st Century Group (4) 200 Crescent Court, Suite 1600 Dallas, TX 75201	411,582	—	2.9

Norwest Equity Partners (5) c/o Norwest Venture Capital Management, Inc. 3600 IDS Center Minneapolis, MN 55402	316,601	—	2.2

Luther King Capital Management Corporation (6) 301 Commerce Street, Suite 1600 Fort Worth, TX 76102	823,785	—	5.8

Goldman Sachs Asset Management, L.P. (7) 32 Old Slip New York, NY 10005	786,553	—	5.6

	Beneficial Ownership
Name of Beneficial Owner	Number	Number of Shares Underlying Options or Warrants	%
Bruce W. Schnitzer (8)	251,891	—	1.8
Scott L. Bok (1)	38,102	—	*
Patrick K. McGee (2)	0	—	0
Robert H. Sheridan, III (9)	0	—	0
John L. Ware (4)	0	—	0
Parker W. Rush (10)	181,168	14,160	1.4
Martin B. Cummings (11)	63,134	1,100	*
Robert S. Howey (12)	20,722	3,397	*
Michael E. Ditto (13)	38,172	1,100	*
James G. Drawert (14)	57,721	—	*
Robert H. Kullas (15)	5,507	—	*
All directors and executive officers as a group (12 persons)	656,417	19,758	4.8%

*	Less than 1%.

(1)	Greenhill’s beneficial ownership consists of 1,743,870 shares of common stock held by Greenhill Capital Partners, L.P.; 551,327 shares of common stock held by Greenhill Capital, L.P.; 275,256 shares of common stock held by Greenhill Capital Partners (Executives), L.P.; and 249,186 shares of common stock held by Greenhill Capital Partners (Cayman), L.P. By virtue of their ownership and positions as Senior Members of GCP 2000, LLC and as Managing Directors of Greenhill Capital Partners, LLC, which control the general partners of Greenhill Capital Partners, L.P. and its affiliated investment funds, Scott L. Bok, Robert F. Greenhill and Robert H. Niehaus may be deemed to beneficially own these shares. In addition, GCP Managing Partner, L.P. and GCP, L.P., the general partners of Greenhill Capital Partners, L.P. and its affiliated investment funds, as well as Greenhill Capital Partners, LLC and GCP 2000, LLC, which control the general partners, and Greenhill & Co., Inc., the sole member of Greenhill Capital Partners, LLC, may be deemed to beneficially own these shares. Messrs. Bok, Greenhill and Niehaus disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. Scott L. Bok also owns 38,102 shares of common stock.

In connection with the execution of the merger agreement, Greenhill Capital Partners, L.P., Greenhill Capital Partners (Cayman), L.P., Greenhill Capital Partners (Executive), L.P., Greenhill Capital, L.P. (collectively, the “Greenhill Entities”), Brazos Equity Fund 2000, L.P. and Banc of America Capital Investors SBIC, L.P. (“BACI”) entered into a stockholders agreement with Arrow pursuant to which the Greenhill Entities agreed, among other things, to vote an aggregate of 2,819,639 shares of common stock in favor of the merger agreement.

(2)	Brazos Equity Fund 2000, L.P. (“Brazos 2000”) is the record owner of 949,795 shares of our common stock. Brazos Investment Partners, LLC is the sole general partner of Brazos 2000. Brazos Equity Fund, L.P. and Brazos Equity Fund I-B, L.P. (collectively “Brazos Fund I”) are the sole limited partners of Brazos 2000. Brazos Equity Fund GP, L.P., whose sole general partner is Brazos GP Partners, LLC, is the sole general partner of Brazos Fund I. Randall S. Fojtasek, Jeff S. Fronterhouse, Patrick K. McGee and Michael D. Salim are the sole members of Brazos Investment Partners, LLC and the sole investment members of Brazos GP Partners, LLC. Each of these entities and persons may be deemed to indirectly beneficially own 949,795 shares our common stock by virtue of its or his relationship with Brazos 2000. Mr. Ware disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

In connection with the execution of the merger agreement, the Greenhill Entities, Brazos Equity Fund 2000, L.P. and BACI entered into a stockholders agreement with Arrow pursuant to which Brazos Equity Fund 2000, L.P. agreed, among other things, to vote an aggregate of 949,795 shares of common stock in favor of the merger agreement.

(3)	BACI directly holds 2,532,761 shares of common stock. The voting and disposition of our shares held by BACI is determined by the sole managing member of BACM I GP, LLC, the ultimate general partner of BACI. The sole limited partner of BACI is Banc of America Capital Holdings, L.P., whose general partner is Banc of America Capital Management, L.P. Banc of America Capital Management SBIC, LLC is the general partner of BACI and its sole member is Banc of America Capital Management, L.P. The limited partners of Banc of America Capital Management, L.P. are employees of Bank of America, National Association (“BANA”), which is a wholly-owned subsidiary of Bank of America Corporation. BACM I GP, LLC is the general partner of Banc of America Capital Management, L.P. and J. Travis Hain, an employee of BANA, is the managing member of BACM I GP, LLC. If Mr. Hain’s employment with Bank of America Corporation or its subsidiaries is terminated, Mr. Hain will cease to be such managing member.

At the closing of our initial public offering, BACI entered into a voting trust agreement with an independent, unaffiliated trust company pursuant to which BACI deposited 1,270,745 shares of common stock into a voting trust. Generally, the voting trustee will vote such shares in proportion to, or with the majority of, the non BACI votes cast or abstained from voting. In connection with the merger, the voting trustee will be required to vote such shares on a pro rata basis proportionate to all other non-BACI votes actually cast. Therefore, as a result of the voting obligations set forth in the stockholders agreement and the intention of our directors and executive officers to vote their shares for the adoption of the merger agreement, the voting trustee will be required under the voting trust agreement to vote a minimum of 486,237 of our shares held in the voting trust, or approximately 3.5% of the votes entitled to be cast, in favor of the adoption of the merger agreement. Under the voting trust agreement, BACI has the power to dispose or to direct the disposition of (but not to vote) the BACI shares and the right to receive all dividends paid on its shares.

In connection with the execution of the merger agreement, the Greenhill Entities, Brazos Equity Fund 2000, L.P. and BACI entered into a stockholders agreement with Arrow pursuant to which BACI agreed, among other things, to vote an aggregate of 1,262,016 shares of common stock in favor of the merger agreement and to transfer restrictions on all 2,532,761 shares of common stock held by it.

(4)	Consists of 386,293 shares of common stock held by 21st Century Group Equity Fund, L.P. and 25,289 shares of common stock held by 21st Century Group Coinvestors I, L.P., each a limited partnership of which the general partner is 21st Century GP, L.L.C. The voting and disposition of our shares held by 21st Century Group Equity Fund, L.P. and 21st Century Group Coinvestors I, L.P. is determined by the two managers of 21st Century GP, L.L.C., Messrs. John R. Muse and John L. Ware. As the owner of the majority of ownership interests in, and as one of two managers of, 21st Century GP, L.L.C. Mr. Ware may be deemed to beneficially own all or a portion of the shares held by the parties described above. Mr. Ware disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(5)	Norwest Equity Partners VI, L.P. holds 105,541 shares of common stock. Norwest Equity Partners VII, L.P. holds 211,060 shares of common stock. These shares of stock (the “Shares”) are held of record and beneficially by Norwest Equity Partners VI and Norwest Equity Partners VII, the sole general partner of which is Itasca LBO VI, LLP and Itasca LBO VII, LLP, respectively, whose managing partners are John E. Lindahl and Timothy C. DeVries, and whose managing administrative partner is John P. Whaley. All voting and investment power with respect to the Shares is held solely by Norwest Equity Partners VI and Norwest Equity Partners VII acting by and through Itasca LBO VI, LLP and Itasca LBO VII, LLP, and its managing partners Messrs. Lindahl and DeVries and its managing administrative partner Mr. Whaley.

(6)

The information about Luther King Capital Management is based on a Schedule 13G that firm filed on February 10, 2006. Luther King Capital Management reports that at December 31, 2005, Luther King Capital Management had sole dispositive power and sole voting power with respect to 799,790 shares of our common stock, Mark Johnson had sole dispositive power and sole voting power with respect to 18,000 shares of our common stock, Jack and Christine Johnson had sole dispositive power and sole voting power with respect to 575 shares of our common stock, Christine Johnson had sole dispositive power and sole voting power with respect to 2,025 shares of our common stock, Matt Johnson had sole dispositive power and sole voting power with respect to 1,725 shares of our common stock, Catherine Johnson had sole dispositive power and sole voting power with respect to 1,335 shares of our common stock, and Christina Johnson had sole dispositive power and sole voting power with respect to 335 shares of our common stock.

(7)	The information about Goldman Sachs Asset Management, L.P. is based on a Schedule 13G that firm filed on February 3, 2006. Goldman Sachs Asset Management, L.P. reports that at December 31, 2005, it had sole dispositive power with respect to 786,553 shares of our common stock. It also reports that it had sole voting power with respect to 633,660 shares of our common stock.

(8)	Reflects 182,047 shares of common stock held by Mr. Schnitzer and 69,844 shares of common stock held by the Griffin Schnitzer Family, L.P., a limited partnership that has granted Mr. Schnitzer an irrevocable proxy to vote or otherwise act with respect to its shares. Mr. Schnitzer may be deemed a beneficial owner of all of the shares of common stock held by Griffin Schnitzer Family, L.P.

(9)	Does not reflect any shares owned by BACI, of which Mr. Sheridan is a partner. Mr. Sheridan disclaims beneficial ownership of all shares owned by BACI, except to the extent of his pecuniary interest therein.

(10)	Reflects restricted stock awards to Mr. Rush of 172,601 shares of common stock, a vested stock option award to Mr. Rush of 14,160 shares of common stock and the ownership of 8,567 shares of common stock held by Mr. Rush.

(11)	Reflects restricted stock awards to Mr. Cummings of 54,207 shares of common stock, a vested stock option award to Mr. Cummings of 1,100 shares of common stock and the ownership of 8,927 shares of common stock held by Mr. Cummings.

(12)	Reflects restricted stock awards to Mr. Howey of 19,735 shares of common stock, a vested stock option award to Mr. Howey of 3,397 shares of common stock and the ownership of 987 shares of common stock held by Mr. Howey.

(13)	Reflects restricted stock awards to Mr. Ditto of 30,735 shares of common stock, a vested stock option award to Mr. Ditto of 1,100 shares of common stock and the ownership of 7,437 shares of common stock held by Mr. Ditto.

(14)	Reflects restricted stock awards to Mr. Drawert of 57,623 shares of common stock and the ownership of 98 shares of common stock held by Mr. Drawert.

(15)	Reflects ownership of 3,652 shares of common stock held by Mr. Kullas and a phantom investment in Mr. Kullas’ Stock Account under the Director DCP of 1,855 shares of common stock for which the participant will have a vested right within 60 days. The phantom shares are payable in common stock at the end of the deferral period and track the performance of the Company’s common stock with credits for reinvested dividends. Such shares are not owned by Mr. Kullas and may not be voted or transferred by him until they are released pursuant to the provisions of the Director DCP and the participant’s deferral election.

STOCKHOLDER PROPOSALS

If the merger is completed, there will be no public stockholders of the surviving corporation and no public participation in any future meetings of our stockholders. If the merger is not completed, we will hold a 2007 annual meeting of stockholders. In that event, stockholders may submit proper proposals for inclusion in our proxy statement and for consideration at the 2007 annual meeting of our stockholders by submitting their proposals in writing to our Secretary. To be included in our board of directors’ solicitation of proxies relating to the 2007 annual meeting of our stockholders under SEC Rule 14a-8, a stockholder proposal must be received by our Secretary at 5525 LBJ Freeway, Dallas, Texas 75240, no later than December 13, 2006. Stockholder proposals that are timely notified and that are included in our proxy statement under Rule 14a-8 are considered properly submitted for our annual meeting of stockholders under our amended and restated bylaws. If a stockholder wishes to submit a proposal for the 2007 annual meeting of our stockholders or intends to nominate a person for election to our board of directors, but does not comply with Rule 14a-8, the stockholder must deliver notice to our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the 2006 annual meeting of our stockholders (that is between January 17, 2007 and February 16, 2007). The notice must include a brief description of the business desired to be brought before the meeting, the text of the proposal or business, the reasons for conducting the business at the meeting, any interest of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made in the matter, and other information as described in our amended and restated bylaws. Pursuant to Rule 14a-4(c)(1) our management will have discretionary authority to vote proxies granted to them on any proposal for our 2007 annual meeting of stockholders if we do not receive notice of the proposal by February 26, 2007.

OTHER MATTERS

As of the date of this proxy statement, our board of directors is not aware of any matter to be presented for action at the special meeting, other than the matters set forth in this proxy statement. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form of proxy confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their discretion.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934. We file reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated November 1, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

If you have questions about the special meeting or the merger after reading this proxy statement, or if you would like additional copies of this proxy statement or the proxy card, you should contact our corporate secretary in writing at Republic Companies Group, Inc., 5525 LBJ Freeway, Dallas, Texas 75240, or by phone at (972) 788-6100.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of August 4, 2006

among

ARROW CAPITAL US INC.,

ARROW SUBSIDIARY CORPORATION,

DELEK GROUP LTD.

(only for purposes of Section 8.8 hereof)

and

REPUBLIC COMPANIES GROUP, INC.

A-(i)

A-(ii)

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	5.4(a)
Affected Employee	5.7(a)
Agreement	Preamble
Arrow	Preamble
Arrow Material Adverse Effect	3.2(b)(ii)
Arrow Parent	Preamble
Business Day	1.2
Bylaws	3.1(a)(ii)
Certificate of Incorporation	3.1(a)(ii)
Certificate of Merger	1.3
Change in Republic Recommendation	7.1(d)
Closing	1.2
Closing Date	1.2
Code	2.3(g)
Common Stock	2.1(a)
Confidentiality Agreement	5.2(b)
DGCL	1.1
Dissenting Shares	2.2(a)
Effective Time	1.3
Environmental Laws	3.1(dd)(v)
Environmental Permits	3.1(dd)(v)
ERISA	3.1(j)(i)
Exchange Act	3.1(c)(iii)
Exchange Agent	2.3(a)
Exchange Period	2.3(b)
Executive Employment Agreements	Recitals
Finite Insurance Agreement	3.1(aa)(ii)
Guarantee	8.8(a)
Guaranteed Obligations	8.8(a)
Guaranteed Payments	8.8(a)
Governmental Entity	3.1(c)(iii)
HSR Act	3.1(c)(iii)
Indemnified Liabilities	5.6(a)
Indemnified Parties	5.6(a)
Insurance Approvals	3.1(c)(iii)
Insurance Laws	3.1(w)(i)
KBW	3.1(s)
Lien	3.1(c)(ii)
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
Multiemployer Plans	3.1(j)(i)
NASDAQ	3.1(c)(iii)
Net Income Per Share	5.1(a)(ii)
Notice of Republic Stockholders Meeting	3.1(u)(i)
Notice of Superior Proposal	7.1(e)
Obligations	8.8(a)
Option Consideration	2.4
Options	2.4

A-(iii)

Section
Outstanding Option(s)	2.4
Per Share Amount	2.1(a)
Post Closing Plans	5.7(b)
Preferred Stock	5.7(b)(i)
Producer	3.1(z)(i)
Producer Agreements	3.1(z)(ii)
Proxy Statement	5.1(a)
Purchaser Defense	8.8(g)
Q2 Dividend Deficit	5.1(a)(ii)
Republic	Preamble
Republic Actuarial Analyses	3.1(x)(vi)
Republic Benefit Plans	3.1(j)(i)
Republic Board Approval	3.1(n)
Republic Common Group	3.1(h)(viii)
Republic Contracts	3.1(i)
Republic Disclosure Letter	Article 3
Republic Insurance Contracts	3.1(x)(ii)
Republic Insurer	3.1(b)(v)
Republic Intellectual Property	3.1(q)(i)
Republic Material Adverse Effect	3.1(a)(iv)
Republic Permits	3.1(e)(i)
Republic Proposal	7.2(b)
Republic Reinsurance Agreements	3.1(aa)(i)
Republic SAP Statements	3.1(w)(i)
Republic SEC Documents	3.1(d)(i)
Republic Stock Plans	3.1(b)(i)
Republic Stockholders Meeting	5.1(b)
Republic’s Current Premium	5.6(b)
Required Republic Vote	3.1(o)
Requisite Regulatory Approvals	6.1(c)
SAP	3.1(w)(i)
Sarbanes-Oxley Act	3.1(e)(ii)(A)
Scheduled Investments	3.1(ff)(i)
SEC	3.1(d)(i)
Securities Act	3.1(d)(i)
Stock Rights	2.4
Stockholders Agreement	Recitals
Subsequent Republic SAP Statements	5.13
Subsequent Scheduled Investments	5.14
Subsidiary	3.1(a)(iv)
Superior Proposal	5.4(e)
Surviving Corporation	1.1
Tax	3.1(h)(xviii)
Tax Asset	3.1(h)(xviii)
Tax Claim	3.1(v)
Tax Return	3.1(h)(xviii)
Tax Ruling	3.1(h)(xviii)
Tax Sharing Agreement	3.1(h)(xviii)
Taxing Authority	3.1(h)(xviii)
Termination Fee	7.2(b)
Trailing Dividend Amount	5.1(a)(ii)

A-(iv)

Section
Transacted	3.1(z)(i)
Transfer Taxes	5.8(c)
Violation	3.1(c)(ii)
Voting Debt	3.1(b)(ii)

A-(v)

AGREEMENT AND PLAN OF MERGER, dated as of August 4, 2006 (this “Agreement”), among ARROW CAPITAL US INC., a Delaware corporation (“Arrow”), ARROW SUBSIDIARY CORPORATION, a Delaware corporation and a wholly-owned subsidiary of Arrow (“Merger Sub”), DELEK GROUP LTD., a corporation organized under the laws of Israel (“Arrow Parent”) (only for purposes of Section 8.8 hereof), and REPUBLIC COMPANIES GROUP, INC., a Delaware corporation (“Republic”).

WHEREAS, the Boards of Directors of Arrow and Republic have approved, and deem it advisable and in the best interests of their respective stockholders to consummate, a business combination transaction between Merger Sub and Republic upon the terms and subject to the conditions set forth herein;

WHEREAS, Arrow Parent has agreed, pursuant to Section 8.8 hereof, to guarantee the prompt and complete payment of amounts due and payable by, and performance of the obligations of, Arrow and Merger Sub under this Agreement;

WHEREAS, Arrow and Republic desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

WHEREAS, as a condition and inducement to Arrow and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, (i) Arrow and certain holders of shares of Common Stock are entering into a stockholders agreement (the “Stockholders Agreement”), pursuant to which, among other things, the stockholders party thereto have agreed, subject to the terms thereof, to vote their shares of Common Stock in favor of the adoption of this Agreement and the transactions contemplated hereby and (ii) Republic is entering into employment agreements with certain of its executive officers (the “Executive Employment Agreements”), which Executive Employment Agreements shall take effect upon the consummation of the Merger;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into Republic (the “Merger“), the separate corporate existence of Merger Sub shall cease, and Republic shall continue its corporate existence under Delaware law as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”) and shall continue to be governed by the laws of the State of Delaware.

1.2 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m. on the date that is the third Business Day after the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI (excluding conditions that, by their terms, are to be satisfied on the Closing Date), unless another time or date is agreed to in writing by the parties hereto (the actual date and time of the Closing are herein referred to as the “Closing Date”). The Closing shall be held at the offices of LeBoeuf, Lamb, Greene & MacRae LLP, in New York, New York, unless another place is agreed to in writing by the parties hereto. “Business Day” as used herein shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York, Delaware or Israel are obligated by law or executive order to be closed.

1.3 Effective Time of the Merger. Subject to the provisions of this Agreement, on or prior to the Closing Date, Republic shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the

Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective when the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such other subsequent date or time as Arrow and Republic may agree and specify in the Certificate of Merger (the “Effective Time”).

1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Republic and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Republic and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Certificate of Incorporation and Bylaws of Surviving Corporation. At the Effective Time, the Certificate of Incorporation of Republic shall be amended and restated in the form of the Certificate of Incorporation of Merger Sub as in effect immediately prior to the Effective Time, subject to Section 5.6(b), until thereafter amended in accordance with Delaware law and such Certificate of Incorporation; provided, however, that as of the Effective Time such Certificate of Incorporation shall provide that the name of the Surviving Corporation is “Republic Companies Group, Inc.” The Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

1.6 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the next annual meeting (or the earlier of their resignation or removal) and until their respective successors are duly elected and qualified, as the case may be. The officers of Republic immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

1.7 Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of Republic or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either Republic or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

TREATMENT OF SHARES

2.1 Conversion of Securities. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, Republic or the holder of any of the following securities:

(a) Conversion of Republic Capital Stock. Each share of Republic Common Stock, par value $0.01 per share (the “Common Stock”), issued and outstanding immediately prior to the Effective Time (other than any shares of Common Stock to be canceled pursuant to Section 2.1(b) and any Dissenting Shares) shall be cancelled and extinguished and be converted into the right to receive $20.40 (the “Per Share Amount”) in cash payable to the holder thereof, without interest, upon surrender of the certificate representing such Common Stock. The aggregate amount of cash into which all such shares of Common Stock are to be exchanged pursuant to this Section 2.1(a) is referred to herein as the “Merger Consideration.”

(b) Cancellation of Treasury Stock. Each share of Common Stock held in the treasury of Republic and each share of Common Stock owned by any direct or indirect Subsidiary of Republic immediately prior to the Effective Time shall be canceled and extinguished, and no payment or other consideration shall be made with respect thereto.

(c) Conversion of Merger Sub Capital Stock. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall thereafter represent one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

2.2 Treatment of Dissenting Shares.

(a) Appraisal. Notwithstanding any provision of this Agreement to the contrary, any shares of Common Stock that are outstanding immediately prior to the Effective Time and that are owned by Republic stockholders who have properly perfected their appraisal rights under Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into or represent a right to receive cash pursuant to Section 2.1, unless and until such Republic stockholders fail to perfect their appraisal rights under applicable law, but instead, such stockholders shall be entitled to payment of the appraised value of such Dissenting Shares in accordance with Section 262 of the DGCL. Notwithstanding the provisions of this Section 2.2(a), if any such Republic stockholder shall fail to perfect or effectively withdraw or lose such appraisal rights, each share of Common Stock held by such stockholder shall thereupon be deemed to have been converted into the right to receive and become exchangeable for, at the Effective Time, the Merger Consideration with respect thereto, in the manner provided for in Section 2.1.

(b) Notice of Appraisal Demand. Republic shall give Arrow (i) prompt notice of any written demands for appraisal filed pursuant to Section 262 of the DGCL, withdrawals of such demands, and any other instrument served or delivered in connection with such demands pursuant to the DGCL and received by Republic and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. Republic shall not voluntarily make any payment with respect to any demands for appraisal and shall not, except with the prior written consent of Arrow, settle or offer to settle any such demands.

2.3 Surrender of Capital Stock; Stock Transfer Books.

(a) Exchange Agent. Prior to the Effective Time, Arrow shall designate a bank or trust company (reasonably acceptable to Republic) to act as agent for the holders of Common Stock (the “Exchange Agent”) to receive the funds necessary to make the payments contemplated by Sections 2.1 and 2.4. At the Effective Time, Arrow shall deposit, or cause to be deposited, in trust with the Exchange Agent for the benefit of holders of Common Stock, the aggregate consideration to which such holders shall be entitled to at the Effective Time pursuant to Sections 2.1 and 2.4.

(b) Exchange Period. Each holder of a certificate or certificates representing any shares of Common Stock canceled upon the Merger pursuant to Section 2.1(a) may thereafter surrender such certificate or certificates to the Exchange Agent as agent for such holder, to effect the surrender of such certificate or certificates on such holder’s behalf for a period ending six months after the Effective Time (the “Exchange Period”). Arrow agrees that promptly after the Effective Time it shall cause the distribution to holders of record of shares of Common Stock as of the Effective Time of appropriate materials to facilitate such surrender. Upon the surrender of certificates representing the Common Stock, Arrow shall cause the Exchange Agent to pay the holder of such certificates in exchange therefor cash in an amount equal to the Per Share Amount multiplied by the number of shares of Common Stock, plus the amount of dividends or other distributions with a record date prior to the Effective Time, if any, remaining unpaid with respect to the Common Stock, represented by such certificate immediately prior to the Effective Time. Until so surrendered, each such certificate (other than certificates representing Dissenting Shares and certificates representing Common Stock canceled pursuant to Section 2.1(b)) shall represent solely the right to receive the aggregate Per Share Amount relating thereto, subject however to Arrow’s obligation (if any) to pay any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared by Republic on the shares of Common Stock, in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time.

(c) Payment to Other Persons. If payment of cash in respect of canceled shares of Common Stock is to be made to a person other than the person in whose name a surrendered certificate or instrument is registered, it shall be a condition to such payment that the certificate or instrument so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other Taxes required by reason of such payment in a name other than that of the registered holder of the certificate or instrument surrendered or shall have established to the satisfaction of Arrow or the Exchange Agent that such Tax is not payable.

(d) Transfer Books. At the Effective Time, the stock transfer books of Republic shall be closed and there shall not be any further registration or transfer of any shares of Common Stock thereafter on the records of Republic. If, after the Effective Time, certificates for shares of Common Stock are presented to the Surviving Corporation they shall be cancelled and exchanged for cash as provided in Section 2.1(a). No interest shall accrue or be paid on any cash payable upon the surrender of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock.

(e) Lost, Stolen or Destroyed Certificates. In the event any certificates representing Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration and any dividends or other distributions as may be required pursuant to this Article II in respect of the shares of Common Stock represented by such lost, stolen or destroyed certificates; provided, however, that Arrow may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Arrow or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

(f) Conclusion of Exchange Period. Promptly following the end of the Exchange Period, the Exchange Agent shall deliver to Arrow all cash (including any interest received with respect thereto), certificates and other documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, each holder of a certificate representing Common Stock (other than certificates representing Dissenting Shares and certificates representing Common Stock canceled pursuant to Section 2.1(b)) shall be entitled to look to the Surviving Corporation (subject to applicable abandoned property, escheat and similar laws) only as general creditors thereof with respect to the aggregate Per Share Amount payable upon due surrender of their certificates, without any interest or dividends thereon. Notwithstanding the foregoing, neither Arrow, the Surviving Corporation nor the Exchange Agent shall be liable to any holder of a certificate representing Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration remaining unclaimed by holders of Common Stock as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable law, become the property of the Surviving Corporation free and clear of any claims or interest of any person previously entitled thereto.

(g) Withholdings. Notwithstanding any provision in this Agreement to the contrary, Republic, its Subsidiaries and Arrow shall cooperate with each other and take all reasonably necessary steps between the date hereof and the Effective Time to determine if any amounts should be withheld or deducted from any payments made under this Agreement pursuant to the Internal Revenue Code of 1986, as amended (including all rules and regulations promulgated thereunder, the “Code”), or under any provision of any state, county, local or foreign tax law. The Per Share Amount paid in the Merger shall be subject to reduction for any applicable withholding Taxes and, as set forth in Section 2.3(c), stock transfer taxes payable by such holder. To the extent that amounts are so withheld by Arrow, Republic or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the relevant shares.

(h) Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration shall be equitably adjusted to eliminate the effects of such event.

2.4 Treatment of Republic Equity Awards. All options to purchase shares of Common Stock issued pursuant to the Republic Stock Plans and any and all other options or other rights to purchase shares of Common Stock (the “Options”) outstanding immediately prior to the Effective Time (each an “Outstanding Option” and collectively, the “Outstanding Options”) shall vest and be exercisable immediately prior to the Effective Time and, notwithstanding anything to the contrary in the Republic Stock Plans or in any stock option agreement, except as set forth in Section 2.4 of the Republic Disclosure Letter, each Outstanding Option shall be deemed to have been exercised immediately prior to the Effective Time and converted into the right to receive an amount equal to the product of the number of shares of Common Stock previously issuable under such Outstanding Option immediately prior to the Effective Time if such Outstanding Option were exercised immediately prior to the Effective Time, multiplied by the excess of the Per Share Amount over the exercise price per share of Common Stock previously issuable pursuant to such Outstanding Option (the “Option Consideration”), payable in cash to the holders thereof in accordance with Section 2.3 as if the holders of the Options were holders of Common Stock. In addition, all stock awards other than Options granted pursuant to the Republic Stock Plans and any rights that may be settled in Common Stock granted pursuant to the Republic Stock Plans and/or Republic’s deferred compensation plans or incentive bonus plans (collectively, the “Stock Rights”) shall vest and become nonforfeitable immediately prior to the Effective Time. Republic shall take any and all such actions prior to the Effective Time, including amending the Republic Stock Plans, other Republic Benefit Plans and award agreements, as may be required to facilitate the foregoing. In addition, Republic shall take such further action as may be required to terminate the Republic Employee Stock Purchase Plan, after facilitating the foregoing and immediately prior to the Effective Time.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Prior to the execution and delivery of this Agreement, Republic delivered to Arrow a disclosure letter (the “Republic Disclosure Letter”) which sets forth items the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement or as an exception to one or more of Republic’s representations or warranties contained in Article III of this Agreement, and shall (a) be arranged to correspond to the numbered subsections contained in this Article III, (b) qualify each subsection in this Article III to the extent that it is reasonably apparent from a reading of such disclosure that such disclosure is applicable to such subsection and regardless of whether there is a reference to the Republic Disclosure Letter in such subsection, and (c) further modify and be considered part of the representations and warranties under this Article III.

3.1 Representations and Warranties of Republic. Republic represents and warrants to Arrow and Merger Sub as follows:

(a) Organization, Standing and Power.

(i) Each of Republic and its Subsidiaries is a corporation, Lloyds plan or county mutual duly organized and validly existing and in good standing under the laws of its jurisdiction of incorporation, has all requisite corporate, Lloyds plan or county mutual power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Republic Material Adverse Effect (as hereinafter defined).

(ii) The copies of the Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and Amended and Restated Bylaws (“Bylaws”) of Republic incorporated by reference in the Form 10-K of Republic for the year ended December 31, 2005 are true, complete and correct copies of such documents, are in full force and effect and have not been amended or otherwise modified. Republic is not in violation of any provision of its Certificate of Incorporation or its Bylaws, and no Subsidiary of Republic is in violation of any provision of its certificate of incorporation, bylaws or equivalent organizational documents.

(iii) Republic has made available to Arrow complete and correct copies (except as redacted to protect confidential information related to the transactions contemplated by this Agreement or other alternative strategic transactions considered during the one year period immediately prior to the date of this Agreement) of the minutes (or, in the case of minutes that have not yet been finalized, drafts thereof) of all meetings of the stockholders of Republic and the Board of Directors of Republic, in each case held since January 1, 2003 and prior to the date hereof.

(iv) As used in this Agreement (x) the word “Subsidiary” when used with respect to any party means any entity of which 50% or more of the effective voting power or equity or other ownership interest of such entity is directly or indirectly owned by such party and, with respect to Republic, any county mutual, Lloyds plan or similar entity over which Republic directly or indirectly exercises control pursuant to contract, and (y) the term “Republic Material Adverse Effect” means any event, change, circumstance, state of facts or effect that has had or is reasonably likely to have a material adverse effect on the condition (financial or other), assets, liabilities, businesses or results of operations of Republic and its Subsidiaries taken as a whole or on the ability of Republic to perform its obligations hereunder, excluding any such event, change, circumstance, state of facts or effect to the extent resulting from or arising in connection with (a) the transactions contemplated by this Agreement or any other transaction document referred to in this Agreement or the announcement or pendency thereof (including any (i) actions by insureds, Producers or competitors, (ii) loss of Producers or insureds or (iii) delays or cancellations of orders for services or products), (b) changes or conditions generally affecting the industries or segments in which Republic or its Subsidiaries operate, (c) changes in general economic, market or political conditions, (d) changes in any applicable laws, statutes, ordinances, regulations, rules, principles of law and orders of any Governmental Entity after the date hereof, including any changes in generally accepted accounting principles or SAP, and (e) acts of war (whether or not declared), sabotage or terrorism, military actions or the escalation thereof occurring after the date hereof which, in the case of clauses (b), (c), (d) and (e), are not specifically related to, or do not have a materially disproportionate effect (relative to comparable industry participants) on, Republic or its Subsidiaries, taken as a whole.

(b) Capital Structure.

(i) The authorized capital stock of Republic consists of ten million (10,000,000) shares of preferred stock, par value $0.01 per share (“Preferred Stock”) and two hundred million (200,000,000) shares of Common Stock. As of the close of business on July 31, 2006, no shares of Preferred Stock were issued and outstanding, 14,099,390 shares of Common Stock were issued and outstanding, 267,942 shares of Common Stock were reserved for issuance upon the exercise or payment of outstanding stock options, stock units or other awards (such stock options, units and other awards and plans and programs, collectively, the “Republic Stock Plans”), and 7,242 shares of Common Stock were held in the treasury of Republic. Except as set forth in the preceding two sentences, no shares of capital stock or other equity securities of Republic are authorized, issued, reserved for issuance or outstanding. From July 31, 2006 to the date hereof, Republic has not issued or permitted to be issued any shares of capital stock, stock appreciation rights, phantom stock or securities exercisable or exchangeable for or convertible into shares of capital stock of Republic or any of its Subsidiaries, other than pursuant to and as required by the terms of the Republic Stock Plans, and Republic has not issued any stock options or other awards under the Republic Stock Plans except as set forth in Section 3.l(b)(i) of the Republic Disclosure Letter. All outstanding shares of Common Stock are, and any shares issued upon the exercise of options under the Republic Stock Plans will be, when issued, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights.

(ii) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders may vote (“Voting Debt”) of Republic or any Subsidiary of Republic are issued or outstanding.

(iii) Except for options, units or awards issued or to be issued under the Republic Stock Plans, there are no options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character to which Republic or any Subsidiary of Republic is a party or by which it or any such Subsidiary is bound (x) obligating Republic or any Subsidiary of Republic to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or any Voting Debt or stock appreciation rights of Republic or of any Subsidiary of Republic, (y) obligating Republic or any Subsidiary of Republic to grant, extend or enter into any such option, warrant, call, convertible or exchangeable security, right, commitment or agreement or (z) which provide the economic equivalent of an equity ownership interest in Republic or any Subsidiary of Republic. Except as set forth in Section 3.1(b)(iii) of the Republic Disclosure Letter, there are no outstanding contractual obligations of Republic or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Republic or any of its Subsidiaries. Except as set forth in Section 3.1(b)(iii) of the Republic Disclosure Letter, none of Republic or any Subsidiary of Republic is a party to any stockholders agreement, voting trust agreement or registration rights agreement relating to any equity securities of Republic or any Subsidiary of Republic or any other agreement relating to disposition, voting or dividends with respect to any equity securities of Republic or any Subsidiary of Republic.

(iv) Except as expressly permitted in this Agreement, since August 3, 2006, Republic has not declared, set aside, made or paid to the stockholders of Republic dividends or other distributions on the outstanding shares of Common Stock.

(v) Except for the capital stock or other equity securities of its Subsidiaries and the other ownership interests listed in Section 3.1(b)(v) of the Republic Disclosure Letter, Republic does not own, directly or indirectly, any capital stock or other ownership interest in any person other than interests held for investment purposes that do not exceed 10% of the voting securities of any such person. Except as set forth in Section 3.1(b)(v) of the Republic Disclosure Letter and for investment portfolio activities of any Republic Subsidiary that is authorized to transact an insurance or reinsurance business (a “Republic Insurer”), none of Republic or any of its Subsidiaries is subject to any obligation or requirement and has not entered into any agreement to make any investment (in the form of a capital contribution, loan or otherwise) in any person.

(c) Authority; No Violations; Consents and Approvals.

(i) Republic has all requisite corporate power and authority to enter into this Agreement and, subject in the case of the consummation of the Merger to the approval of this Agreement by the requisite vote of the holders of Common Stock, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Republic and no other corporate proceedings on the part of Republic are necessary to authorize this Agreement and consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the approval of this Agreement by the requisite vote of the stockholders of Republic. This Agreement has been duly executed and delivered by Republic and (assuming the due authorization, execution and delivery by Arrow and Merger Sub) constitutes a valid and binding obligation of Republic, enforceable against Republic in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement do not, and the performance of its obligations and consummation of the transactions contemplated hereby will not, (A) conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of any lien, pledge, security interest, claim, option, interest, right of others, charge, encumbrance or other adverse claim (“Lien”) on any assets (any such conflict, violation, default, right of termination, cancellation or acceleration, loss or creation, a “Violation”) pursuant to any provision of the Certificate of Incorporation or Bylaws of Republic or any Subsidiary of Republic, or (B) except as set forth in Section 3.1(c)(ii) of the Republic Disclosure Letter and subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, treaty, Republic Benefit Plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Republic or any Subsidiary of Republic or their respective properties or assets, which Violation, in the case of clause (B), either individually or in the aggregate, would reasonably be expected to have a Republic Material Adverse Effect.

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, arbitral tribunal, or industry self-regulatory organization (each, a “Governmental Entity”), is required by or with respect to Republic or any Subsidiary of Republic in connection with the execution and delivery of this Agreement by Republic or the consummation by Republic of the transactions contemplated hereby, the failure to make or obtain which would, individually or in the aggregate, reasonably be expected to have a Republic Material Adverse Effect, except for (A) the filing with the SEC of such statements, reports and other materials, including (1) the Proxy Statement, and (2) such reports, filings and statements under Sections 13(a), 13(d), 13(g), 14(a) and 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as may be required in connection with this Agreement and the transactions contemplated hereby, (B) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (C) such applications, filings, authorizations, orders and approvals as may be required under the insurance laws of any state or foreign jurisdiction, and any approvals thereof (collectively, the “Insurance Approvals”), as set forth in Section 3.l(c)(iii)(C) of the Republic Disclosure Letter, (D) notices or filings under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (E) compliance with any applicable requirements of The Nasdaq Stock Market, Inc. (the “NASDAQ”).

(d) SEC Documents; Regulatory Reports; Undisclosed Liabilities.

(i) Republic and its Subsidiaries have filed all required reports, schedules, registration statements and other documents with the Securities and Exchange Commission (the “SEC”) from and after August 3, 2005 (the “Republic SEC Documents”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing, as of the date of such filing), the Republic SEC Documents complied (or, if filed after the date hereof, will comply) in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Republic SEC Documents, and none of the Republic SEC Documents when filed contained (or, if filed after the date hereof, will contain) any untrue statement of a material fact or omitted (or, if filed after the date hereof, will omit) to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Republic and its Subsidiaries included in the Republic SEC Documents complied (or, if filed after the date hereof, will comply), as of their respective dates of filing with the SEC, in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been (or, if filed after the date hereof will be) prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be disclosed therein) subject, in the case of interim unaudited financial statements, to normal year-end adjustments and the absence of footnotes and fairly present (or, if filed after the date hereof, will fairly present) in all material respects the consolidated financial position of Republic and its consolidated Subsidiaries and the consolidated results of operations, changes in stockholders’ equity and cash flows of such companies or entities as of the dates and for the periods shown.

(ii) Other than the Republic SEC Documents, which are addressed in clause (i) above, Republic and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since December 31, 2002 with any Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not, individually or in the aggregate, reasonably be expected to have a Republic Material Adverse Effect.

(iii) Except for (A) those liabilities that are reflected or reserved for in the consolidated financial statements of Republic included in its Quarterly Report on Form l0-Q for the quarter ended March 31, 2006, as filed with the SEC prior to the date of this Agreement, (B) liabilities incurred since March 31, 2006 in the ordinary course of business consistent with past practice, and (C) liabilities which would not, individually or in the aggregate, reasonably be expected to have a Republic Material Adverse Effect, Republic and its Subsidiaries do not have, and since March 31, 2006, Republic and its Subsidiaries have not incurred, any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Republic’s financial statements in accordance with generally accepted accounting principles).

(iv) Except as set forth in Section 3.1(d)(iv) of the Republic Disclosure Letter, neither Republic nor any of its Subsidiaries is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any indebtedness of Republic or its Subsidiaries and no event or condition exists with respect to any indebtedness of Republic or its Subsidiaries that would permit (or that with notice or lapse of time, or both, would permit) one or more persons to cause such indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(e) Compliance with Applicable Laws and Reporting Requirements.

(i) Except as provided in Section 3.1(e)(i) of the Republic Disclosure Letter, Republic and its Subsidiaries hold all material permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are required for the ownership and operation of the businesses of Republic and its Subsidiaries (the “Republic Permits”), and Republic and its Subsidiaries are in compliance in all respects with the terms of the Republic Permits and all applicable laws and regulations, and, to the knowledge of Republic, there are currently no existing circumstances that are likely to result in Republic or any of its Subsidiaries being in violation of any of the Republic Permits or any applicable laws and regulations, in each case, except as would not, individually or in the aggregate, reasonably be expected to have a Republic Material Adverse Effect. Subject to the receipt of each of the consents and approvals described in Sections 3.1(c)(iii) and 3.2(b)(iii) and compliance by Republic and its Subsidiaries and/or Arrow with the HSR Act and the applicable change of control insurance laws, regulations and other requirements of the states of domiciliary of the Republic Insurers, the consummation of the transactions contemplated by this Agreement will not result in any revocation, cancellation, suspension or nonrenewal of any such Republic Permit.

(ii) Except (i) as disclosed in the Republic SEC Documents filed prior to the date of this Agreement, (ii) as set forth in Section 3.l(e)(ii) of the Republic Disclosure Letter or (iii) as would not, individually or in the aggregate, reasonably be expected to have a Republic Material Adverse Effect:

(A) the businesses of Republic and its Subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity (including the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and the Foreign Corrupt Practices Act of 1977 and all applicable laws or other legal requirements relating to the retention of e-mail and other information);

(B) none of Republic, its Subsidiaries or any affiliate of Republic has received, at any time since January 1, 2003, any notice or other communication (whether oral or written) from any Governmental Entity or any other person regarding (1) any actual, alleged, possible, or potential violation of, or failure on the part of Republic, its Subsidiaries or any affiliate of Republic to comply with, any term or requirement of any Republic Permit or (2) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Republic Permit;

(C) no event has occurred or circumstance exists that (with or without the giving of notice or lapse of time or both) (1) constitutes or could result in, directly or indirectly, a violation of, or a failure to comply with, any applicable law or any term or requirement of any Republic Permit, or (2) has resulted or could result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Republic Permit; and

(D) all applications required to have been filed for the renewal of each Republic Permit have been duly filed on a timely basis with the appropriate Governmental Entity, and all other filings required to have been made with respect to each such Republic Permit have been duly made on a timely basis with the appropriate Governmental Entity.

(iii) Section 3.1(e)(iii) of the Republic Disclosure Letter lists the jurisdictions in which each of the Republic Insurers are licensed to write insurance policies and the types of insurance that the Republic Insurers are licensed to write in each such jurisdiction. None of the Republic Insurers is the subject of any supervision, conservation, rehabilitation, liquidation, receivership, insolvency or other similar proceeding or pending or threatened regulatory proceedings. Section 3.1(e)(iii) of the Republic Disclosure Letter lists the state of domicile of each Republic Insurer. None of the Republic Insurers is a “commercially domiciled insurer” under the laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.

(iv) The records, systems, controls, data and information of Republic and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Republic or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not, individually or in the aggregate, reasonably be expected to have a Republic Material Adverse Effect.

(v) Neither Republic nor any of its Subsidiaries, nor any of their current officers or directors or, to the knowledge of Republic, any of Republic’s or such Subsidiaries’ former officers or directors, is the subject of an SEC formal or informal investigation or enforcement action.

(f) Sarbanes Oxley.

(i) Republic and its Subsidiaries are in compliance with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ. Except as permitted by the Exchange Act, including Section 13(k)(2) and (3), since the enactment of the Sarbanes-Oxley Act, neither Republic, its Subsidiaries nor any of its affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of Republic or any of its Subsidiaries.

(ii) The Chief Executive Officer and Chief Financial Officer of Republic (or each former Chief Executive Officer and Chief Financial Officer of Republic, as applicable) have made all certifications required by Rule 13a-14 or 15(d) under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC promulgated thereunder with respect to Republic SEC Documents. Republic has delivered to Arrow a summary of any disclosure made by the management of Republic to Republic’s independent auditors and the audit committee of the Board of Directors of Republic since January 1, 2002 referred to in such certificates.

(iii) Except as set forth in Section 3.1(f)(iii) of the Disclosure Letter, the management of Republic has (x) designed and implemented disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act), or caused such disclosure controls and procedures to be designed and implemented under their supervision, to provide reasonable assurance that material information relating to Republic, including its Subsidiaries, is made known to management of Republic by others within those entities and (y) since August 3, 2005 disclosed to Republic’s outside auditors and the audit committee of the Board of Directors of Republic (A) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which could reasonably be expected to adversely affect Republic’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Republic’s internal control over financial reporting. Since December 31, 2005, any material change in internal control over financial reporting required to be disclosed in any Republic SEC Document has been so disclosed.

(iv) Since December 31, 2005 (A) neither Republic nor any of its Subsidiaries nor, to the knowledge of Republic, any representative of Republic or any of its Subsidiaries has received or otherwise obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Republic or any of its Subsidiaries or their respective internal accounting controls relating to periods after December 31, 2005, including any material complaint, allegation, assertion or claim that Republic or any of its Subsidiaries has engaged in questionable accounting or auditing practices (except for any of the foregoing received after the date of this Agreement which have no reasonable basis), and (B) to the knowledge of Republic, no attorney representing Republic or any of its Subsidiaries, whether or not employed by Republic or its Subsidiaries, has reported evidence of a material violation of securities law, breach of fiduciary duty or similar violation, relating to periods after December 31, 2005, by Republic or any of its officers, directors, employees or agents of Republic to the Board of Directors of Republic or any committee thereof or to any director or executive officer of Republic.

(g) Legal Proceedings. Except as disclosed in the Republic SEC Documents filed prior to the date of this Agreement or as set forth in Section 3.1(g) of the Republic Disclosure Letter, there are no suits, actions, investigations or proceedings (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Republic, threatened against or affecting Republic or any Subsidiary of Republic, that would reasonably be expected to have, individually or in the aggregate, a Republic Material Adverse Effect, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity outstanding against Republic or any Subsidiary of Republic having, or which would reasonably be expected to have, individually or in the aggregate, a Republic Material Adverse Effect.

(h) Taxes.

(i) All material Tax Returns required by applicable law to be filed with any Taxing Authority by, or on behalf of, Republic or any of its Subsidiaries have been filed in the manner and within the time prescribed by applicable law, and all such Tax Returns were at the time of filing, true and complete in all material respects.

(ii) There are no material liens for any Taxes upon the assets of Republic or any of its Subsidiaries, other than (A) statutory liens for Taxes not yet due and payable or (B) liens which are being contested in good faith by appropriate proceedings and have been disclosed in writing to Arrow as of the date hereof.

(iii) Republic and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authorities all material Taxes due and payable, or has established (or has had established on its behalf and for its sole benefit and recourse), in accordance with applicable generally accepted accounting principles, an accurate and sufficient accrual for all such Taxes on the consolidated financial statements of Republic included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, as filed with the SEC prior to the date of this Agreement or on the draft consolidated financial statements of Republic for the fiscal quarter ended June 30, 2006, a copy of which has been made available to Arrow.

(iv) The federal income Tax Returns of Republic and its Subsidiaries through the tax year ended December 31, 2002, have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to granted extensions or waivers, has expired.

(v) There is no material claim, audit, action, suit, proceeding or investigation in respect of any Tax or Tax Asset (“Tax Claim”) now in process, pending or, to Republic’s knowledge, threatened against or with respect to Republic or its Subsidiaries.

(vi) Neither Republic nor any of its Subsidiaries has received written notice of any material proposed or determined Tax deficiency, proposed reassessment of any property or assessment from any Taxing Authority.

(vii) To the extent that the following action relates to a material amount of Taxes or would adversely affect the Taxes of Arrow, Republic or any of their Subsidiaries following the Effective Time and except as set forth in Section 3.1(h)(vii) of the Republic Disclosure Letter, neither Republic nor any of its Subsidiaries has since December 31, 2005 (A) made or changed any election concerning any Taxes, (B) changed an annual accounting period or adopted or changed any accounting method, (C) settled any Tax Claim or assessment, (D) received a Tax Ruling or entered into an agreement with any Taxing Authority, (E) filed any amended Tax Returns or (F) surrendered any right to claim a refund of any Taxes.

(viii) Neither Republic nor any of its Subsidiaries has (A) entered into any transaction that resulted in a “deferred intercompany gain” (within the meaning of Treasury Regulation Section 1.1502-13) equal to or greater than $500,000 for which such gain, in whole or in part, continues to be deferred pursuant to the provisions of Treasury Regulation Section 1.1502-13 as of the date hereof or (B) an “excess loss account,” as defined in Treasury Regulation Section 1.1502-19, in respect of the stock of any Subsidiary of Republic that is a member of the United States affiliated group (as that term is defined under Code Section 1504(a) and other similar provisions of state or local law) that includes Republic as a common parent that is equal to or greater than $500,000 (“Republic Common Group”).

(ix) Except as set forth in Section 3.1(h)(ix) of the Republic Disclosure Letter, since January 1, 1982, neither Republic nor any of its Subsidiaries has been a member of any affiliated group other than the Republic Common Group. Except with respect to any liability under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) that directly results from Republic or any of its Subsidiaries being a member of the Republic Common Group, neither Republic nor any of its Subsidiaries will have as of the Effective Time any liability for a material amount of Taxes of any other person (A) as a transferee or successor, (B) by contract (including any Tax Sharing Agreements) or (C) otherwise.

(x) Neither Republic nor any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable tax treaty or local law) or has otherwise become subject to Tax in a jurisdiction other than the country of its formation, and neither Republic nor any of its Subsidiaries that are “U.S. persons,” as that term is defined in Section 7701 of the Code, has branches in any jurisdiction outside of the United States.

(xi) Within the meaning of Section 355 of the Code, none of Republic or any of its Subsidiaries was a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed by Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” in conjunction with the Merger.

(xii) Republic and each of its Subsidiaries has withheld all material amounts required to have been withheld in connection with amounts paid or owed to any employee, independent contractor, creditor, stockholder, policyholder, insured or any other third party, and such withheld amounts were either duly paid to the appropriate Taxing Authority or set aside in accounts for such purpose. Republic and each of its Subsidiaries has reported such withheld amounts to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder, policyholder, insured or any other third party, as required under law.

(xiii) Republic and its Subsidiaries have prior to the date hereof, provided to Arrow true and complete copies of all Tax Sharing Agreements entered into and not previously terminated by Republic or any of its Subsidiaries.

(xiv) No asset or liability of Republic or of any of its Subsidiaries is a debt obligation that (A) was issued with “original issue discount,” as that term is defined in Section 1273(a) of the Code, in excess of $50,000; (B) is a “registration-required obligation,” as defined in Section 163(f)(2) of the Code; (C) is an “applicable high yield discount obligation,” as defined in Section 163(i)(1) of the Code; (D) provides for the payment of interest that is “disqualified interest,” as such term is defined under Section l63(j)(3) of the Code; (E) constitutes “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code; or (F) is a “disqualified debt instrument,” as defined in Section 163(b)(2) of the Code.

(xv) Neither Republic nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011-4(c), or has been a “material advisor” or “promoter” (as those terms are defined in Section 6111 and 6112 of the Code) in (A) any “reportable transaction” within the meaning of Sections 6011, 6662A and 6707A of the Code, (B) any “confidential corporate tax shelter” within the meaning of Section 6111 of the Code or (C) any “potentially abusive tax shelter” within the meaning of Section 6112 of the Code.

(xvi) With respect to any reinsurance contracts to which Republic or any of its Subsidiaries is a party, no facts, circumstances or basis exists under which the IRS could make any reallocation, recharacterization or other adjustment under Section 845(a) of the Code, or make any adjustment arising from a determination that any reinsurance contract had or has a significant tax avoidance effect under Section 845(b) of the Code.

(xvii) Neither of RIG Capital Trust I nor RIG Capital Trust II are taxed as (A) corporations or (B) publicly traded partnerships, for U.S. federal Tax purposes, and the interest paid by Republic or its Subsidiaries on the notes held by RIG Capital Trust I and RIG Capital Trust II is deductible for U.S. federal income Tax purposes.

(xviii) Neither Republic nor any of its Subsidiaries owns stock in any corporation that was or is (i) classified as a passive foreign investment company as defined in Section 1297 of the Code, or (ii) a “controlled foreign corporation” as defined in Section 957 of the Code, in each case, for any taxable year of such corporation ending prior to the Closing Date other than Seguros Atlas, S.A., and Seguros Atlas, S.A has not sold and does not sell insurance or reinsurance which generates “related person insurance income” within the meaning of Section 953(c)(2) of the Code.

“Tax” means (i) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, premium, property or estimated taxes, customs duties, fees, assessments or charges of any kind whatsoever, (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), or (iii) any transferee liability in respect of any items described in clause (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction, or any other credit or tax asset that could be carried forward or carried back to reduce Taxes (including deductions and credits relating to guaranty fund assessments and the alternative minimum tax).

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated or unitary returns for any group of entities.

“Tax Ruling” means a private letter ruling or a closing agreement entered into with the Internal Revenue Service or any similar ruling or agreement entered into with any foreign, federal, state or local Taxing Authority.

“Tax Sharing Agreement” means any written or unwritten agreement, indemnity or other arrangement for the allocation or payment of Tax liabilities or payment for Tax benefits.

“Taxing Authority” means the Internal Revenue Service or any other Governmental Entity responsible for the administration of any Tax.

(i) Certain Agreements. Except as disclosed in or filed as exhibits to the Republic SEC Documents filed prior to the date of this Agreement or as disclosed in Section 3.1(i) of the Republic Disclosure Letter and except for this Agreement, neither Republic nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (i) which is a “material contract” (as such term is defined in Item 601(b)(l0) of Regulation S-K of the SEC), (ii) which limits the ability of Republic or any of its Subsidiaries to compete in any line of business, in any geographic area or with any person, (iii) with or to a labor union (including any collective bargaining agreement), or (iv) which would prohibit or delay the consummation of any of the transactions contemplated by this Agreement. All contracts, arrangements, commitments or understandings of the type described in this Section 3.1(i) (collectively referred to herein as the “Republic Contracts”) have been made available to Arrow and are valid and binding upon Republic or its Subsidiary party thereto, except as may be limited by bankruptcy, insolvency, moratorium, or other similar laws affecting or relating to enforcement of creditor’s rights generally, or by general principal of equity, and are in full force and effect, except to the extent they have previously expired in accordance with their terms or the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Republic Material Adverse Effect. Neither Republic nor any of its Subsidiaries has, and to the knowledge of Republic, none of the other parties thereto has violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default under the provisions of, any Republic Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to have a Republic Material Adverse Effect. Section 3.1(i) of the Republic Disclosure Letter sets forth a complete and correct list of all material contracts to which Republic or any of its Subsidiaries is a party under which the execution and delivery by Republic of this Agreement or the performance by Republic of this Agreement, including the consummation of the transactions contemplated hereby, would, to Republic’s knowledge, permit any other party to such material contract to cancel or terminate such material contract or trigger, accelerate or change any rights or obligations under such material contract or constitute a breach, violation or default by Republic or such Subsidiary under such material contract.

(j) Benefit Plans and Labor Matters.

(i) With respect to each employee benefit plan (including any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37) (“Multiemployer Plans”)) and all equity-based compensation programs, including stock purchase and stock option plans and programs, severance, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, pension and other material employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, oral or written (A) under which any employee, agent, director, or independent contractor or former employee, agent, director, or independent contractor of Republic or any of its Subsidiaries has any present or future right to benefits, (B) maintained or contributed to by Republic or any of its Subsidiaries or (C) under which Republic or any of its Subsidiaries has any present or future liability other than as disclosed in the consolidated financial statements of Republic included in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 (all the foregoing being herein “Republic Benefit Plans”), no event has occurred and, to the knowledge of Republic, there exists no condition or set of circumstances, in connection with which Republic or any of its Subsidiaries could be subject to any material liability other than liabilities associated with the payment of benefits pursuant to the terms of such Republic Benefit Plans.

(ii) Section 3.1(j)(ii) of the Republic Disclosure Letter contains a complete listing of all Republic Benefit Plans. Republic has made available to Arrow with respect to each Republic Benefit Plan true and complete copies of (to the extent applicable): (A) the plan documents or agreements (including any insurance contracts or trust agreements) or if the plan or arrangement is not written, a detailed summary thereof, (B) the summary plan descriptions and summaries of material modification; (C) Form 5500 reports and, where applicable, audited financial statements and audit reports for the most recent plan year available and the most recent financial statement; (D) the most recent actuarial report; (E) for plans intended to be qualified under Code Section 401(a) a copy of the most recent IRS determination letter with respect to such qualification; and (F) employee handbooks, and other employee communications as currently in effect.

(iii) Except as set forth in Section 3.1(j)(iii) of the Republic Disclosure Letter:

(A) Republic and its Subsidiaries, with respect to the Republic Benefit Plans, and the Republic Benefit Plans, are in material compliance with ERISA, the Code and other applicable laws.

(B) No Republic Benefit Plan (including any Republic Stock Plan) exists that could result in the payment to any present or former employee, agent, director or independent contractor of Republic or any Subsidiary of Republic of any money or other property or accelerate or provide any vesting or other rights or benefits to any present or former employee, agent, director, or independent contractor of Republic or any Subsidiary of Republic as a result of the transactions contemplated by this Agreement, either independently or in connection with any adverse employment action and irrespective of whether or not such payment would constitute a parachute payment within the meaning of Code Section 280G.

(C) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in or cause: (1) the increase, acceleration of timing of payment, funding or vesting of any benefits under any Republic Benefit Plan; (2) the payment or provision of benefits which are “excess parachute payments” as the term is defined in Code Section 280G; or (3) payments or benefits to be subject to the loss of deductions under Code Section 162(m).

(D) There are no pending or threatened claims by or on behalf of, or investigations or governmental audits or requests with respect to, any Republic Benefit Plan (other than routine claims for benefits).

(iv) No Republic Benefit Plan is a Multiemployer Plan, and neither Republic nor any of its Subsidiaries has, or could reasonably be expected to have, any liability under any Multiemployer Plan.

(v) Since December 31, 2005, neither Republic nor any of its Subsidiaries has effectuated (i) a plant closing affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Republic or any of its Subsidiaries; (ii) a mass layoff or (iii) such other transaction, layoff, reduction in force or employment terminations sufficient in number to trigger application of any similar foreign, state or local law that would, individually or in the aggregate, reasonably be expected to have a Republic Material Adverse Effect.

(vi) There are no collective bargaining agreements or other labor union contracts applicable to any employees of Republic or any of its Subsidiaries.

(vii) As of the date hereof, none of the employees of Republic or any of its Subsidiaries is represented by any labor organization, and Republic has no knowledge of (A) any current union organizing activities among the employees of Republic or any of its Subsidiaries, or (B) the existence of any question concerning the representation of such employees.

(viii) There are no labor strikes, labor disputes, work stoppages, lockouts or material grievances pending as of the date hereof, or, to the knowledge of Republic, threatened involving the employees of Republic or any of its Subsidiaries, and during the past five (5) years there have not been any such actions.

(ix) Except as set forth in Section 3.1(j)(ix) of the Republic Disclosure Letter, as of the date hereof, there are no complaints, charges or claims against Republic or any of its Subsidiaries pending or, to the knowledge of Republic, threatened to be brought or filed with any Governmental Entity in connection with the employment by Republic or any of its Subsidiaries of any individual, including any claim relating to employment discrimination, equal pay, sexual harassment, employee safety and health, wages and hours or workers’ compensation.

(x) As of the date hereof, to the knowledge of Republic, neither Republic nor any of its Subsidiaries has received notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to Republic or any of its Subsidiaries, and no such investigation is in progress.

(xi) Republic and each of its Subsidiaries are in material compliance with all applicable laws relating to employment and labor, including provisions relating to wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, and all applicable laws regarding occupational safety and health with respect to employees, and Republic and its Subsidiaries are not engaged in any unfair labor practice with respect to any employee.

(k) Subsidiaries. Section 3.1(k) of the Republic Disclosure Letter lists each Subsidiary of Republic. Except as set forth in Section 3.1(k) of the Republic Disclosure Letter, all of the shares of capital stock or other equity securities of each of the Subsidiaries of Republic are owned by Republic or by another Republic Subsidiary free and clear of any Lien, have been validly issued and are fully paid and nonassessable.

(l) Agreements with Regulators. Except as set forth in Section 3.1(1) of the Republic Disclosure Letter, neither Republic nor any Subsidiary of Republic is a party to any written agreement, consent decree or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any cease-and-desist or other order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any policies, procedures or board resolutions at the request of, any Governmental Entity which restricts the conduct of its business, or in any manner relates to its capital adequacy, its credit or risk management policies or its management, nor has Republic or any Subsidiary of Republic been advised by any Governmental Entity that it is contemplating any such undertakings.

(m) Absence of Certain Changes or Events. Except as disclosed in the Republic SEC Documents filed prior to the date of this Agreement or as set forth in Section 3.1(m) of the Republic Disclosure Letter, since December 31, 2005 (i) Republic and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with their past practices, (ii) there has not been any Republic Material Adverse Effect and (iii) Republic and its Subsidiaries have not taken any action or failed to take any action which action or failure would have resulted in a breach of Section 4.1 had such section been in effect since December 31, 2005.

(n) Board Approval. The Board of Directors of Republic, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held (the “Republic Board Approval”), has (i) determined that this Agreement, the Merger and the other transactions contemplated by this Agreement (including with respect to the Stockholders Agreement) are fair to and in the best interests of Republic and its stockholders and declared the Merger to be advisable, (ii) adopted this Agreement and the plan of merger contained herein and (iii) recommended that stockholders of Republic approve each of the matters constituting the Required Republic Vote and directed that such matter be submitted for consideration by Republic stockholders at the Republic Stockholders Meeting.

(o) Vote Required. The affirmative vote of a majority of the outstanding shares of Common Stock entitled to vote at the Republic Stockholders Meeting on the adoption of this Agreement (the “Required Republic Vote”) is the only vote of the holders of any class or series of Republic capital stock necessary to approve this Agreement and the transactions contemplated hereby (including the Merger).

(p) Properties. Except as disclosed in the Republic SEC Documents filed prior to the date of this Agreement or as set forth in Section 3.1(p) of the Republic Disclosure Letter, Republic or one of its Subsidiaries (i) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in the Republic SEC Documents as being owned by Republic or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business consistent with past practice), free and clear of all Liens, except (A) statutory Liens securing payments not yet due and such Liens as do not affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties, and (B) Liens under the Credit Agreement, dated as of February 23, 2005, among Republic Companies, Inc., Republic and the Frost National Bank, in each case that, individually or in the aggregate, would not reasonably be expected to have a Republic Material Adverse Effect, and (ii) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Republic SEC Documents or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Republic, the lessor other than, in each case, which individually or in the aggregate, would not reasonably be expected to have a Republic Material Adverse Effect.

(q) Intellectual Property.

(i) Republic and its Subsidiaries own, or have valid and enforceable licenses to use or otherwise have the rights to use, all trademarks, service marks, trade names and designs (including any registrations or applications for registration, as well as common law rights in any of the foregoing), patents (including any continuations, continuations in part, renewals and applications for any of the foregoing) and inventions, copyrights (including any registrations and applications therefor and whether registered or unregistered), Internet domain names, computer software, databases, works of authorship, mask works, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, the “Republic Intellectual Property”) which in each case is used in the conduct of their respective business as currently conducted, except where such failures to own or possess valid, subsisting and enforceable licenses to use such Republic Intellectual Property, individually or in the aggregate, would not reasonably be expected to have a Republic Material Adverse Effect. Republic and its Subsidiaries own all goodwill associated with all trademarks, service marks, trade names and designs owned by or exclusively licensed by Republic and its Subsidiaries. Neither Republic nor any of its Subsidiaries has received any notice of infringement or conflict with, and to Republic’s knowledge, there are no infringements of or conflicts with, the rights of any third party with respect to the use or ownership of any Republic Intellectual Property by Republic and its Subsidiaries that, in either case, individually or in the aggregate, would reasonably be expected to have a Republic Material Adverse Effect. To the knowledge of Republic, all Republic Intellectual Property that has been licensed by Republic or any of its Subsidiaries is being used substantially in accordance with the applicable license pursuant to which Republic or such Subsidiary acquired the right to use such Republic Intellectual Property.

(ii) Neither Republic nor any of its Subsidiaries has suffered a material security breach with respect to its data or systems except where such security breach would not reasonably be expected to have a Republic Material Adverse Effect. Neither Republic nor any of its Subsidiaries has notified consumers or employees of any information security breach.

(r) Brokers or Finders. Other than as set forth in Section 3.1(r) of the Republic Disclosure Letter, no agent, broker, lawyer, investment banker, financial advisor or other firm or person is or will be entitled to any broker’s, finder’s, investment banker’s or financial advisor’s fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement.

(s) Opinion of Republic Financial Advisor. Republic has received, and made available to Arrow, the opinion of its financial advisor, Keefe, Bruyette & Woods, Inc. (“KBW”), dated the date of this Agreement, to the effect that the Merger Consideration to be paid by Arrow to the Republic stockholders pursuant to Section 2.1(a) is fair, from a financial point of view, to the holders of Common Stock. Republic has received the approval of KBW to permit the inclusion of a copy of such opinion in its entirety in the Proxy Statement, subject to KBW’s review of the Proxy Statement.

(t) Takeover Laws. Republic has taken all action required to be taken by it in order to exempt this Agreement, the Merger and the other transactions contemplated by this Agreement from, and this Agreement, the Merger and the other transactions contemplated by this Agreement are exempt from, the requirements of any state “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other anti-takeover laws and regulations of any Governmental Entity (other than change of control insurance laws of the state of domiciliary of each Republic Insurer) or contained in Republic’s certificate of incorporation, including Section 203 of the DGCL.

(u) Information Supplied.

(i) The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and applicable rules thereunder. The Proxy Statement and the notice of the Republic Stockholders Meeting (as defined herein) (the “Notice of Republic Stockholders Meeting”), will not, at the date mailed to the holders of Common Stock or at the time of the Republic Stockholders Meeting, contain any untrue statements of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(ii) Notwithstanding the foregoing provisions of this Section 3.1(u), no representation or warranty is made by Republic with respect to statements made or incorporated by reference in the Proxy Statement based on information supplied in writing by Arrow for inclusion or incorporation by reference therein.

(v) Underwriting and Claims Handling. Except as required by law or as set forth in Section 3.1(v) of the Republic Disclosure Letter, since December 31, 2002, (i) all insurance claims paid by any Republic Insurer have in all material respects been paid in accordance with the terms of the contracts under which they arose, except for such claims for which the Republic Insurer has reasonable belief there was a reasonable basis to contest payment, and (ii) the underwriting standards utilized and ratings applied by the Republic Insurers with respect to such contracts outstanding as of the date hereof have been previously disclosed or made available to Arrow and conform in all material respects to industry accepted practices and, with respect to any such contract reinsured in whole or in part, conform in all material respects to the standards and ratings required pursuant to the terms of the related reinsurance, coinsurance or other similar contracts.

(w) Insurance Reports.

(i) Each Republic Insurer is listed in Section 3.l(w)(i) of the Republic Disclosure Letter. Each of the Republic Insurers has filed all annual and quarterly statements, together with all exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, required to be filed with or submitted to the appropriate insurance regulatory authorities of the jurisdiction in which it is domiciled or commercially domiciled on forms prescribed or permitted by such authority (collectively, the “Republic SAP Statements”), except for such failures to file that, individually or in the aggregate, would not reasonably be expected to have a Republic Material Adverse Effect. Republic has delivered or made available to Arrow copies of all annual Republic SAP

Statements for each Republic Insurer for the periods beginning January 1, 2003 and through the date hereof and the quarterly Republic SAP Statements for each Republic Insurer for the quarterly period ended March 31, 2006, each in the form (including exhibits, annexes and any amendments thereto) filed with the applicable state insurance regulatory authority and true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by Republic on or after January 1, 2003 and through the date hereof relating to Republic Insurers. Financial statements included in the Republic SAP Statements and prepared on a statutory basis, including the notes thereto, were prepared (or, in the case of the financial statements included in the Subsequent Republic SAP Statements (as hereinafter defined), will be prepared) in conformity with statutory accounting practices (“SAP”) prescribed or permitted by the applicable insurance regulatory authority, in each case, consistently applied for the periods covered thereby and present fairly (or, in the case of the financial statements included in the Subsequent Republic SAP Statements, will present fairly) the statutory financial position of the relevant Republic Insurer as at the respective dates thereof and the results of operations of such Republic Insurer for the respective periods then ended. The Republic SAP Statements complied (and the Subsequent Republic SAP Statements will comply) in all material respects with all applicable laws, rules and regulations when filed, and no material deficiency has been asserted by any Governmental Entity with respect to any Republic SAP Statements. Except as indicated therein, all assets that are reflected as admitted assets on the Republic SAP Statements comply (and all assets that are reflected as admitted assets on the Subsequent Republic SAP Statements will comply) in all material respects with all applicable foreign, federal, state and local statutes and regulations regulating the business and products of insurance and all applicable orders and directives of insurance regulatory authorities (collectively, the “Insurance Laws”) with respect to admitted assets, as applicable. The statutory balance sheets and income statements included in the Republic SAP Statements have been audited by Republic’s independent auditors, and Republic has delivered or made available to Arrow true and complete copies of all audit opinions related thereto for periods beginning January 1, 2003.

(ii) The policy reserves of the Republic Insurers recorded in their respective Republic SAP Statements, as of their respective dates: (A) have been computed in accordance with generally accepted actuarial standards consistently applied and were fairly stated, in accordance with sound actuarial principles; (B) have been based on actuarial assumptions which produced reserves at least as great as those called for in any contract provisions as to reserve basis and method, and are in accordance in all material respects with all other contract provisions; (C) met all requirements of the applicable legal and regulatory requirements of the applicable state insurance laws and are at least as great as the minimum aggregate amounts required by the applicable insurance regulator; (D) were computed on the basis of actuarial assumptions and actuarial methods consistent in all material respects with those used to compute the corresponding items in the Republic SAP Statements; and (E) included provision for all actuarial reserves and related statement items which ought to be established as required to be certified by the actuaries of the Republic Insurers pursuant to applicable state insurance laws.

(x) Insurance Business.

(i) Each of the Republic Insurers has paid in full or established reserves reflected in the respective Republic SAP Statements for all guaranty or other similar state governmental fund assessments required by any Governmental Entity to be paid by each of the Republic Insurers prior to the date of this Agreement. As of the date of this Agreement, except as set forth in Section 3.l(x)(i) of the Republic Disclosure Letter and except as and to the extent paid prior to December 31, 2005 or reserved against in the Republic SAP Statements, neither Republic nor any of the Republic Insurers has received any guaranty fund assessments.

(ii) Except as would not, individually or in the aggregate, reasonably be expected to have a Republic Material Adverse Effect, all policies, binders, slips, certificates, insurance contracts, reinsurance contracts and other agreements of insurance or reinsurance in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by a Republic Insurer (collectively, the “Republic Insurance Contracts”), and any and all marketing materials are in compliance, and at their respective dates of issuance were in compliance, with all applicable laws and, to the extent required under applicable Insurance Laws, on forms and at rates approved by the insurance regulatory authority of the jurisdiction where issued or, to the extent required by applicable laws, have been filed with and not objected to by such authority within the period provided for objection. All forms of Republic Insurance Contracts currently outstanding together with all amendments thereto, are on the forms that have been previously made available to Arrow.

(iii) Except as set forth in Section 3.l(x)(iii) of the Republic Disclosure Letter, there are no Republic Insurance Contracts under which the holders thereof have any rights with respect to dividends, distributions, surplus, profits, participation or voting rights.

(iv) Except as set forth on Schedule 3.1(x)(iv) of the Republic Disclosure Letter or as would not, individually or in the aggregate, reasonably be expected to have a Republic Material Adverse Effect, Republic and its Subsidiaries collectively have exclusive right, title and interest in and ownership of all policy expirations, renewal rights and contractholder information (including all information relating to policyholders, customers, books, records, clients and products) with respect to all Republic Insurance Contracts.

(v) Except as set forth in Section 3.l(x)(v) of the Republic Disclosure Letter, all premium rates established by the Republic Insurers that are required to be filed with or approved by any Governmental Entity have been so filed or approved, and the premiums charged conform to the premiums so filed or approved and comply (or complied at the relevant time) with the Insurance Laws applicable thereto.

(vi) Section 3.l(x)(vi) of the Republic Disclosure Letter lists each actuarial report with respect to any Republic Insurer prepared since December 31, 2002 by any independent actuary engaged by or on behalf of Republic or any of its Subsidiaries (the “Republic Actuarial Analyses”). Republic has delivered or made available to Arrow a complete and correct copy of each such Republic Actuarial Analysis. To the knowledge of Republic, the information and data furnished by Republic or any Republic Insurer to its independent actuaries in connection with the preparation of the Republic Actuarial Analyses were accurate in all material respects for the periods covered in the Republic Actuarial Analyses.

(y) Risk Management Instruments. Since December 31, 2003, all derivative instruments, including interest rate swaps, caps, floors and option agreements and other risk management arrangements, whether entered into for the account of Republic or one of its Subsidiaries, were entered into in conformity in all material respects with applicable investment policies.

(z) Producer Sales and Marketing.

(i) Section 3.1(z)(i) of the Republic Disclosure Letter sets forth a list of each insurance agent or group of related agents who accounted for more than one percent of the gross statutory premium income of the Republic Insurers, taken as a whole, for the six month period ended June 30, 2006. Except as disclosed in Section 3.l(z)(i) of the Republic Disclosure Letter, or as would not, individually or in the aggregate, reasonably be expected to have a Republic Material Adverse Effect, since January 1, 2003, (A) each employee, agent, manager, intermediary, broker, third-party administrator, independent marketing organization (affiliated and unaffiliated), consultant, advisor, producer, financial institution or call center personnel and distributor or other person (each a “Producer”) who marketed, sold, negotiated, serviced, administered, managed, advised or otherwise transacted (“Transacted”) with holders of the products issued by Republic and its Subsidiaries, at the time such Producer Transacted any business for Republic or the relevant Subsidiary, was duly and appropriately appointed by Republic or the relevant Subsidiary (or their respective agents) to act as a Producer and, to the knowledge of Republic, was duly and appropriately licensed or registered as a Producer (for the type of business Transacted by such Producer), in each case, in the particular jurisdiction in which such Producer, marketed such business; (B) to the knowledge of Republic, there have been no violations by Producers of any law in connection with the marketing or sale of products issued by Republic and its Subsidiaries, including with respect to fictitious bids or quotes; (C) all advertising, promotional and sales materials and other marketing practices used by the Republic Insurers, and to the knowledge of Republic, any independent agents and representatives thereof, have complied and are currently in compliance with applicable laws; (D) to the knowledge of Republic, there have been no instances of Producers having breached the terms of agency or broker contracts; (E) all compensation paid to each such Producer was paid in accordance with applicable law; and (F) all training and instruction manuals pertaining to the sale of the products manufactured by Republic and its Subsidiaries provided to each such Producer by Republic and its Subsidiaries were in compliance with all applicable laws and orders.

(ii) Section 3.l(z)(ii) of the Republic Disclosure Letter sets forth the standard forms of agreements with Producers (collectively, the “Producer Agreements”) utilized by Republic and its Subsidiaries. Except as set forth in Section 3.l(z)(ii) of the Republic Disclosure Letter, all of the agreements with Producers are, in all material respects, in the form of one of the Producer Agreements. Except as set forth in Section 3.1(z)(ii) of the Republic Disclosure Letter, as of the date hereof none of Republic or any of its Subsidiaries is in default in any material respect with respect to any such Producer Agreement.

(aa) Reinsurance.

(i) Section 3.1(aa)(i) of the Republic Disclosure Letter sets forth an accurate, current and complete list of (i) all reinsurance or excess insurance ceded pursuant to any reinsurance, excess insurance, ceding of insurance, assumption of insurance or indemnification with respect to insurance or similar arrangements in force as of the date of this Agreement to which each Republic Insurer is a party (all the foregoing, the “Republic Reinsurance Agreements”), (ii) any terminated or expired Republic Reinsurance Agreement of any Republic Insurer under which there remains any outstanding reserves in excess of $100,000 and (iii) any Republic Reinsurance Agreement with any affiliate of Republic, and for each such Republic Reinsurance Agreement described in (i), (ii) or (iii), the effective date of such treaty or agreement and the termination date of any such treaty or agreement which has a definite termination date. All Republic Reinsurance Agreements are in full force and effect to the respective dates noted in Section 3.1(aa)(i) of the Republic Disclosure Letter, and except as disclosed in Section 3.1(aa)(i) of the Republic Disclosure Letter, neither Republic nor any Republic Insurer, nor to the knowledge of Republic, any other party to a Republic Reinsurance Agreement is in default as to any provision thereof, and, to the knowledge of Republic, no condition exists that, with or without notice or lapse of time or both, would constitute a default thereunder. No Republic Reinsurance Agreement contains any provision providing that the other party thereto may terminate or otherwise modify, including modifying the premium, terms or limits of coverage with respect to, such Republic Reinsurance Agreement by reason of the transactions contemplated by this Agreement. All amounts due or coming due in the future under each such treaty or agreements are collectible in full in the ordinary course. No consent is required from any party to any Republic Reinsurance Agreement in connection with the transactions provided for in this Agreement. Except as set forth in Section 3.1(aa)(i) of the Republic Disclosure Letter, to the knowledge of Republic or any Republic Insurer, there is no reason to believe that the financial condition of any other party to any Republic Reinsurance Agreement is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement, and all amounts recoverable under any Republic Reinsurance Agreement to which any Republic Insurer is a party (including amounts based on paid and unpaid losses) are fully collectible. Each Republic Insurer is entitled to take full credit in (1) its Republic SAP Statements pursuant to Insurance Laws and (2) its financial statements prepared in accordance with generally accepted accounting principles for all reinsurance, coinsurance or excess insurance ceded pursuant to any Republic Reinsurance Agreement. Section 3.1(aa)(i) of the Republic Disclosure Letter sets forth a list of each reinsurance audit report issued in connection with the Republic Insurers since December 31, 2002.

(ii) Except as set forth in Section 3.l(aa)(ii) of the Republic Disclosure Letter, none of the Republic Insurers is currently or has ever been a party to a Finite Insurance Agreement. Except as set forth in Section 3.l(aa)(ii) of the Republic Disclosure Letter, neither Republic nor any of the Republic Insurers is now or has ever been a party to any separate written or oral agreements with reinsurers that would under any circumstances reduce, limit, mitigate or otherwise affect any actual or potential loss to the parties under the reinsurance contract, other than the contracts that are explicitly defined in the reinsurance contract. As used herein, the term “Finite Insurance Agreement” means any contract of financial reinsurance, finite risk insurance or reinsurance contracts (or multiple contracts with the same reinsurer or its affiliates) that include any of the following features:

(A) Features that limit the amount of insurance risk that is transferred to the reinsurer, including: (1) a limited or conditional cancellation provision under which cancellation triggers the obligation by any of the Republic Insurers or any of their affiliates to enter into a new reinsurance contract with the reinsurer, or an affiliate of the reinsurer; (2) a contract term longer than two years when the contract is non-cancelable by any of Republic or any Republic Insurer during the contract term; (3) an unconditional unilateral right by either party to commute the reinsurance contract; or (4) aggregate stop loss reinsurance coverage.

(B) Features that result in a delayed or untimely reimbursement of claims by the reinsurer, including: (1) reporting of losses less frequently than on a quarterly basis; or (2) a payment schedule accumulating retentions from multiple years.

(C) Risks ceded during the period covered by a financial statement and either (1) accounted for by the ceding entity as reinsurance under statutory accounting principles and as a deposit under generally accepted accounting principles, or as reinsurance under generally accepted accounting principles and as a deposit under statutory accounting principles.

(bb) Transactions with Certain Persons. Except as set forth in Section 3.l(bb) of the Republic Disclosure Letter, there are no outstanding material amounts payable to or receivable from, or advances by Republic or any of its Subsidiaries to, and neither Republic nor any of its Subsidiaries is otherwise a creditor or debtor to, or party to any contract with, any stockholder, director, officer, or affiliate of Republic or any of its Subsidiaries, or any relative of any of the foregoing. Except as set forth in Section 3.1(bb) of the Republic Disclosure Letter or in the Republic SEC Documents filed prior to the date of this Agreement, since August 3, 2005 there has been no material transaction, or series of similar transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of similar transactions, agreements, arrangements or understandings to which Republic or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.

(cc) Investment Company. Neither Republic nor any of its Subsidiaries is an investment company subject to registration and regulation under the Investment Company Act of 1940, as amended.

(dd) Environmental Matters. Except as set forth in the Republic SEC Documents filed prior to the date of this Agreement, or as would not reasonably be expected to have, individually or in the aggregate, a Republic Material Adverse Effect:

(i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review (or any basis therefor) is pending or, to the knowledge of Republic, is threatened by any Governmental Entity or other person relating to or arising out of any Environmental Law;

(ii) Republic and its Subsidiaries are and for the last five years have been in compliance with all Environmental Laws and all Environmental Permits;

(iii) there are no events, conditions, circumstances, practices, plans or legal requirements that would prevent Republic or any of its Subsidiaries from, or increase the burden on Republic or any of its Subsidiaries in, complying with applicable Environmental Laws or obtaining, renewing or complying with all Environmental Permits required under such laws for the conduct of its business and operations;

(iv) other than with respect to policies written in connection with the insurance business, there are no liabilities of or relating to Republic or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law and there are no facts, conditions, situations or set of circumstances that could reasonably be expected to result in or be the basis for any such liability; and

(v) there has been no environmental investigation, study, audit, test, review or other analysis conducted of which Republic has knowledge in relation to the current or prior business of Republic or any of its Subsidiaries (other than with respect to policies written in connection with the insurance business for which claims reserves have been established) or any property or facility now or previously owned or leased by Republic or any of its Subsidiaries that has not been delivered or made available to Arrow prior to the date hereof

As used in this Section 3.1(dd):

“Environmental Laws” means any federal, state, local or foreign law (including common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any Governmental Entity or other third party, relating to human health and safety, the environment or to pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substances, wastes or materials; and

“Environmental Permits” means, with respect to Republic, all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of Republic or any of its Subsidiaries, as currently conducted.

(ee) Sufficiency of Assets. The assets owned or leased by Republic and its Subsidiaries are sufficient in all material respects for the operation of the businesses of Republic and its Subsidiaries as currently conducted (including all books, records, computers and computer programs and data processing systems).

(ff) Investments.

(i) Section 3.1(ff)(i) of the Republic Disclosure Letter sets forth an accurate, current and complete list of all bonds, stocks (other than stock of direct or indirect wholly-owned Subsidiaries of Republic), mortgages and other investments of any type owned by Republic and its Subsidiaries as of June 30, 2006 (collectively, the “Scheduled Investments”). Republic and its Subsidiaries have good and marketable title to each of the Scheduled Investments.

(ii) Except as set forth in Section 3.1(ff)(ii) of the Republic Disclosure Letter, none of the Scheduled Investments is currently in default in the payment of principal or interest, and, to the knowledge of Republic, no event has occurred which reasonably would be expected to result in a diminution of the value of any non-publicly traded security owned by Republic or any of its Subsidiaries.

(iii) There are no Liens on any of the Scheduled Investments, except for (i) those Scheduled Investments deposited with Governmental Entities, as indicated in Section 3.1(ff)(iii) of the Republic Disclosure Letter, and (ii) Liens which do not materially detract from the value of the Scheduled Investments subject thereto.

(iv) Neither Republic nor any of its Subsidiaries has taken, or omitted to take, any action which would result in Republic being unable to enforce the terms of any Scheduled Investment or which would cause any Scheduled Investment to be subject to any valid offset, defense or counterclaim against the right of Republic to enforce the terms of such Scheduled Investment.

(v) Since December 31, 2005, Republic has not (i) purchased or otherwise invested in, or committed to purchase or otherwise invest in, any interest in real property (including any extension of credit secured by a mortgage or deed of trust), (ii) purchased or otherwise invested in, or committed to purchase or otherwise invest in, bonds, notes, debentures or other evidences of indebtedness rated lower than “Baa-” by

Moody’s Investors Service Inc. or “BBB-” by Standard & Poor’s Corporation at the time of purchase, (iii) entered into any Republic Contract with any affiliate with respect to the purchase or other acquisition, sale or other disposition or allocation of any Scheduled Investment or (iv) entered into any Republic Contract with respect to any foreign investments.

3.2 Representations and Warranties of Arrow. Arrow and Merger Sub represent and warrant to Republic as follows:

(a) Organization, Standing and Power.

(i) Each of Arrow and Merger Sub is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation or organization, has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have an Arrow Material Adverse Effect (as hereinafter defined).

(ii) Arrow has previously delivered to Republic true, complete and correct copies of the organizational documents of Arrow, which are in full force and effect and have not been amended or otherwise modified.

(b) Authority.

(i) Each of Arrow and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Arrow and Merger Sub and no other corporate proceedings on the part of Arrow or Merger Sub are necessary to authorize this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Arrow and Merger Sub and (assuming the due authorization, execution and delivery by Republic) constitutes a valid and binding obligation of each of Arrow and Merger Sub, enforceable against each of Arrow and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equitable principles.

(ii) The execution and delivery of this Agreement by each of Arrow and Merger Sub do not, and the performance of its respective obligations and consummation of the transactions contemplated hereby will not, (A) result in any Violation pursuant to any provision of the organizational documents of Arrow or Merger Sub, or (B) subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, result in any Violation of any loan or credit agreement, note, mortgage, indenture, lease, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Arrow or Merger Sub or their respective properties or assets, which Violation, in the case of clause (B), either individually or in the aggregate, would reasonably be expected to have a material adverse effect on the ability of Arrow or Merger Sub to perform their obligations under this Agreement (an “Arrow Material Adverse Effect”).

(iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Arrow or Merger Sub in connection with the execution and delivery of this Agreement by Arrow or Merger Sub or the consummation by Arrow or Merger Sub of the transactions contemplated hereby, except for (A) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (B) the approvals, filings and notices required under the insurance laws of the jurisdictions in which Republic Insurers are organized or transact the business of insurance, and (C) notices or filings under the HSR Act.

(c) Information Supplied. The information supplied in writing by Arrow and the Merger Sub and included in the Proxy Statement with the written consent of Arrow and the Merger Sub, as the case may be, will not, at the date mailed to the holders of Common Stock or at the time of the Republic Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) Financing. Arrow has or will have available, prior to the Effective Time, sufficient cash in immediately available funds to pay or to cause Merger Sub to pay the Merger Consideration pursuant to Article II hereof and to consummate the Merger and other transactions contemplated hereby.

(e) Merger Sub.

(i) True, complete and correct copies of the organizational documents of Merger Sub, each as in effect as of the date of this Agreement, have previously been made available to Republic, which are in full force and effect and have not been amended or otherwise modified.

(ii) Merger Sub was formed by Arrow solely for the purpose of effecting the Merger and the other transactions contemplated by this Agreement. Except as contemplated by this Agreement, Merger Sub does not hold and has not held any material assets or incurred any material liabilities, and has not carried on any business activities other than in connection with the Merger and the other transactions contemplated by this Agreement.

(f) Legal Proceedings. There are no suits, actions, investigations or proceedings (whether judicial, arbitral, administrative or other) pending or, to the knowledge of Arrow, threatened, against or affecting Arrow or any Subsidiary of Arrow, that would reasonably be expected to have, individually or in the aggregate, an Arrow Material Adverse Effect, nor are there any judgments, decrees, injunctions, rules or orders of any Governmental Entity outstanding against Arrow or any Subsidiary of Arrow having, or that would reasonably be expected to have, individually or in the aggregate, an Arrow Material Adverse Effect.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

The Republic Disclosure Letter sets forth items the disclosure of which is necessary or appropriate, either in response to an express disclosure requirement or as an exception to one or more of Republic’s covenants contained in Section 4.1 of this Agreement, and disclosure made with respect to a provision of this Agreement shall be deemed to qualify such provision to the extent it is reasonably apparent from a reading of such disclosure that such disclosure is applicable to such subsection.

4.1 Covenants of Republic. During the period from the date of this Agreement and continuing until the Effective Time, Republic agrees as to itself and its Subsidiaries that, except as expressly contemplated or permitted by this Agreement or to the extent that Arrow shall otherwise consent in writing:

(a) Ordinary Course. Except as otherwise expressly permitted by this Agreement, Republic and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course consistent with past practice and use all reasonable efforts to preserve intact their present business organizations, maintain their rights, franchises, licenses and other authorizations issued by Governmental Entities and preserve their relationships with employees, customers, suppliers and others having business dealings with them to the end that their goodwill and ongoing businesses shall not be impaired in any material respect at the Effective Time. Republic shall not, nor shall it permit any of its Subsidiaries to: (i) enter into any new material line of business; (ii) other than in respect of actions, suits or other litigation referred to in subclause (l) of this Section 4.1, pay, discharge, settle or satisfy any claim, liability or obligation (including extra-contractual obligations), whether absolute, accrued, asserted or unasserted, contingent or otherwise, other than in the ordinary course of business consistent with past practice or for amounts not in excess of $250,000 in the aggregate; (iii) enter into, amend in any material respect or terminate, in each case outside the ordinary course of business consistent with past practice, any material reinsurance or any similar contract (including any surplus relief or financial reinsurance contract), whether as reinsurer or reinsured, so as to materially change the existing reinsurance profile, including quality of reinsurers, contract terms and scope of coverage, of Republic and its Subsidiaries on a consolidated basis, in each case without the consent of Arrow, such consent not to be unreasonably withheld or delayed; (iv) alter or amend in any material respect their existing underwriting, claim handling, loss control, investment, actuarial, reserving, financial reporting or accounting principles, practices, procedures, guidelines, policies or methods or any material assumption underlying an actuarial practice or policy, except as may be required by generally accepted accounting principles or applicable statutory accounting principles; (v) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities incurred or committed to in the ordinary course of business consistent with past practice; or (vi) except as disclosed in Section 4.l(a)(vi) of the Republic Disclosure Letter, hire any new employee with a base salary or guaranteed monetary compensation in excess of $100,000 per year.

(b) Dividends; Changes in Stock.

(i) Republic shall not, nor shall it permit any of its Subsidiaries to, or propose to, (x) declare or pay any dividends on or make other distributions in respect of any of its capital stock (whether in cash, stock or property or any combination thereof), except for (A) dividends paid by a direct or indirect wholly owned Subsidiary of Republic, (B) regular, quarterly cash dividends paid by Republic on the Common Stock in accordance with subclause (ii) of this Section 4.1(b), with usual record and payment dates and in accordance with Republic’s past dividend policy, and (C) required distributions on Republic’s trust preferred securities, if any, (y) split, combine or reclassify any of its capital stock, or issue or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, or (z) purchase, redeem or otherwise acquire, or permit any Subsidiary to redeem, purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except pursuant to agreements disclosed in Section 4.1 (b)(i) of the Republic Disclosure Letter).

(ii) Republic may declare and pay regular, quarterly cash dividends not to exceed the lesser of (x) $0.12 per share and (y) 100% of the consolidated net income per share of Republic calculated in accordance with GAAP (“Net Income Per Share”) for the calendar quarter immediately preceding the calendar quarter in which any dividend is proposed to be declared, provided that a dividend may be declared in the third calendar quarter of 2006 of up to $0.12 per share notwithstanding the fact that such per share dividend may exceed 100% of the Net Income Per Share earned by Republic for the three month period ending June 30, 2006 (the amount expressed on a per share basis by which any such dividend exceeds the Net Income Per Share for such three month period being referred to herein as the “Q2 Dividend Deficit”); provided, further, that no quarterly cash dividends may be declared in any calendar quarter subsequent to the third calendar quarter unless the excess of (i) the Trailing Dividend Amount (as defined herein) over (ii) the Q2 Dividend Deficit is equal to or greater than the lesser of (a) the dividend per share proposed to be declared in such quarter and (b) $0.12 per share, in which case such dividend may only be paid in an amount not to exceed the lesser of (c) the dividend per share proposed to be declared in such quarter and (d) $0.12 per share.

As used in this Section 4.1(b)(ii), “Trailing Dividend Amount” means, for any calendar quarter, the amount by which the aggregate Net Income Per Share earned by Republic during the third calendar quarter of 2006 and each subsequent calendar quarter that immediately precedes the calendar quarter in which a dividend is proposed to be declared exceeds the sum of (1) the aggregate dividends proposed to be declared during the fourth calendar quarter and subsequent calendar quarters and (2) the absolute value of the aggregate net loss per share of Republic, if any, calculated in accordance with GAAP for the third calendar quarter of 2006 and subsequent calendar quarters prior to the calendar quarter in which a dividend is proposed to be declared.

(c) Issuance of Securities. Except as disclosed in Section 4.1(c) of the Republic Disclosure Letter, Republic shall not, nor shall it permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, or pledge or otherwise encumber any shares of its capital stock of any class, any Voting Debt, any stock appreciation rights or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any such shares or Voting Debt, or enter into any agreement with respect to any of the foregoing, other than the issuance of Common Stock upon the exercise or settlement of stock options outstanding as of the date hereof under the Republic Stock Plans.

(d) Governing Documents. Except as expressly provided herein, Republic shall not amend or propose to amend its Certificate of Incorporation or Bylaws and shall cause its Subsidiaries not to amend their respective certificates of incorporation, bylaws or similar organizational documents.

(e) No Acquisitions or Dispositions. Subject to Section 5.4, Republic shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire, or dispose of or agree to dispose of, by merging or consolidating with, by purchasing a substantial equity interest in or a substantial portion of the assets of, by entering into an extraordinary reinsurance transaction, by forming a partnership or joint venture with, or by any other manner, any corporation, partnership, association or other business organization or division thereof, or any material assets. Subject to Section 5.4, other than activities in the ordinary course of business consistent with past practice, Republic shall not, and shall not permit any of its Subsidiaries to, sell, lease, assign, encumber or otherwise dispose of, or agree to sell, lease, assign, encumber or otherwise dispose of, any of its assets (including capital stock of its Subsidiaries and indebtedness of others held by Republic and its Subsidiaries).

(f) Indebtedness. Except as set forth in Section 4.1(f) of the Republic Disclosure Letter, Republic shall not, and shall not permit any of its Subsidiaries to, (i) incur, create or assume any indebtedness for borrowed money (or modify any of the material terms of any such outstanding indebtedness) or guarantee any such indebtedness, except with respect to intercompany indebtedness incurred by Subsidiaries of Republic and owed to Republic or other Subsidiaries of Republic, (ii) issue or sell any debt securities or rights to acquire any debt securities of Republic or any of its Subsidiaries or guarantee any debt securities of others, or (iii) enter into any “keep-well or other agreement to maintain the financial condition of any other person or any arrangement having the economic effect of the foregoing without Arrow’s prior written consent, not to be unreasonably withheld or delayed.

(g) Material Contracts. Except with respect to the reinsurance matters referred to in Section 4.1(a)(iii), Republic shall not, and shall not permit any of its Subsidiaries to, (i) enter into any material contract other than in the ordinary course of business consistent with past practice, (ii) terminate or materially modify or amend any contract material to the operations of Republic or any of its Subsidiaries or (iii) enter into any agreements that limit or otherwise restrict Republic or any of its Subsidiaries or any successor thereto from engaging or competing in any material respect in any line of business or in any geographic area.

(h) Risk Policy. Republic shall not, and shall not permit any of its Subsidiaries to, terminate or materially modify or amend any risk management arrangements, whether entered into for the account of Republic or one of its Subsidiaries.

(i) Compensation and Benefit Plans. Except as provided in Section 4.1(i) of the Republic Disclosure Letter, neither Republic nor any Subsidiary will (i) enter into, adopt, amend (except for such amendments as may be required by law) or terminate any Republic Benefit Plan, or any other employee benefit plan or any agreement, arrangement, plan or policy between Republic or a Subsidiary of Republic and one or more of its directors or officers, or (ii) except to the extent expressly permitted by Section 4.1(c), issue any new or additional awards or grants, or pay any new or additional compensation or benefits, enter into any severance or change-in-control agreements, or increase in any manner the current compensation or benefits, contingent or otherwise, of any director, officer, agent, independent contractor or employee, with the exception of (A) amounts required to be contributed, distributed, granted or awarded under the terms and provisions of plans and arrangements listed in Section 3.l(j)(ii) of the Republic Disclosure Letter as in effect as of June 30, 2006, and (B) normal increases in compensation in the ordinary course of business consistent with past practice.

(j) No Liquidation. Republic shall not, and shall not permit any of its Subsidiaries to, adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization.

(k) Taxes. Except as will not reasonably be likely to materially affect the Taxes or the Tax Assets of Republic and its Subsidiaries after the Effective Time, Republic shall not, and shall not permit any of its Subsidiaries to:

(i) (A) make, amend or change any material income Tax election; (B) make a request for a Tax Ruling or enter into any agreement with a Taxing Authority; (C) settle or compromise any material Tax liability or Tax Claim in excess of amounts specifically reserved therefor on the consolidated financial statements of Republic included in its Quarterly Report on Form l0-Q for the quarter ended March 31, 2006, as filed with the SEC prior to the date of this Agreement; (D) except as otherwise mandated by applicable law, file any amendments to any previously filed Tax Returns; (E) surrender any right to claim a refund of any Taxes; (F) make any distributions or enter into any transactions (other than the transactions contemplated by this Agreement) that are not within the ordinary course of business (determined by the conduct of business by Republic or any applicable Subsidiary of Republic over the course of the preceding 12 month period) that could materially increase the Taxes of Republic or its Subsidiaries or affect the Tax Assets (including the amount of any Subsidiary’s previous tax earnings and profits and the amount of any Subsidiary’s foreign tax paid pool) of Republic or any of its Subsidiaries; or (G) file any Tax Return in a manner that could be materially inconsistent with past custom and practice, except as provided in Section 5.8(c) or as may be required by applicable law; or

(ii) change its method of tax accounting, except as required by changes in applicable law, statutory accounting principles or generally accepted accounting principles.

(l) Litigation. Republic shall not, and shall not permit any of its Subsidiaries to, settle or compromise any material action, suit or other litigation or legal proceeding that (i) is a non-insurance action, suit or other litigation or legal proceeding, (ii) is set forth in Section 3.1(g) of the Republic Disclosure Letter, or (iii) except to the extent brought by or on behalf of Arrow Parent, Arrow, Merger Sub or their affiliates, arises out of the transactions contemplated by this Agreement.

(m) Other Actions. Each of the parties agrees that it shall not, and shall not permit any of its Subsidiaries to, take any action intended to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in Article VI not being satisfied or in a violation of any provision of this Agreement, or (unless such action is required by applicable law) which would adversely affect the ability of the parties to obtain any of the Requisite Regulatory Approvals without imposition of a condition or restriction of the type referred to in Section 6.1(e).

(n) Other Agreements. Republic shall not, and shall not permit any of its Subsidiaries to, agree to, or make any commitment to, take, or authorize, any of the actions prohibited by this Section 4.1.

4.2 Advice of Changes; Government Filings. Each party shall promptly advise the other orally and in writing of any change or event having, or which would reasonably be expected to have, a Republic Material Adverse Effect or an Arrow Material Adverse Effect, as the case may be, or which would cause or constitute a material breach of any of the representations, warranties or covenants of such party contained herein and Republic shall promptly advise Arrow orally and in writing of any material deficiency asserted by any Governmental Entity with respect to any Subsequent Republic SAP Statement; provided, however, that any noncompliance with the foregoing shall not constitute the failure to be satisfied of a condition set forth in Article VI or give rise to any right of termination under Article VII unless the underlying breach shall independently constitute such a failure or give rise to such a right. Republic and its Subsidiaries shall file all reports, statements and other filings required to be filed by each of them with the SEC between the date of this Agreement and the Effective Time and shall deliver to Arrow copies of all such reports, statements and other filings promptly after the same are filed. Each of Republic and Arrow shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of its respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that to the extent practicable it will consult with the other party hereto with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) As promptly as practicable following the date of this Agreement, Republic shall prepare and file with the SEC proxy materials which shall constitute the proxy statement relating to the matters to be submitted to the Republic stockholders at the Republic Stockholders Meeting (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement”), and Republic shall use its reasonable best efforts to respond as promptly as practicable to any comments of the SEC with respect thereto and to cause the Proxy Statement to be mailed to the Republic stockholders as promptly as practicable following the date of this Agreement. Republic shall promptly notify Arrow upon the receipt of any comments from the SEC or the staff of the SEC or any request from the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement and shall provide Arrow with copies of all correspondence between Republic and its representatives, on the one hand, and the SEC, on the other hand, relating to the Proxy Statement. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement or responding to any comments of the SEC with respect thereto, Republic (i) shall provide Arrow a reasonable opportunity to review and comment on such document or response and (ii) shall include in such document or response all comments reasonably proposed by Arrow. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, Republic shall promptly inform Arrow of such occurrence and shall file with the SEC and/or mail to the stockholders of Republic such amendment or supplement.

(b) Republic shall take all lawful action to call, give notice of, convene and hold a meeting of its stockholders, such meeting to take place as promptly as practicable following the date hereof (the “Republic Stockholders Meeting”), for the purpose of obtaining the Required Republic Vote with respect to the transactions contemplated by this Agreement. Subject to Section 5.4(b), the Board of Directors of Republic shall use its reasonable best efforts to obtain from the Republic stockholders the Required Republic Vote and shall recommend to the Republic stockholders that they vote to adopt this Agreement and the plan of merger contained herein; provided, however, that Republic shall not be obligated to make the foregoing recommendation to the extent that the Board of Directors of Republic determines in good faith (after consultation with outside legal counsel) that such failure to so recommend is required in order to comply with its fiduciary duties under applicable law (subject to the requirements of Section 7.2); provided, further, however, that notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall be deemed to relieve Republic of its obligation to submit this Agreement to its stockholders for a vote on the approval thereof unless this Agreement has been terminated in accordance with its terms prior to the Republic Stockholders Meeting.

(c) Nothing contained in this Section 5.1 shall prohibit Republic from taking and disclosing to the stockholders of Republic a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or from making any required disclosure to the stockholders of Republic if, in the good faith judgment of the Board of Directors of Republic, after consultation with outside legal counsel, failure to so disclose would be inconsistent with its fiduciary obligations under applicable law.

5.2 Access to Information.

(a) Upon reasonable notice, Republic shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of Arrow, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, records, commitments, officers and employees and, during such period, to the extent permitted by applicable law, Republic shall (and shall cause each of its Subsidiaries to) make available to Arrow (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, the HSR Act, state insurance laws or the rules and regulations of Governmental Entities and self-regulatory organizations and (ii) all other information concerning its business, properties and personnel as such other party may reasonably request. Notwithstanding the foregoing, none of Republic or any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure (x) would jeopardize the attorney-client privilege, work-product doctrine or any other applicable privilege of the institution in possession or control of such information, (y) would contravene any law, rule, regulation, order, judgment or decree or (z) is restricted or prohibited by any contract entered into prior to the date hereof.

(b) Arrow shall hold any such information which is nonpublic in confidence to the extent required by, and in accordance with, the provisions of the Confidentiality Agreement dated July 18, 2006, between Republic and Arrow (the “Confidentiality Agreement”), which Confidentiality Agreement shall remain in effect as provided under Section 8.5.

(c) No investigation pursuant to this Section 5.2 shall affect any representation or warranty in this Agreement or any condition to the obligations of the parties hereto to consummate the Merger.

5.3 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each party hereto shall, and shall cause its respective Subsidiaries to, use reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and to consummate the transactions contemplated by this Agreement as promptly as practicable, (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or any other public or private third party which is required to be obtained or made by such party or any of its Subsidiaries in connection with the Merger and the transactions contemplated by this Agreement, and (iii) to cooperate in connection with any financing transaction undertaken by Arrow to fund the Merger Consideration, including, cooperation by Republic in facilitating customary due diligence and arranging senior officers, as selected by Arrow, to meet with prospective lenders and investors in customary presentations (including “road show” presentations and sessions with rating agencies), the preparation and filing of any offering document or listing particulars, the issuance of any comfort letter, the receipt of any auditors consents, the delivery of consolidated pro forma financial information and the use of commercially reasonable efforts to cause each independent auditor to so cooperate; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or such compliance or the obtaining of such consent, authorization, order, approval or exemption will result in such party being required to hold separate or to divest any of its respective businesses or assets. Each of Republic and Arrow shall promptly cooperate with and furnish information to the other in connection with any such efforts by, or requirement imposed upon, any of them or any of their Subsidiaries in connection with the foregoing.

5.4 Acquisition Proposals.

(a) Republic agrees that, prior to the termination of this Agreement in accordance with its terms, neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, (A) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it or any of its Subsidiaries whose assets, individually or in the aggregate, constitute more than 15% of the consolidated assets of it and its subsidiaries, taken as a whole, (B) any purchase or sale of 15% or more of the consolidated assets (including stock of its Subsidiaries) of it and its Subsidiaries, taken as a whole, or (C) any purchase or sale of, or tender or exchange offer for, its voting securities that, if consummated, would result in any person (or the stockholders of such person) beneficially owning securities representing 15% or more of its total voting power (or of the surviving parent entity in such transaction) or the voting power of any of its Subsidiaries or any reinsurance transaction outside the ordinary course of business (any such proposal, offer or transaction (other than a proposal or offer made by Arrow or an affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve, adopt or recommend, or propose to approve, adopt or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, reinsurance agreement, option agreement or other agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing.

(b) Notwithstanding the foregoing or any other provision of this Agreement, the Board of Directors of Republic shall be permitted directly or indirectly through its and Republic’s advisors, agents and other intermediaries, prior to the Republic Stockholders Meeting, and subject to compliance with the other terms of this Section 5.4 and to first entering into a confidentiality agreement with such initiating person, which confidentiality agreement shall have provisions that are no less favorable to Republic than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, and provide nonpublic information or data to, any person that has made a bona fide unsolicited written Acquisition Proposal that the Board of Directors of Republic has determined in good faith by majority vote, after consultation with its financial advisor and its outside legal counsel, is, or is reasonably likely to be, a Superior Proposal; provided that the Board of Directors of Republic has determined in good faith, after consultation with its outside legal counsel, that the failure to take such action in connection therewith would cause it to violate its fiduciary duties under applicable law; and provided, further, however, that Republic shall have delivered written notice to Arrow at least three Business Days in advance of taking any action permitted pursuant to this Section 5.4(b). Nothing contained herein shall prevent the Board of Directors of Republic from complying with Rule 14e-2 or Rule 14d-9 under the Exchange Act with regard to an Acquisition Proposal to the extent applicable.

(c) Republic shall notify Arrow promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to Republic or any of its Subsidiaries by any person that informs Republic or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with Republic relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Republic shall also promptly, and in any event within 24 hours, notify Arrow, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 5.4 and keep Arrow informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation relating thereto.

(d) Republic agrees that (i) it will and will cause its Subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) subject to the other provisions of this Section 5.4, it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Republic agrees that it will promptly inform its and its Subsidiaries’ respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 5.4.

(e) For purposes of this Agreement, “Superior Proposal” means a bona fide unsolicited written Acquisition Proposal not attributable to a breach of Section 5.4(a) which the Board of Directors of Republic determines in good faith by majority vote, after consultation with its financial advisors and outside legal advisor, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal (including any break-up fees, expense reimbursement provisions and conditions to consummation), (i) is more favorable to the stockholders of Republic from a financial point of view, than the Merger and the other transactions contemplated by this Agreement and (ii) is fully financed or reasonably capable of being fully financed, reasonably likely to receive all required governmental approvals on a timely basis and otherwise reasonably capable of being completed on the terms proposed; provided, however, that, for purposes of this definition of “Superior Proposal,” the term Acquisition Proposal shall have the meaning assigned to such term in Section 5.4(a), except that the reference to “15% or more of its total voting power” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “a majority of its total voting power” and each reference to “15% or more of the consolidated assets” shall be deemed to be a reference to “ a majority of the consolidated assets.”

5.5 Fees and Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense, except as otherwise provided in Section 7.2 and Section 7.3.

5.6 Indemnification Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall, and Arrow shall cause the Surviving Corporation, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless, and provide advancement of expenses (without security) to, each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of Republic or any of its Subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Republic or any Subsidiary of Republic, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Effective Time, whether asserted or claimed prior to, or at or after, the Effective Time (including matters, acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) (“Indemnified Liabilities”) to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement with respect to such Indemnified Liabilities by Republic pursuant to Republic’s Certificate of Incorporation, Bylaws and indemnification agreements and resolutions, if any, in existence on the date hereof and previously disclosed to Arrow with any directors, officers and employees of Republic and its Subsidiaries.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect (i) in the certificate of incorporation and bylaws of the Surviving Corporation (or any successor to the Surviving Corporation), provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are, in the aggregate, no less advantageous to the intended beneficiaries than the corresponding provisions contained in the current certificate of incorporation and bylaws of Republic, and (ii) the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Republic (provided that the Surviving Corporation may substitute therefor policies with one or more reputable unaffiliated third-party insurers of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 200% of the premiums paid as of the date hereof by Republic for such insurance (“Republic’s Current Premium”), and if such premiums for such insurance would at any time exceed 200% of Republic’s Current Premium, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to 200% of Republic’s Current Premium. In lieu of such coverage, Arrow may substitute a prepaid “tail” policy for such coverage, which it may cause Republic to obtain prior to the Closing.

(c) The provisions of this Section 5.6 (i) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and representatives, (ii) may not be terminated or modified in such a manner as to adversely affect in any material respect any Indemnified Party without the consent of such affected Indemnified Party, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

5.7 Employee Benefit Matters.

(a) Arrow agrees that those individuals who are employed by Republic or any of its Subsidiaries immediately prior to the Closing Date shall continue to be employees of the Surviving Corporation or its subsidiaries as of the Closing Date (each such employee, an “Affected Employee”); provided, however, that this Section 5.7 shall not be construed to, and nothing contained herein shall, limit the ability of the applicable employer to terminate the employment of any Affected Employee at any time.

(b) Arrow shall, or shall cause the Surviving Corporation to, give the Affected Employees full credit for purposes of eligibility and vesting under any employee benefit plans or arrangements maintained for the benefit of Affected Employees by the Surviving Corporation in effect as of the Closing Date for such Affected Employees’ service with Republic or any Subsidiary of Republic to the same extent recognized by Republic or such Subsidiary immediately prior to the Closing Date except to the extent it results in the duplication of benefits. With respect to any employee benefit plan or arrangement established by Arrow or the Surviving Corporation after the Closing Date (the “Post Closing Plans”) for the benefit of Affected Employees, service shall be credited in accordance with the terms of such Post Closing Plans. During the one year period following the Effective Time the Post Closing Plans shall provide benefits to the Affected Employees that are substantially comparable in the aggregate to the benefits provided to the Affected Employees under the Republic Benefit Plans.

(c) Arrow shall, or shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plan established to replace any Republic welfare benefit plans in which such Affected Employees may be eligible to participate after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Affected Employees and that have not been satisfied as of the Closing Date under any welfare plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans that such Affected Employees are eligible to participate in after the Closing Date.

(d) Arrow shall cause the Surviving Corporation and its Subsidiaries to honor and assume all employment, severance, consulting and retention agreements or arrangements and all Republic Benefit Plans as in effect as of the date hereof, all of which agreements and arrangements are as set forth in Section 3.1(j)(ii) of the Republic Disclosure Letter, or that are entered into prior to the Closing Date in accordance with Section 4.1(a) hereof; provided, however, that this Section 5.7 is not intended to prevent Arrow or the Surviving Corporation from exercising their rights with respect to such agreements or arrangements and all Republic Benefit Plans in accordance with their terms, including the right to alter, terminate or otherwise amend all such agreements and arrangements and Republic Benefit Plans.

5.8 Tax Matters.

(a) At the option of Arrow any or all Tax Sharing Agreements between or among Republic and any of its Subsidiaries shall be terminated immediately prior to the Effective Time and shall have no continuing force or effect after the Effective Time.

(b) All powers of attorney issued or granted by Republic and its Subsidiaries with respect to any matters relating to Taxes or Tax Assets shall be terminated immediately prior to the Effective Time and shall have no continuing force or effect after the Effective Time.

(c) From the date of this Agreement to the Effective Time, Republic and its Subsidiaries shall prepare and file all Tax Returns which are required to be filed under applicable law during such period in a manner that is consistent with past practice to the extent that such past practices are not contrary to applicable law and, to the extent that any of the following Tax Returns are required to be filed after the date hereof but prior to the Effective Time, Republic shall provide or shall cause to be provided to Arrow (or Arrow’s designated advisors) a copy of any such Tax Return that is (A) the consolidated federal income Tax Return filed by Republic as a common parent and the federal income Tax Return filed by Southern County Mutual Insurance Company, (B) a foreign, state or local sales and use, property, gross premiums, franchise or income Tax Return filed by Republic or any of its Subsidiaries in a jurisdiction in which either more than $300,000 of Taxes is assessed or more than $1,500,000 of gross premium, value or income is reported or (C) any other Tax Return which Arrow reasonably requests from Republic or any of its Subsidiaries, in the case of each of clauses (A) – (C), no later than the later of (w) 30 days prior to the date when such Tax Return is required to be filed, (x) five days after the date of this Agreement, (y) solely in the case of a consolidated federal income Tax Return filed by Republic as a common parent, two Business Days prior to the date when such Tax Return is required to be filed, provided that at Arrow’s option, Arrow shall have the right, upon providing notice to Republic no later than seven days after the date of this Agreement, to engage a nationally recognized accounting firm (or any other accounting firm that is recommended by Republic and is agreed to by Arrow) to assist Republic (the cost of such accounting firm to be shared equally between Republic and Arrow) with the preparation and processing of the Republic consolidated federal income Tax Return and if such option is exercised, Republic, Arrow and Arrow’s advisors shall cooperate with each other in preparing such Tax Return and a copy of such Tax Return shall be provided to Arrow no later than September 1, 2006, and (z) solely in the case of a Tax Return described in clause (C), the first Business Day after the date on which Republic receives the request therefor. Republic shall reasonably cooperate with Arrow in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any sales, use, stamp, documentary, filing, recording, transfer, real estate, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees, Taxes or governmental charges and any interest, penalties, additions to tax or additional amount imposed in connection with such fees, Taxes or charges as levied by any Taxing Authority in connection with the transactions contemplated by this Agreement (“Transfer Taxes”) and take all reasonable steps necessary to obtain any exemptions from such Transfer Taxes. Notwithstanding any provision to the contrary, Republic shall not file any Tax Return that Arrow has the right to review pursuant to clauses (A) and (B) of this Section 5.8(c) unless Republic first obtains Arrow’s written consent to file such Tax Return, such consent not to be unreasonably withheld or delayed.

5.9 Public Announcements. Arrow and Republic shall use reasonable best efforts (i) to develop a joint communications plan, (ii) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (iii) except in respect of any announcement required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

5.10 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Stock from the NASDAQ and to terminate registration under the Exchange Act; provided, however, that such delisting and termination shall not be effective until after the Effective Time.

5.11 Rule 16b-3. Prior to the Effective Time, Republic may approve, in accordance with the procedures set forth in Rule 16b-3 promulgated under the Exchange Act and certain SEC No-Action Letters, any dispositions of equity securities of Republic (including derivative securities with respect to equity securities of Republic) resulting from the transactions contemplated by this Agreement by each officer or director of Republic who is subject to Section 16 of the Exchange Act with respect to equity securities of Republic.

5.12 Additional Agreements. In case any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of Republic, the proper officers and directors of each party to this Agreement shall take all such necessary action.

5.13 Subsequent Republic SAP Statements. Until the Closing, Republic shall deliver or make available to Arrow (i) all quarterly and annual Republic SAP Statements for each Republic Insurer for the quarterly and annual periods ending after the date of this Agreement, each in the form (including exhibits, annexes and any amendments thereto) filed after the date hereof with the applicable state insurance regulatory authority (the “Subsequent Republic SAP Statements”), and (ii) true and complete copies of all examination reports of insurance departments and any insurance regulatory authorities received by Republic after the date hereof The statutory balance sheets and income statements included in the Subsequent Republic SAP Statements shall be audited by Republic’s independent auditors, and Republic shall deliver or make available to Arrow true and complete copies of all audit opinions related thereto for periods beginning after the date hereof.

5.14 Subsequent Scheduled Investments. As soon as reasonably practicable, but in any event within 15 days, after the date of this Agreement, Republic shall deliver to Arrow an accurate, current and complete list of all bonds, stocks, mortgages and other investments of any type owned by Republic and its Subsidiaries as of July 31, 2006 (the “Subsequent Scheduled Investments”). As of such date, Republic and its Subsidiaries shall have good and marketable title to each of the Subsequent Scheduled Investments.

5.15 Executive Employment Agreements. Republic shall not take or cause to be taken any action to terminate or amend or modify in any respect any of the Executive Employment Agreements listed on Section 5.15 of the Republic Disclosure Letter without the prior written consent of Arrow.

ARTICLE VI

CONDITIONS PRECEDENT

6.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing of the following conditions, unless waived by both Arrow and Republic:

(a) Stockholder Approval. Republic shall have obtained the Required Republic Vote.

(b) HSR Approval. The applicable waiting periods (and any extension thereof) under the HSR Act shall have expired or been terminated.

(c) Other Approvals. Other than the filing provided for by Section 1.3 and filings pursuant to the HSR Act, all authorizations, consents, orders, permits or approvals of or declarations or filings with, and all expirations of waiting periods required from, any Governmental Entity which are necessary for the consummation of the Merger or those the failure of which to be obtained would reasonably be expected to have, either individually or in the aggregate, a Republic Material Adverse Effect or an Arrow Material Adverse Effect, including those set forth in Section 6.1(c) of the Republic Disclosure Letter, shall have been filed, have occurred or been obtained (all such authorizations, consents, orders, permits, approvals and filings and the lapse of all such waiting periods being referred to as the “Requisite Regulatory Approvals”) and all such Requisite Regulatory Approvals shall be in full force and effect.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity of competent jurisdiction which makes the consummation of the Merger illegal.

(e) Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation, order or decree enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity of competent jurisdiction which, in connection with the grant of a Requisite Regulatory Approval or otherwise, imposes any condition or restriction upon Arrow or Republic or any of their respective Subsidiaries which could reasonably be expected to have a Republic Material Adverse Effect or a material adverse effect on the condition (financial or other), assets, liabilities, businesses or results of operations of Arrow Parent and its Subsidiaries taken as a whole after the Effective Time.

6.2 Conditions to Obligations of Arrow. The respective obligations of Arrow and Merger Sub to effect the Merger are subject to the satisfaction on or prior to the Closing of the following conditions unless waived by Arrow:

(a) Representations and Warranties. The representations and warranties of Republic set forth in this Agreement, disregarding all qualifications and exceptions therein relating to materiality or Republic Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for (i) changes specifically permitted by the terms of this Agreement and (ii) representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), subject to such exceptions as do not have and would not reasonably be expected to have, individually or in the aggregate, a Republic Material Adverse Effect. Arrow shall have received a certificate signed on behalf of Republic by the Chief Executive Officer and Chief Financial Officer of Republic to the effect set forth above.

(b) Performance of Obligations of Republic. Republic shall have performed or complied with all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Arrow shall have received a certificate signed on behalf of Republic by the Chief Executive Officer and Chief Financial Officer of Republic to such effect.

(c) No Republic Material Adverse Effect. Since March 31, 2006, there shall not have been any Republic Material Adverse Effect.

(d) Dissenting Shares. The number of Dissenting Shares shall not exceed 10% of the number of shares of Common Stock outstanding immediately prior to the Effective Time.

(e) Republic’s Financial Strength Rating. Republic’s financial strength rating by The A.M. Best Company, Inc. shall be no lower than A-.

6.3 Conditions to Obligations of Republic. The obligation of Republic to effect the Merger is subject to the satisfaction on or prior to the Closing of the following conditions unless waived by Republic:

(a) Representations and Warranties. The representations and warranties of Arrow and Merger Sub set forth in this Agreement, disregarding all qualifications and exceptions therein relating to materiality or Arrow Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except for (i) changes specifically permitted by the terms of this Agreement and (ii) representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), subject to such exceptions as do not have, and would not reasonably be expected to have, individually or in the aggregate, an Arrow Material Adverse Effect. Republic shall have received a certificate signed on behalf of Arrow by a senior officer of Arrow to the effect set forth above.

(b) Performance of Obligations of Arrow. Arrow and Merger Sub shall have performed or complied with all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date that are qualified as to materiality and shall have performed or complied in all material respects with all other agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Republic shall have received a certificate signed on behalf of Arrow by the Chief Executive Officer of Arrow to such effect.

ARTICLE VII

TERMINATION AND AMENDMENT

7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual consent of Arrow and Republic in a written instrument;

(b) by either Arrow or Republic, upon written notice to the other party, if a Governmental Entity of competent jurisdiction which must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and unappealable; or any Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action has become final and unappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to comply with Section 5.3 or any other provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either Arrow or Republic, upon written notice to the other party, if the Merger shall not have been consummated on or before February 6, 2007 or, if the only conditions precedent to the obligations of the parties hereunder that have not been satisfied or waived on or before such date are the receipt of Requisite Regulatory Approvals or the condition set forth in Section 6.1(e), May 4, 2007 provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

(d) by Arrow, upon written notice to Republic, if (i) the Board of Directors of Republic fails to recommend approval of this Agreement at the Republic Stockholders Meeting in accordance with Section 5.1(b) or directly or indirectly withdraws, modifies or qualifies (or proposes to withdraw, modify or qualify) such recommendation in any manner adverse to Arrow or to the consummation of the Merger (any such action in this clause (i), a “Change in Republic Recommendation”, it being understood that disclosure, to the extent required by applicable law, of the existence of and the material terms and conditions of any Acquisition Proposal that is not being recommended by the Board of Directors of Republic shall not of itself constitute a Change in Republic

Recommendation) or resolves to take any such action; or (ii) Republic breaches its obligations under this Agreement by reason of a failure to call the Republic Stockholders Meeting in accordance with Section 5.1(b) or a failure to prepare and mail to its stockholders the Proxy Statement in accordance with Section 5.1(a) or provide the Notice of Republic Stockholders Meeting in accordance with Section 5.1(b);

(e) by Republic prior to when the Required Republic Vote has been obtained, in order to enter into an agreement for an Acquisition Proposal that the Board of Directors of Republic determines in good faith (after consultation with its outside legal and financial advisors), in the exercise of its fiduciary duties, constitutes a Superior Proposal; provided, however, that Republic may not terminate this Agreement pursuant to this clause (e) until after the fourth Business Day following Arrow’s receipt of a written notice (a “Notice of Superior Proposal”) from Republic advising Arrow that Republic intends to take such action and specifying the reason therefor, including the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal (it being understood and agreed that in determining whether an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors of Republic shall take into account any changes to the terms and conditions of this Agreement proposed by Arrow in response to a Notice of Superior Proposal);

(f) by either Arrow or Republic, upon written notice to the other party, if there shall have been a breach by the other party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the condition set forth in either (i) Section 6.2(a) or 6.2(b) or (ii) Section 6.3(a) or 6.3(b), as the case may be, and which breach has not been cured within 60 days following written notice thereof to the breaching party or, by its nature, cannot be cured within such time period; and

(g) by either Arrow or Republic, if the Required Republic Vote shall not have been obtained upon a vote taken thereon at the duly convened Republic Stockholders Meeting, or any adjournment or postponement thereof.

7.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Republic or Arrow as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Arrow or Republic or their respective officers or directors, except with respect to Sections 3.1(r), 5.2(b), 5.9 and 7.3, this Section 7.2 and Article VIII, which shall survive such termination and except that no party shall be relieved or released from any liabilities or damages arising out of its breach of this Agreement.

(b) If (i) Arrow shall terminate this Agreement pursuant to Section 7.1(c) or Section 7.1(f), (ii) at any time after the date of this Agreement and before such termination an Acquisition Proposal with respect to Republic shall have been publicly announced or otherwise enters into the public domain or shall have been communicated to the senior officers or Board of Directors of Republic (a “Republic Proposal”) and (iii) within 12 months after the date of such termination of this Agreement, Republic or any of its Subsidiaries enters into any definitive agreement with respect to, or consummates, any Acquisition Proposal, then Republic shall pay the sum of $9,000,000 (the “Termination Fee”) to Arrow on the Business Day following such entry into a definitive agreement or consummation, whichever occurs first.

(c) If Arrow shall terminate this Agreement pursuant to Section 7.1(d), then Republic shall pay the Termination Fee to Arrow on the Business Day following such termination.

(d) If Republic shall terminate this Agreement pursuant to Section 7.1(e), then Republic shall pay the Termination Fee to Arrow as a condition to and on the date of such termination.

(e) If Arrow shall terminate this Agreement pursuant to Section 7.1(f) as a result of a breach by Republic of Section 5.4, then Republic shall pay the Termination Fee to Arrow on the Business Day following such termination.

(f) If (i) either party shall terminate this Agreement pursuant to Section 7.1(g) because the Required Republic Vote shall not have been received and (ii) at any time after the date of this Agreement and at or before the date of the Republic Stockholders Meeting there shall have been a Republic Proposal, then Republic shall reimburse and pay Arrow for all documented out-of-pocket expenses and fees incurred by Arrow (including fees and expenses payable to all legal, accounting, financial, public relations and other professional advisors) arising out of, in connection with or related to the Merger or the other transactions contemplated by this Agreement, not to exceed $1,500,000, such reimbursement and payment to be made on the Business Day following delivery of Arrow’s written request therefor following such termination.

(g) Any amounts payable to Arrow pursuant to this Section 7.2 shall be paid by wire transfer of immediately available funds to such account as Arrow may designate in writing at least one day prior to the date of payment.

7.3 Expenses. The parties agree that the agreements contained in Section 7.2 are an integral part of the transactions contemplated by this Agreement. If one party fails to promptly pay to the other any fees due hereunder, such defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank N.A. in effect from time to time from the date such fee was required to be paid.

7.4 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Republic, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver of any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE VIII

GENERAL PROVISIONS

8.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time.

8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(a) if to Arrow, Merger Sub or Arrow Parent, to

Delek Group Ltd.

Bet Adar Building

7 Giborei Israel St.

P.O.B. 8464, New Industrial Park

Natanya (South) 42504, Israel

Attention: General Counsel

Facsimile: 972-9-863-8477

with a copy to

LeBoeuf, Lamb, Greene & MacRae LLP

125 West 55th Street

New York, New York 10019

Attention:    Michael Groll, Esq.

                    John M. Schwolsky, Esq.

Facsimile:    (212) 424-8500

and

(b) if to Republic, to

5525 LBJ Freeway

Dallas, Texas 75240

Attention:    Parker W. Rush

                    President and Chief Executive Officer

Facsimile:    (972) 788-6109

with a copy to

Vinson & Elkins L.L.P.

2001 Ross Avenue, Suite 3700

Dallas, Texas 75201-2975

Attention:    Jeffrey A. Chapman, Esq.

                    Michael B. Mayes, Esq.

Facsimile:    (214) 999-7797

8.3 Interpretation. When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases “herein,” “hereof,” “hereunder” and words of similar import shall be deemed to refer to this Agreement as a whole, including the Exhibits and Schedules hereto, and not to any particular provision of this Agreement. Any pronoun shall include the corresponding masculine, feminine and neuter forms. The phrases “known” or “knowledge” mean, with respect to either party to this Agreement, the actual knowledge of such party’s executive officers, after reasonable inquiry.

8.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Such counterpart executions may be transmitted to the parties by facsimile or electronic pdf and such facsimile or electronic pdf execution shall have the full force and effect of an original signature.

8.5 Entire Agreement; No Third Party Beneficiaries. This Agreement (including any Exhibits hereto, the Republic Disclosure Letter and the Arrow Disclosure Letter) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement other than the seventh paragraph thereof and the last sentence of the third paragraph thereof and (b) except as provided in Section 5.6(c), is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

8.6 Governing Law. Except to the extent that the laws of the State of Delaware are mandatorily applicable to the Merger and the rights of holders of Common Stock, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of law principles thereof.

8.7 Submission to Jurisdiction: Waivers. Each of Arrow, Merger Sub, Arrow Parent and Republic irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined in the Supreme Court of the State of New York in New York County or, to the extent permitted by applicable law, in the United States District Court for the Southern District of New York, and each of Arrow, Merger Sub, Arrow Parent and Republic hereby irrevocably and unconditionally submits with respect to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 8.2. Each of Arrow, Merger Sub, Arrow Parent and Republic hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 8.7, (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.8 Arrow Parent Guarantee.

(a) Guarantee. Arrow Parent hereby absolutely, unconditionally and irrevocably guarantees (the “Guarantee”), as principal and not as a surety, to Republic (i) the prompt and complete payment in full as and when due and payable by Arrow and Merger Sub (and their respective successors and permitted assigns) of any and all amounts payable by Arrow and Merger Sub pursuant to the terms of this Agreement (such payment obligations, the “Guaranteed Payments”), and (ii) the prompt and complete performance in full by Arrow and Merger Sub (and their respective successors and assigns) of their respective other obligations under the terms of this Agreement (the “Guaranteed Obligations”). The Guaranteed Payments and Guaranteed Obligations are sometimes referred to herein collectively as the “Obligations.” If for any reason Arrow or Merger Sub shall fail or be unable promptly and fully to pay any Guaranteed Payment as and when the same shall be due and payable hereunder or to perform any Guaranteed Obligation, Arrow Parent shall forthwith pay or cause to be paid such

Guaranteed Payment to Republic or shall forthwith perform or cause to be performed such Guaranteed Obligation, as the case may be, and Republic shall not be obligated to pursue remedies against Arrow or Merger Sub as a condition to enforcement of the Guarantee. Arrow Parent has the full corporate power and authority to provide the Guarantee, to perform its obligations with respect thereto and to execute this Agreement for the purposes thereof. The provision of the Guarantee, the performance of Arrow Parent’s obligations with respect thereto and the execution and delivery of this Agreement for purposes of this Section 8.8 have been duly and validly authorized and approved by all requisite corporate action of Arrow Parent and no other acts or proceedings on its part are necessary with respect thereto.

(b) Guarantee Absolute. Arrow Parent hereby guarantees that the Guaranteed Payments will be paid and the Guaranteed Obligations will be performed strictly in accordance with the terms of this Agreement. The obligations of Arrow Parent under the Guarantee constitute a present and continuing guarantee of payment and performance, and not of collectibility. Subject to Section 8.8(g), the liability of Arrow Parent under this Section 8.8 shall be absolute, unconditional, present, continuing and irrevocable until all of the Obligations have been indefeasibly paid in full or performed, as applicable, irrespective of:

(i) any assignment or other transfer of this Agreement or any of the rights hereunder of Arrow or Merger Sub hereunder;

(ii) any amendment, waiver, renewal or extension of, or release or consent under, this Agreement, in each case other than in respect of this Section 8.8;

(iii) any acceptance by Republic of partial payment or performance from Arrow or Merger Sub;

(iv) any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to Arrow or Merger Sub, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceedings; or

(v) any absence of any notice to, or knowledge of, Arrow Parent, of the existence or occurrence of any of the matters set forth in the foregoing subsections (i) through (iv).

Subject to Section 8.8(g), the obligations of Arrow Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claims of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise, provided that nothing contained in this Section 8.8 shall limit the ability of Arrow, Merger Sub or Arrow Parent to bring any action or claim under this Agreement.

(c) Continuing Guarantee. The Guarantee is a continuing Guarantee and shall (i) remain in full force and effect until the complete performance of all of the Guaranteed Obligations and the indefeasible payment in full of all of the Guaranteed Payments, (ii) be binding upon Arrow Parent, its successors and permitted assigns and (iii) inure to the benefit of and be enforceable by Republic and its successors, transferees and permitted assigns; provided, however, that notwithstanding Section 8.10, the obligations of Arrow Parent in this Section 8.8 may not be assigned, transferred or delegated without the prior written consent of Republic. Any attempted assignment or transfer in violation of this Section 8.8(c) shall be void.

(d) Waiver. Arrow Parent hereby waives promptness, diligence, all setoffs, presentments, protests and notice of acceptance and any other notice relating to any of the Obligations or this Section 8.8.

(e) Subrogation Waiver. Arrow Parent agrees that it shall not have any rights (direct or indirect) of subrogation, contribution, reimbursement, indemnification, or other rights of payment or recovery from Republic for any payments made by Arrow Parent hereunder until all Obligations have been fully and indefeasibly paid and performed, and Arrow Parent hereby irrevocably waives and releases, absolutely and unconditionally, any such rights of subrogation, contribution, reimbursement, indemnification and other rights of payment or recovery it may now have or hereafter acquire against Arrow or Merger Sub until all Obligations have been fully and indefeasibly paid and performed.

(f) Reinstatement. The obligations of Arrow Parent under this Section 8.8 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Payments is rescinded or must otherwise be returned to Arrow or Merger Sub or any other entity, or any of the Guaranteed Obligations is rescinded or annulled, upon the insolvency, bankruptcy, arrangement, adjustment, composition, liquidation or reorganization of Arrow or Merger Sub, as though such payment had not been made or performance had not occurred, as applicable.

(g) Certain Defenses. Republic agrees that notwithstanding anything contained herein to the contrary, except as provided in the last sentence of this Section 8.8(g), Arrow Parent shall not be obligated to pay or perform any Obligation hereunder to the extent that Arrow or Merger Sub, as the case may be, is not required to pay or perform such Obligation as a result of any right or offset, counterclaim or other defense available to Arrow or Merger Sub, as the case may be, with respect to such Obligation in accordance with the provisions of the this Agreement (collectively, a “Purchaser Defense”). In furtherance thereof, Arrow Parent shall be entitled to assert any Purchaser Defense to the same extent that any such Purchaser Defense could be asserted by Arrow or Merger Sub, as the case may be, in any action brought by Republic to enforce the Obligations against Arrow or Merger Sub, as the case may be. Notwithstanding the foregoing provisions of this Section 8.8(g), in no event shall any stay or discharge or other impairment of or limitation on the Obligations as the result of any bankruptcy, insolvency, reorganization, arrangement, composition, adjustment, dissolution, liquidation or other like proceeding relating to Arrow or Merger Sub, as the case may be, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, give rise to any defense to payment or performance by Arrow Parent hereunder.

(h) Submission to Jurisdiction. Notwithstanding any other term or condition hereof, including the cover page and Arrow Parent’s signature block on the signature page hereof, Arrow Parent agrees that it is subject to Section 8.7 in addition to this Section 8.8.

8.9 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the parties from realizing the major portion of the economic benefits of the Merger that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the parties hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void; provided that Arrow may assign this Agreement to any Subsidiary of Arrow Parent, it being understood that no such assignment shall relieve Arrow of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.11 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms on a timely basis or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court identified in Section 8.7, this being in addition to any other remedy to which they are entitled at law or in equity.

8.12 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Arrow, Arrow Parent, Merger Sub and Republic have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

ARROW CAPITAL US INC.

By:	/s/ Asaf Bartfeld
Name:	Asaf Bartfeld
Title:	President

By:	/s/ Danny Guttman
Name:	Danny Guttman
Title:	Vice-President

ARROW SUBSIDIARY CORPORATION

By:	/s/ Asaf Bartfeld
Name:	Asaf Bartfeld
Title:	President

REPUBLIC COMPANIES GROUP, INC.

By:	/s/ Parker W. Rush
Name:	Parker W. Rush
Title:	President and CEO

Only as to Section 8.8:

DELEK GROUP LTD.

By:	/s/ Asaf Bartfeld
Name:	Asaf Bartfeld
Title:	President and Chief Executive Officer

By:	/s/ Gabriel Last
Name:	Gabriel Last
Title:	Chairman

Annex B

EXECUTION COPY

STOCKHOLDERS AGREEMENT

STOCKHOLDERS AGREEMENT, dated as of August 4, 2006 (this “Agreement”), among Arrow Capital US Inc., a Delaware corporation (“Arrow”), and each of Greenhill Capital Partners, L.P., Greenhill Capital Partners (Cayman), L.P., Greenhill Capital Partners (Executive), L.P. and Greenhill Capital, L.P. (collectively, the “Greenhill Stockholders”), Brazos Equity Fund 2000, L.P. (“Brazos”) and Banc of America Capital Investors SBIC, L.P. (“BACI”, and together with Brazos and the Greenhill Stockholders, the “Stockholders”).

R E C I T A L S

WHEREAS, concurrently herewith, Arrow, Arrow Subsidiary Corporation, a Delaware corporation (“Merger Sub”), Delek Group Ltd., a corporation organized under the laws of Israel, and Republic Companies Group, Inc., a Delaware corporation (the “Company”), are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), pursuant to which Merger Sub will merge (the “Merger”) with and into the Company (capitalized terms used herein and not defined herein having the meanings assigned to such terms in the Merger Agreement);

WHEREAS, as of the date hereof, each of the Stockholders owns beneficially or of record or has the power to vote, or direct the vote of, the number of shares of Common Stock set forth opposite such Stockholder’s name on the signature pages hereto (all such Common Stock and any Common Stock of which beneficial ownership, ownership of record or the power to vote is hereafter acquired by the Stockholders prior to the termination of this Agreement being referred to herein as the “Shares”), it being understood, however, that 1,270,745 shares of Common Stock beneficially owned by BACI (the “Voting Trust Shares”) have been deposited into, and are subject to the terms and conditions of, a voting trust established pursuant to a Voting Trust Agreement dated as of August 8, 2005 (the “Voting Trust Agreement”) by and among BACI, Wells Fargo Bank, N.A., as voting trustee (the “Voting Trustee”), and the Company, a copy of which has been furnished to Arrow and Merger Sub; and

WHEREAS, as a condition of and inducement to Arrow’s execution of the Merger Agreement, each Stockholder has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I.

TRANSFER AND VOTING OF SHARES

Section 1.1. Transfer of Shares. During the period commencing on the date hereof and terminating on the Termination Date (as defined herein), each Stockholder agrees that it shall not directly or indirectly, (a) sell, assign, pledge, encumber, transfer, lend or otherwise voluntarily dispose of (including by gift) any or all of its Shares or any interest in such Shares, except pursuant to the Merger Agreement, (b) deposit any of its Shares or any interest in such Shares into a voting trust or enter into a voting agreement or arrangement with respect to any Shares or grant any proxy with respect thereto (other than as contemplated hereunder), or (c) enter into any contract, commitment, option or other arrangement or undertaking (other than the Merger Agreement) with respect to the direct or indirect acquisition or sale, assignment, pledge, encumbrance, transfer or other disposition of any Shares (it being acknowledged and understood, however, that, with respect to BACI and all matters specified in this Section 1.1, the Voting Trust Shares are and will remain subject to the Voting Trust Agreement).

Section 1.2. Merger Vote. During the period commencing on the date hereof and terminating on the Termination Date, and subject to the Proxy (as defined herein) granted to Arrow as contemplated by Section 1.3 hereof and the right of Arrow to vote the Shares pursuant thereto, each Stockholder (solely in such Stockholder’s capacity as a stockholder of the Company and without limiting any action that any employee, officer or partner of such Stockholder might take as an officer of the Company, including at the direction of the Board of Directors of the Company, or as a director of the Company or as a member of any committee of the Board of Directors of the Company, including voting on any matter) agrees to vote, or cause to be voted, all of the Shares that such Stockholder has the power to vote at any meeting of the stockholders of the Company or any adjournment thereof, and in any action by written consent of the stockholders of the Company, in each case to the extent that such matter is presented for stockholder approval: (a) in favor of the Merger and the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, (b) against any Acquisition Proposal submitted for approval to the stockholders of the Company or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions to the Company’s or Arrow’s obligations under the Merger Agreement not being fulfilled and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement; provided, that BACI shall have no obligations under this Section 1.2 with respect to the Voting Trust Shares.

Section 1.3. Grant of Irrevocable Proxy. Concurrently with the execution of this Agreement, each Stockholder agrees to deliver to Arrow a proxy with respect to its Shares in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by law; provided that the Proxy delivered by BACI will not extend to the Voting Trust Shares.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder hereby represents and warrants to Arrow as follows:

Section 2.1. Authorization; Binding Agreement. The Stockholder is a corporation or other entity duly incorporated or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation. The Stockholder has all legal right, power, authority and capacity to execute and deliver this Agreement and the Proxy and to consummate the transactions contemplated hereby and thereby. This Agreement and the Proxy have been duly and validly authorized, executed and delivered by or on behalf of the Stockholder, and, assuming due authorization, execution and delivery by Arrow, each of them constitutes the legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, moratorium or similar law affecting creditors’ rights generally and to rules of law governing specific performance, injunctive relief and other equitable remedies.

Section 2.2. No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Stockholder and the grant of the Proxy to Arrow do not, and the performance of this Agreement by the Stockholder will not, (i) violate or conflict with the certificate of incorporation, bylaws, articles of organization, partnership agreement, or other equivalent organizational documents of the Stockholder, or (ii) result in or constitute (with or without notice or lapse of time or both) any breach of or default under, or give to another party any right of termination, amendment, acceleration or cancellation of, or result in the creation of any lien or encumbrance or restriction on any of the material property or assets of the Stockholder pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Stockholder is a party or by which the Stockholder or any of its material properties is bound or affected. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by the Stockholder of the transactions contemplated by this Agreement.

(b) Other than this Agreement and, with respect to BACI, the Voting Trust Agreement, the Stockholder does not have any understanding in effect with respect to the voting or transfer of any Shares. The Stockholder is not required to make any filing with or notify any Governmental Entity in connection with this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby pursuant to the requirements of the HSR Act.

Section 2.3. Title to Shares. The Stockholder is the record or beneficial owner of its Shares free and clear of all Liens (other than, with respect to BACI, any Liens that may be deemed to exist as a result of the Voting Trust Agreement). The shares of Common Stock (including options, warrants or other rights to acquire Common Stock) set forth opposite such Stockholder’s name on the signature page hereto are all the equity securities of the Company owned of record or beneficially by such Stockholder on the date of this Agreement. Except for this Agreement and, with respect to BACI, the Voting Trust Agreement, there are no agreements, written or oral, between such Stockholder and any other person with respect to the voting or the sale, assignment, pledge, encumbrance, transfer, loan or other disposition of such Stockholder’s Shares.

Section 2.4. Accuracy of Representations. The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement, and will be accurate in all respects at all times until the Termination Date.

ARTICLE III.

COVENANTS OF STOCKHOLDERS

Section 3.1. Further Assurances. From time to time and without additional consideration, each Stockholder shall (at the Company’s expense) execute and deliver, or cause to be executed and delivered, such additional transfers, assignments, endorsements, proxies, consents, waivers and other instruments, and shall (at the Company’s expense) take such further actions, as Arrow may reasonably request for the purpose of giving effect to this Agreement. Each Stockholder shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 3.2. Legending of Shares. If requested by Arrow, each Stockholder agrees that the Shares shall bear a legend stating that they are subject to this Agreement and, other than with respect to the Voting Trust Shares, to the Proxy. Such Stockholder agrees that it will not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. BACI further agrees that it will not request that the Voting Trustee register the transfer (book-entry or otherwise) of any certificate or uncertificated interest in the voting trust relating to the Voting Trust Shares, unless such transfer is made in compliance with this Agreement.

Section 3.3. No Solicitation of Transactions. Each Stockholder, subject to the last sentence of this Section 3.3, agrees that from the date of this Agreement until the Termination Date, neither it nor any of its subsidiaries nor any of the officers and directors of it or its subsidiaries shall, and that it shall cause its and its subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to, or a transaction to effect, any Acquisition Proposal, (ii) have any discussions with or provide any confidential information or data to any person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, or (iii) approve, adopt or recommend, or propose to approve, adopt or recommend, or execute or enter into, any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, reinsurance agreement, option agreement or other agreement related to any Acquisition Proposal or propose or agree to do any of the foregoing. Each Stockholder shall notify Arrow promptly (but in any event within 24 hours) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to the Company or any of its Subsidiaries by any person that informs such Stockholder that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with the Company or such Stockholder relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Such Stockholder shall also promptly, and in any event within 24 hours, notify Arrow, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data relating to the Company or any of its Subsidiaries to any person and keep Arrow informed of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation relating thereto. Such Stockholder agrees that (i) it will and will cause its subsidiaries, and its and their officers, directors, agents, representatives and advisors to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its subsidiaries is a party with respect to any Acquisition Proposal. Such Stockholder agrees that it will promptly inform its and its Subsidiaries’ respective directors, officers, key employees, agents and representatives of the obligations undertaken in this Section 3.3. Notwithstanding the provisions of this Section 3.3, (a) any director, officer, partner or employee of a Stockholder who is also a director or officer of the Company may take any action in his capacity as such (including complying with or exercising his fiduciary duties as a member of the Board of Directors of the Company) and (b) the parties hereto acknowledge that Greenhill & Co., LLC, an affiliate of Greenhill Capital Partners, LLC, the ultimate parent of the Greenhill Stockholders, is acting as financial advisor to the Company in connection with the Merger, and that nothing contained herein shall be deemed to limit its ability to advise the Company and its board of directors, including in respect of any Acquisition Proposal or Superior Proposal, in its capacity as such.

Section 3.4. Disclosure. Each of the Stockholders and Arrow agrees to permit the other parties hereto and the Company to publish and disclose in the Proxy Statement (including all documents and schedules filed with the SEC), and in any press release or other disclosure document in which it reasonably determines in its good faith judgment that such disclosure is required by law, including the rules and regulations of the SEC, as appropriate, in connection with the Merger and any transactions related thereto, the identity of the Stockholders and Arrow and each Stockholder’s ownership of the Shares, and the nature of the Stockholder’s or Arrow’s, as the case may be, commitments, arrangements and understandings under this Agreement. Each of the Stockholders and Arrow agrees to provide a reasonable opportunity to review such disclosure proposed by the other.

Section 3.5. Public Announcement. Each of the Stockholders, solely in such Stockholder’s capacity as a stockholder of the Company, and Arrow agrees that, except as required by applicable law (including the applicable rules and regulations of the SEC), it will not, directly or indirectly, make any public announcement or issue any notice in respect of this Agreement or the Merger Agreement or the transactions contemplated hereby or thereby without the prior written consent of the other parties.

Section 3.6. Additional Shares. In the event that a Stockholder acquires record or beneficial ownership of, or the power to vote or direct the voting of, any additional voting interest with respect to the Company, such voting interests shall, without further action of the parties, be subject to the provisions of this Agreement and the Proxy, and the number of Shares set forth on the signature page hereto and thereto will be deemed amended accordingly. The Stockholder shall promptly notify Arrow of any such event.

Section 3.7. No Dissenters’ Rights. Each Stockholder, acting solely in its capacity as a stockholder of the Company, hereby consents to and approves the actions taken by the Company’s Board of Directors in approving the Merger Agreement, the Merger and the other transactions contemplated thereby. Each Stockholder hereby waives, and agrees not to exercise or assert, any dissenter’s rights under Section 262 of the DGCL in connection with the Merger.

Section 3.8. Indebtedness. Each Stockholder agrees that it will not create any liens or security interests on its Shares securing current or future margin loans or other obligations in favor of any person which, individually or as part of a group, intends to make or has made a proposal or offer in respect of an Acquisition Proposal.

ARTICLE IV.

GENERAL PROVISIONS

Section 4.1. Payment of Merger Consideration. Arrow hereby agrees that the aggregate Merger Consideration that is due and owing to the Stockholders (or to the Voting Trustee with respect to the Voting Trust Shares) as a result of the Merger will be paid and delivered to the Stockholders (or the Voting Trustee, as applicable) at the time and in accordance with the procedures specified in the Merger Agreement. Arrow understands and acknowledges that the Stockholders are entering into this Agreement in reliance upon the foregoing agreement.

Section 4.2. Entire Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof. This Agreement may not be amended or modified except in an instrument in writing signed by each of the parties hereto.

Section 4.3. Survival of Representations and Warranties. Except as otherwise specified herein, all representations and warranties made by the Stockholders in this Agreement shall survive until the Termination Date. No covenants or agreements of the Stockholders in this Agreement shall survive the Termination Date except for those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Termination Date.

Section 4.4. Assignment. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective beneficiaries, successors and permitted assigns. Any assignment, delegation or attempted transfer of any rights, interests or obligations under this Agreement by any party without the prior written consent of the others shall be void, provided that Arrow shall be permitted to assign this Agreement to any person to which it is entitled to assign the Merger Agreement without obtaining the consent of any other party, it being understood that no such assignment shall relieve Arrow of its obligations hereunder or thereunder.

Section 4.5. Fees and Expenses. All costs and expenses of counsel incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses (except to the extent that the Company shall reimburse the Stockholders for the reasonable costs and expenses of such counsel).

Section 4.6. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, or by telecopy or facsimile, upon confirmation of receipt, or (ii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 4.6):

(a) if to Arrow, to:

c/o Delek Group Ltd.

Bet Adar Building

7 Giborei Israel St.

P.O.B. 8464, New Industrial Park

Natanya (South) 42504, Israel

Attention:    General Counsel

Facsimile:    972-9-863-8477

with a copy to:

LeBoeuf, Lamb, Greene & MacRae, LLP

125 West 55th Street

New York, NY 10019

Attention:    Michael Groll

                    John M. Schwolsky

Telephone:  (212) 424-8000

Facsimile:   (212) 424-8500

(b) If to any Stockholder, to the address set forth on the signature page hereof of such Stockholder.

Section 4.7. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.8. Specific Performance. The parties agree that irreparable damage would occur if any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. The Stockholders agree that, following any breach or threatened breach by any Stockholder of any covenant or obligation contained in this Agreement, Arrow shall be entitled (in addition to any other remedy that may be available to it, including monetary damages) to seek and obtain (a) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation and (b) an injunction restraining such breach or threatened breach.

Section 4.9. Governing Law; Consent to Jurisdiction and Waiver.

(a) Except to the extent that the laws of the State of Delaware mandatorily apply, this Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to a contract executed and performed in such State, without giving effect to the conflicts of law principles thereof.

(b) Each of Arrow and the Stockholders irrevocably and unconditionally agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns shall be brought and determined in the Supreme Court of the State of New York in New York County or, to the extent permitted by applicable law, in the United States District Court for the Southern District of New York, and each of Arrow and the Stockholders hereby irrevocably and unconditionally submits with respect to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Any service of process to be made in such action or proceeding may be made by delivery of process in accordance with the notice provisions contained in Section 4.6. Each of Arrow and the Stockholders hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement (i) the defense of sovereign immunity, (ii) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 4.9(b), (iii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iv) to the fullest extent permitted by applicable law that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper and (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 4.10. No Waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The parties hereto shall not be deemed to have waived any claim available to them arising out of this Agreement, or any right, power or privilege hereunder, unless the waiver is expressly set forth in writing duly executed and delivered on behalf of such party. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 4.11. Counterparts; Facsimile Signature. This Agreement may be executed by facsimile signature and in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 4.12. Termination. The rights and obligations of the parties under this Agreement shall terminate on the earlier of (i) the date upon which the Merger Agreement is terminated in accordance with its terms or (ii) the Effective Time (the “Termination Date”).

Section 4.13. Capacity of Directors and Officers; Financial Advisor. Each Stockholder is entering into this Agreement solely in its capacity as a holder of Common Stock, and nothing herein shall be construed to limit or otherwise restrict any Stockholder (or its affiliates, employees, officers, partners, representatives or agents who may be directors or officers of the Company or any of its Subsidiaries) in taking or not taking any action in any other capacity including in the Stockholder’s (or any such affiliate’s, employee’s, officer’s, partner’s, representative’s or agent’s) capacity as a director or officer of the Company or any of its Subsidiaries. Nothing contained herein shall limit or affect the Company’s rights in connection with the Merger Agreement. The parties hereto acknowledge that Greenhill & Co., LLC, an affiliate of Greenhill Capital Partners, LLC, the ultimate parent of the Greenhill Stockholders, is acting as financial advisor to the Company in connection with the Merger, and that nothing contained herein shall be deemed to limit its ability to advise the Company and its board of directors, including in respect of any Acquisition Proposal or Superior Proposal, in its capacity as such.

Section 4.14. Stockholders Acting in Several Capacity. All of the respective representations, warranties, covenants and agreements of the Greenhill Stockholders, Brazos and BACI contained herein are several and not joint and none of the Greenhill Stockholders, Brazos and BACI shall have any liability with respect to any breach of any representation, warranty, covenant or agreement of the other.

IN WITNESS WHEREOF, each of the Stockholders and Arrow has executed or has caused this Agreement to be executed by its duly authorized officer as of the date first written above.

ARROW CAPITAL US INC.

By:	/s/ Danny Guttman
Name:	Danny Guttman
Title:	Vice President

By:	/s/ Asaf Bartfeld
Name:	Asaf Bartfeld
Title:	President

GREENHILL CAPITAL PARTNERS, L.P.

By:	/s/ Scott L. Bok
Name:	Scott L. Bok
Title:	Managing Director

Shares beneficially owned beneficially or of record:

1,743,870 shares of Common Stock

Address for Notices:

300 Park Avenue, 23rd Floor

New York, New York 10022

Attention:    Scott L. Bok

Facsimile:    (212) 389-1700

With a copy to:

Kennedy Covington Lobdell & Hickman, L.L.P.

Hearst Tower

214 North Tryon Street, 47th Floor

Charlotte, NC 28202

Attention:	T. Richard Giovannelli

Facsimile      (704) 353-3184

GREENHILL CAPITAL PARTNERS (CAYMAN), L.P.

By:	/s/ Scott L. Bok
Name:	Scott L. Bok
Title:	Managing Director

Shares beneficially owned beneficially or of record:

249,186 shares of Common Stock

Address for Notices:

300 Park Avenue, 23rd Floor

New York, New York 10022

Attention:     Scott L. Bok

Facsimile:    (212) 389-1700

With a copy to:

Kennedy Covington Lobdell & Hickman, L.L.P.

Hearst Tower

214 North Tryon Street, 47th Floor

Charlotte, NC 28202

Attention: T.	Richard Giovannelli

Facsimile     (704) 353-3184

GREENHILL CAPITAL PARTNERS (EXECUTIVE), L.P.

By:	/s/ Scott L. Bok
Name:	Scott L. Bok
Title:	Managing Director

Shares beneficially owned beneficially or of record:

275,256 shares of Common Stock

Address for Notices:

300 Park Avenue, 23rd Floor

New York, New York 10022

Attention:    Scott L. Bok

Facsimile:    (212) 389-1700

With a copy to:

Kennedy Covington Lobdell & Hickman, L.L.P.

Hearst Tower

214 North Tryon Street, 47th Floor

Charlotte, NC 28202

Attention: T.	Richard Giovannelli

Facsimile     (704) 353-3184

GREENHILL CAPITAL, L.P.

By:	/s/ Scott L. Bok
Name:	Scott L. Bok
Title:	Managing Director

Shares beneficially owned beneficially or of record:

551,327 shares of Common Stock

Address for Notices:

300 Park Avenue, 23rd Floor

New York, New York 10022

Attention:    Scott L. Bok

Facsimile:    (212) 389-1700

With a copy to:

Kennedy Covington Lobdell & Hickman, L.L.P.

Hearst Tower

214 North Tryon Street, 47th Floor

Charlotte, NC 28202

Attention: T.	Richard Giovannelli

Facsimile     (704) 353-3184

BRAZOS EQUITY FUND 2000, L.P.

By:	Brazos Investment Partners,
Its General Partner

By:	/s/ Patrick K. McGee
Name:	Patrick K. McGee
Title:	Authorized Officer

Shares beneficially owned beneficially or of record:

949,795 shares of Common Stock

Address for Notices:

100 Crescent Court, Suite 1777

Dallas, Texas 75201

Attention:     Patrick K. McGee

Facsimile:    (214) 756.6505

With a copy to:

Kennedy Covington Lobdell & Hickman, L.L.P.

Hearst Tower

214 North Tryon Street, 47th Floor

Charlotte, NC 28202

Attention: T.	Richard Giovannelli

Facsimile     (704) 353-3184

BANC OF AMERICA CAPITAL INVESTORS SBIC, L.P.

By:	/s/ Robert H. Sheridan III
Name:	Robert H. Sheridan III
Title:	Partner

Shares beneficially owned beneficially or of record:

1,262,016 shares of Common Stock owned beneficially and of record

1,270,745 shares of Common Stock owned beneficially (which shares have been deposited into a voting trust pursuant to the Voting Trust Agreement)

Address for Notices:

Bank of America Corporate Center

100 North Tryon St., 25th Floor

Charlotte, North Carolina 28255-0001

Attention: Robert	H. Sheridan, III
Facsimile: (704)	386-6432

With a copy to:

Kennedy Covington Lobdell & Hickman, L.L.P.

Hearst Tower

214 North Tryon Street, 47th Floor

Charlotte, NC 28202

Attention: T.	Richard Giovannelli

Facsimile     (704) 353-3184

EXHIBIT A

IRREVOCABLE PROXY

The undersigned Stockholder (“Stockholder”) of Republic Companies Group, Inc., a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints [NAME], [TITLE] of Arrow Capital US Inc., a Delaware corporation (“Arrow”), and any other officer of Arrow as [NAME] may designate, and each of them, as the sole and exclusive attorneys and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and consent rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this Proxy through and including the Termination Date (as defined in that certain Stockholders Agreement of even date herewith by and among Arrow, Stockholder and other parties thereto (the “Stockholders Agreement”)). The Shares subject to this Proxy as of the date of this Proxy are listed on the final page of this Proxy. Upon the undersigned’s execution of this Proxy, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned agrees not to grant any subsequent proxies with respect to the Shares until after the Termination Date.

This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Stockholders Agreement, and is granted in consideration of Arrow entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), among Arrow, Arrow Subsidiary Corporation, a Delaware corporation (“Merger Sub”), Delek Group Ltd., a corporation organized under the laws of Israel and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company (the “Merger”).

The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Termination Date, to act as the undersigned’s attorney and proxy to vote all of the Shares that the undersigned has the power to vote at any meeting of the Stockholders of the Company or any adjournment thereof, and in any action by written consent of the Stockholders of the Company, in each case to the extent that such matter is presented for Stockholder approval: (a) in favor of the Merger and the adoption of the Merger Agreement by the Company and in favor of the other transactions contemplated by the Merger Agreement, (b) against any merger, consolidation, sale of assets, recapitalization or other business combination involving the Company (other than the Merger) and (c) in favor of any other matter relating to and necessary for the consummation of the transactions contemplated by the Merger Agreement.

The attorneys and proxies named above may not exercise this Proxy on any other matter except as provided above. Stockholder may vote the Shares on all other matters. Any obligation of Stockholder hereunder shall be binding upon the successors and assigns of Stockholder.

This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Termination Date.

Dated: [                    ], 2006

By:

Shares owned beneficially or of record:

[            ] shares of Common Stock

Annex C

[LETTERHEAD OF KEEFE, BRUYETTE & WOODS, INC.]

August 4, 2006

The Board of Directors

Republic Companies Group, Inc.

5525 LBJ Freeway

Dallas, Texas 75240-6241

Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the stockholders of Republic Companies Group, Inc. (“Target”) of the Merger Consideration (as defined below) in the proposed merger (the “Merger”) of Delek Subsidiary Corporation, a Delaware corporation, (“Merger Sub”) with and into Target, pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of August 4, 2006, between Target, Delek Capital US Inc., a corporation organized under the laws of Israel, (“Acquiror”), Merger Sub and Delek Group Ltd., a corporation organized under the laws of Israel, (“Parent”). Pursuant to the terms of the Agreement, each outstanding share of common stock, par value $0.01 per share, of Target (the “Common Stock”) will be converted into the right to receive $20.40 in cash (the “Merger Consideration”) payable to the holder thereof, without interest, upon surrender of the certificate representing such Common Stock.

Keefe, Bruyette & Woods, Inc., as part of its investment banking business, is continually engaged in the valuation of insurance and insurance holding company securities in connection with acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for various other purposes. As specialists in the securities of insurance companies, we have experience in, and knowledge of, the valuation of insurance enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time purchase securities from, and sell securities to, Target and Parent, and as a market maker in securities, we may from time to time have a long or short position in, and buy or sell, debt or equity securities of Target and Parent for our own account and for the accounts of our customers. To the extent we have any such position as of the date of this opinion it has been disclosed to Target. In October 2003, we acted as placement agent for Target in connection with its issuance of approximately $20 million in trust preferred securities. In August 2005, we acted as co-manager for Target in connection with its initial public offering of $84.0 million of equity capital. We earned customary fees and commissions in connection with such transactions. We have acted exclusively for the Board of Directors of Target in rendering this fairness opinion and will receive a fee from Target for our services.

In connection with this opinion, we have reviewed and analyzed the Merger and the financial and operating condition of Target and Parent, including among other things, the following:

1) the Agreement;

2) the Stockholders Agreement dated August 4, 2006 among Acquiror, Greenhill Capital Partners, L.P., Greenhill Capital Partners (Cayman), L.P., Greenhill Capital Partners (Executive), L.P. and Greenhill Capital, L.P., Brazos Equity Fund 2000, L.P. and Banc of America Capital Investors SBIC, L.P.;

3) the Annual Report to Stockholders and Annual Report on Form 10-K for the year ended December 31, 2005 of Target;

4) the Definitive Final Prospectus filed pursuant to Rule 424(b) dated August 3, 2005 relating to Target’s initial public offering of shares;

C-1

5) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Target and certain other communications from Target to its stockholders;

6) the English translation of the Annual Report for the year ended December 31, 2005 of Parent;

7) the Board of Directors Report on the State of Company Affairs for the first three months of 2006 of Parent;

8) other financial information concerning the businesses and operations of Target and Parent furnished to us by Target and Parent for purposes of our analysis.

We have also held discussions with senior management of Target regarding the past and current business operations, regulatory relations, financial condition and future prospects of Target and such other matters as we have deemed relevant to our inquiry. In addition, we have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of Target and Parent; (ii) the assets and liabilities of Target and Parent; (iii) the nature and terms of certain other merger transactions involving insurance and insurance holding companies; and (iv) such other studies and analyses as we considered appropriate. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the insurance industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of Target as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgment of management and that such forecasts and projections will be realized in the amounts and in the time periods currently estimated by management. We are not experts in the independent verification of the adequacy of reserves for loss and loss adjustment expenses and we have assumed, with your consent, that the aggregate reserves for loss and loss adjustment expenses for Target are adequate to cover such losses. In rendering our opinion, we have not made or obtained any evaluations or appraisals of the property of Target or Acquiror, nor have we examined any individual underwriting files of Target.

Finally, we have assumed, with your consent, that the Merger will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any material term, condition or agreement that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition will be imposed that would have a material adverse effect on Acquiror or Target. We further have assumed that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. Our opinion does not address the relative merits of the Merger as compared to any alternative transactions that might exist for Target or the effect of any other transaction in which it might engage.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration in the Merger is fair, from a financial point of view, to holders of the Common Stock.

Very truly yours,

/s/ Keefe, Bruyette & Woods, Inc.

Keefe, Bruyette & Woods, Inc.

C-2

Annex D

DELAWARE GENERAL CORPORATION LAW

§ 262: Appraisal Rights

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to § § 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

REVOCABLE PROXY

REPUBLIC COMPANIES GROUP, INC.

Proxy Solicited on Behalf of the Board of Directors of

Republic Companies Group, Inc. for the Special Meeting to be held on December 4, 2006

The undersigned hereby constitutes and appoints each of Scott L. Bok, Parker W. Rush and Michael E. Ditto, his or her true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the common stock of Republic Companies Group, Inc. held of record by the undersigned on the record date at the special meeting of stockholders of Republic Companies Group, Inc. to be held at The Alex Hotel, 205 East 45th Street, New York, New York 10017, on December 4, 2006, at 9:00 a.m., local time, and at any adjournment or postponement thereof on all matters coming before said meeting.

You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation, which is FOR Proposal 1. The proxies cannot vote your shares unless you sign and return this card or vote by telephone or over the Internet. Any Proxy may be revoked in writing at any time prior to the voting thereof.

Any Proxy, when properly granted, will be voted in the manner directed and will authorize the proxies to take any action in their discretion upon other matters that may properly come before the meeting. If no direction is made, your Proxy will be voted in accordance with the recommendations of the Board of Directors. Proxies are authorized to vote upon matters incident to the conduct of the meeting such as approval of one or more adjournments of the meeting for the purpose of obtaining additional stockholder votes.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

Address Change/Comments (Mark the corresponding box on the reverse side)

----------------------------------------------------------------------------------------------------------------------------------------

Ù DETACH HERE FROM PROXY VOTING CARD Ù

YOUR VOTE IS IMPORTANT!

PLEASE VOTE

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 1.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PROPOSAL 1. To adopt the Agreement and Plan of Merger, dated as of August 4, 2006, by and among Arrow Capital US Inc. (“Arrow”), Arrow Subsidiary Corporation, a direct wholly-owned subsidiary of Arrow, Delek Group Ltd. and Republic Companies Group, Inc., as more fully described in the Proxy Statement relating thereto.	FOR ☐	AGAINST ☐	ABSTAIN ☐

If you plan to attend the special meeting, please mark the WILL ATTEND box	WILL ATTEND ☐

Signature _________________

Signature _________________

Date _________________

Please sign this Proxy exactly as your name appears on this card. Joint owners should each sign personally. If you are signing as a representative of the named stockholder (e.g., as a trustee, corporate officer or other agent on behalf of a trust, corporation or other entity) you should indicate your title or the capacity in which you sign.

Ù DETACH HERE FROM PROXY VOTING CARD Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the special meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/rutx		Telephone 1-866-540-5760

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.